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The information contained in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-119762

         Subject to Completion
Preliminary Prospectus Supplement Dated October 28, 2005

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 28, 2005)

$                             Energy Recovery Bonds, Series 2005-2
PG&E Energy Recovery Funding LLC, issuer
Pacific Gas and Electric Company, seller and servicer

The following securities are being offered in this prospectus supplement*:

Class	Initial Principal Amount	Interest Rate	Price	Underwriting Discounts and Commissions	Net Proceeds to Issuer	Scheduled Maturity Date	Final Legal Maturity Date
A-1	$	%	%	%	%
A-2	$	%	%	%	%
A-3	$	%	%	%	%	December 25, 2012	December 25, 2014

* These securities will be referred to as the series 2005-2 bonds in this prospectus supplement.

Interest and principal on the series 2005-2 bonds will be payable quarterly, on the 25th day of March, June, September and December, or the first business day after these dates, beginning June 26, 2006.

Consider carefully the risk factors beginning on page 18 of the accompanying prospectus before investing in the series 2005-2 bonds.

The series 2005-2 bonds will be issued by PG&E Energy Recovery Funding LLC, a Delaware limited liability company wholly-owned by Pacific Gas and Electric Company, or PG&E, and will be secured only by certain collateral described under "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in the accompanying prospectus. That collateral consists primarily of recovery property, including rights in a dedicated rate component charge to be collected from electricity consumers within the geographical area where PG&E provided electricity distribution service as of December 19, 2003, subject to certain limited exemptions, in amounts designed to be sufficient to make payments on the series 2005-2 bonds. Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of principal of, or interest on, the series 2005-2 bonds.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

There currently is no secondary market for the series 2005-2 bonds, and there is no assurance that one will develop.

The series 2005-2 bonds are offered by the underwriters when, as and if issued by PG&E Energy Recovery Funding LLC and accepted by the underwriters and subject to the underwriters' right to reject orders in whole or in part. The underwriters expect to deliver the series 2005-2 bonds in book-entry form through the facilities of The Depository Trust Company, New York, New York on or about November      , 2005.

This prospectus supplement does not contain complete information about the offering of the series 2005-2 bonds. Additional information is contained in the accompanying prospectus. Prospective investors are urged to read both this prospectus supplement and the accompanying prospectus in full. Sales of the series 2005-2 bonds may not be consummated unless the purchaser has received both this prospectus supplement and the accompanying prospectus.

Morgan Stanley
Barclays Capital
Citigroup
ABN AMRO Incorporated
BNP Paribas
M.R. Beal & Company
Scotia Capital (USA) Inc.

The date of this prospectus supplement is                           , 2005.

Prospectus Supplement

Prospectus

i

Financing Order	34
Method of Calculation of Initial DRC Charges	36
True-Up Adjustments	36
Exemptions from DRC Charges and Caps on DRC Charges	38
THE SERVICER OF THE RECOVERY PROPERTY	41
PG&E	41
PG&E Customer Base and Electricity Consumption	41
How PG&E Forecasts the Number of Customers and the Amount of Electricity Usage	43
Credit Policy	44
PG&E's Billing Process	45
PG&E's Collection Process	45
Restoration of Service	46
Loss and Delinquency Experience	46
Delinquencies	47
Billings by and Collections from Alternate Energy Service Providers	47
PG&E ENERGY RECOVERY FUNDING LLC	49
General	49
Our Purpose	49
Our Interaction with PG&E	50
Our Management	50
Directors and Officer's Business Experience	50
Directors' Compensation and Limitation on Liabilities	51
We Intend to Be a Separate Legal Entity	51
THE SALE AGREEMENTS	52
Sale and Assignment of Recovery Property	52
Conditions to the Sale of Recovery Property	52
Seller's Representations and Warranties	53
Covenants of the Seller	57
Seller's Obligation to Indemnify Us and the Indenture Trustee	59
Amendment	60
Assumptions of the Obligations of the Seller	60
THE SERVICING AGREEMENTS	61
Servicing Procedures	61
Servicing Standards and Covenants	61
DRC Charge True-Up Adjustment Process	62
Remittances to Collection Accounts	63
Servicing Compensation	64
Servicer's Representations and Warranties	64
Servicer Will Indemnify Us and Other Related Entities	65
Servicer Statements and Reports	66
Servicer to Provide Compliance Reports Concerning the Servicing Agreements	66
Matters Regarding the Servicer	66
Servicer Defaults	67
Rights When the Servicer Defaults	68
Waivers of Past Defaults	69
Successor Servicer	69
Amendment	69
THE ENERGY RECOVERY BONDS	70
General Terms of the Energy Recovery Bonds	70
Interest and Principal on the Energy Recovery Bonds	71
Payments on the Energy Recovery Bonds	72
Floating Rate Energy Recovery Bonds	73
Registration and Transfer of the Energy Recovery Bonds	73
Book-Entry Registration	74
Definitive Energy Recovery Bonds	76
Redemption of the Energy Recovery Bonds	77
Purchase in Lieu of Redemption	77
Security for Payment of the Energy Recovery Bonds	78
Release and Substitution of Collateral	78
Collection Account for Each Series of Energy Recovery Bonds	79
How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated	82
State Pledge	84
Access Rights of Holders	84
Reports to Holders of the Energy Recovery Bonds	84
Supplemental Indentures	85
Covenants of PG&E Energy Recovery Funding LLC	86
What Constitutes an Event of Default on the Energy Recovery Bonds	89
Annual Compliance Statement	94
Satisfaction and Discharge of the Indenture	94
Our Legal Defeasance and Covenant Defeasance Options	94

ii

Indenture Trustee	95
RATINGS FOR THE ENERGY RECOVERY BONDS	96
HOW WE AND THE SELLER WILL USE THE PROCEEDS OF THE ENERGY RECOVERY BONDS	96
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS	97
General	97
Effect of the Servicer's Receipt of DRC Charges on the Timing of Energy Recovery Bond Payments	97
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	97
Treatment of the Energy Recovery Bonds	98
Treatment of PG&E Energy Recovery Funding LLC	98
Interest and Original Issue Discount	99
Market Discount	101
Premium	102
Losses	102
Sales of Energy Recovery Bonds	103
Backup Withholding	103
Tax Treatment of Foreign Investors	104
STATE AND OTHER TAX CONSEQUENCES	104
ERISA CONSIDERATIONS	105
Plan Asset Issues	105
Prohibited Transactions	105
Additional Prohibited Transaction Issues	106
Importance of Obtaining Professional Advice	106
PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS	106
VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS	107
ABOUT THIS PROSPECTUS	107
WHERE YOU CAN FIND MORE INFORMATION	108

        This prospectus supplement and the accompanying prospectus provide information about the issuer of the energy recovery bonds and Pacific Gas and Electric Company, or PG&E, and the terms and conditions that apply to the energy recovery bonds. The specific terms of this series of energy recovery bonds, the series 2005-2 bonds, are contained in this prospectus supplement. The terms that apply to all series of energy recovery bonds appear in the accompanying prospectus which follows this prospectus supplement. You should read this prospectus supplement in conjunction with the accompanying prospectus in full before making your investment decision. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell the energy recovery bonds in any jurisdiction where the offer or sale is not permitted.

iii

SUMMARY OF TERMS—PROSPECTUS SUPPLEMENT

        The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights some information from this prospectus supplement and the accompanying prospectus, but it may not contain all the information that may be important to you in deciding whether to purchase the series 2005-2 bonds offered by this prospectus supplement and the accompanying prospectus. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference into the accompanying prospectus carefully before purchasing any series 2005-2 bonds.

        References in this prospectus supplement to the terms "we," "us," "our" or "the issuer" mean PG&E Energy Recovery Funding LLC. References to the "sale agreement" in this prospectus supplement refer only to the sale agreement relating to the series 2005-2 bonds being offered hereby. References to the "servicing agreement" in this prospectus supplement refer to the servicing agreement that we previously entered into with the servicer in connection with approximately $1.89 billion principal amount of our Energy Recovery Bonds, Series 2005-1, or series 2005-1 bonds, and that will be amended to include the servicing of the recovery property for the series 2005-2 bonds. References to the "servicer" in this prospectus supplement refer to PG&E and any successor servicer under the servicing agreement. References to the "seller" in this prospectus supplement refer to PG&E as seller under the sale agreement.

Issuer of the Series 2005-2 Bonds:
PG&E Energy Recovery Funding LLC is a Delaware limited liability company, wholly owned by PG&E. We were formed solely for the purpose of purchasing and owning recovery property, issuing one or more series of energy recovery bonds, including the series 2005-1 and series 2005-2 bonds, and pledging our interest in recovery property for a series of energy recovery bonds and certain other property to the indenture trustee for that series in order to secure that series of energy recovery bonds.
Issuer's Address:	245 Market Street, Room 424, San Francisco, California 94105
Issuer's Telephone Number:	(415) 973-6252
Seller of the Recovery Property:
PG&E, a public utility operating in northern and central California, is engaged primarily in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission and natural gas transportation and storage. At June 30, 2005, PG&E served approximately 5.0 million electricity distribution customers. PG&E is a subsidiary of PG&E Corporation, an energy-based holding company.

Servicer of the Recovery Property:
PG&E, acting as the initial servicer, and any successor or assignee servicer, will service the recovery property securing the series 2005-2 bonds under a servicing agreement with us. PG&E, as servicer of the recovery property, will collect the series 2005-2 DRC charge payments on our behalf and remit the series 2005-2 DRC charge payments to the indenture trustee.
Indenture Trustee:	Deutsche Bank National Trust Company, a national banking association.
Closing Date:	On or about November , 2005
Series 2005-2 DRC Charge:
As more fully described under "THE RECOVERY PROPERTY" in the accompanying prospectus, a nonbypassable dedicated rate component charge per kilowatt hour will be imposed on all electricity consumed in the geographical area where PG&E provided electricity distribution service as of December 19, 2003, subject to certain limited exemptions. In this prospectus supplement, we refer to the geographical area where PG&E provided electricity distribution service as of December 19, 2003 as "PG&E's service territory" and we refer to this dedicated rate component charge imposed with respect to the series 2005-2 bonds as the "series 2005-2 DRC charge." The series 2005-2 DRC charge is separate from the dedicated rate component charge imposed with respect to the series 2005-1 bonds. See "OUTSTANDING ENERGY RECOVERY BONDS" in this prospectus supplement.

Based on the expected amortization schedule for the series 2005-2 bonds set forth in this prospectus supplement and the assumptions related to the expected amortization schedule, the initial series 2005-2 DRC charge will be cents per kilowatt-hour. PG&E anticipates that the series 2005-2 DRC charge generally will be a uniform charge per kilowatt hour of electricity consumed. However, because current law and CPUC decisions place a cap on the total amount of electricity charges or surcharges that certain categories of electricity consumers may be required to pay, consumers in these categories may pay a lesser amount of series 2005-2 DRC charges or no series 2005-2 DRC charges under certain circumstances. In this event, the remaining consumers will be required to pay a higher series 2005-2 DRC charge to assure the sufficiency of revenues to pay the series 2005-2 bonds and related obligations. See "THE RECOVERY PROPERTY—Exemptions from DRC Charges and Caps on DRC Charges" in the accompanying prospectus and "THE RECOVERY PROPERTY FOR THE SERIES 2005-2 BONDS" in this prospectus supplement.

Adjustments to Series 2005-2 DRC Charge:
In order to enhance the likelihood that actual Series 2005-2 DRC charge collections are neither more nor less than the amount necessary to pay interest and principal on the series 2005-2 bonds in accordance with the expected amortization schedule, pay all related fees, expenses and indemnities, fund the overcollateralization subaccount as scheduled and replenish the capital subaccount as necessary, the servicing agreement requires the servicer to seek annual (and in some circumstances quarterly) true-up adjustments to the series 2005-2 DRC charge. The servicer may seek other periodic true-up adjustments to the series 2005-2 DRC charge. The true-up adjustments to the series 2005-2 DRC charge will continue until all interest and principal on the series 2005-2 bonds and related costs have been paid or provided for in full. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus and "THE RECOVERY PROPERTY FOR THE SERIES 2005-2 BONDS" in this prospectus supplement.
Payment Dates:
Each March 25, June 25, September 25 and December 25 (or if any such date is not a business day, the next succeeding business day), commencing June 26, 2006. Interest will accrue, in respect of each payment date, from and including the 25th day of the month in which the prior payment date occurs (or in the case of the first payment date in June 2006, the closing date) through but excluding the 25th day of the month in which the current payment date occurs.
Record Date:
With respect to any payment date, the business day preceding that payment date, if the series 2005-2 bonds are in book-entry form or, if definitive bonds are issued, the last day of the preceding calendar month.
Optional Redemption:
We may redeem the series 2005-2 bonds in whole, at our option, without premium or penalty, only after the latest scheduled maturity date for all classes of the series 2005-2 bonds and only if the outstanding principal balance of the series 2005-2 bonds on or before the redemption date is less than or equal to 5% of the initial principal amount of the series 2005-2 bonds. The redemption price for the series 2005-2 bonds will be the outstanding principal amount of the series 2005-2 bonds to be redeemed, plus accrued and unpaid interest on the series 2005-2 bonds to be redeemed to the redemption date. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent.

Minimum Denominations:	$100,000 and in integral multiples of $1,000 in excess thereof, except for one bond of each class that may be of a smaller denomination.
Book-Entry:
The series 2005-2 bonds will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC, and available only in the form of book-entries on the records of DTC, its participants and its indirect participants. For a more complete discussion of the book-entry bonds, see "THE ENERGY RECOVERY BONDS—Book-Entry Registration" in the accompanying prospectus.
No Additional Bonds:
We issued approximately $1.89 billion principal amount of series 2005-1 bonds on February 10, 2005 as authorized by the November 19, 2004 financing order of the California Public Utilities Commission, or the financing order. The series 2005-1 bonds are payable from collections under a dedicated rate component charge which is separate from the series 2005-2 DRC charge. The series 2005-2 bonds are the only additional energy recovery bonds that we are authorized to issue under the terms of the financing order.
Risk Factors:	Consider carefully the risk factors beginning on page 18 of the accompanying prospectus before you invest in the series 2005-2 bonds.
Ratings:
It is a condition of any underwriter's obligation to purchase the series 2005-2 bonds that each class of series 2005-2 bonds be rated "Aaa" by Moody's Investors Service, Inc., or Moody's, "AAA" by Standard and Poor's, a Division of The McGraw-Hill Companies, Inc., or S&P, and "AAA" by Fitch, Inc., or Fitch.
Tax Status:	See "TAX MATTERS" in this prospectus supplement.

ERISA Considerations:
Pension plans and other investors subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986, or the Code, may acquire the series 2005-2 bonds subject to specified conditions. The acquisition and holding of the series 2005-2 bonds could be treated as indirect prohibited transactions under ERISA and/or Section 4975 of the Code. Accordingly, by purchasing the series 2005-2 bonds, each investor purchasing on behalf of a pension plan, or other investor subject to Title I of ERISA and/or Section 4975 of the Code, will be deemed to certify that the purchase and subsequent holding of the series 2005-2 bonds would be exempt from the prohibited transaction rules of ERISA and/or Section 4975 of the Code. For further information regarding the application of ERISA and/or the prohibited transaction provisions of the Code, see "ERISA CONSIDERATIONS" in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain various forward-looking statements. These forward-looking statements can be identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "will," "should," "could," "goal," "potential" and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and actual results could differ materially from projected results. These risks and uncertainties include, among other things:

  •
  prevailing governmental policies and legislative or regulatory actions generally, including those of the California legislature, the U.S. Congress, the California Public Utilities Commission, or the CPUC, California local publicly owned utilities and the Federal Energy Regulatory Commission;

  •
  the accuracy of the servicer's estimates of industrial, commercial and residential growth in PG&E's service territory, including related estimates of conservation and electricity usage efficiency;

  •
  the accuracy of the servicer's estimates of the payment patterns of electricity consumers, including the rate of delinquencies and any collections curves;

  •
  the operating performance of PG&E's facilities;

  •
  weather, storms, earthquakes, fires, floods, other natural disasters, explosions, accidents, mechanical breakdowns and other events or hazards that affect demand and electricity usage, result in power outages, reduce generating output, or cause damage to PG&E's assets or operations or those of third parties on which PG&E relies;

  •
  unanticipated population growth or decline, changes in market demand, demographic patterns or general economic and financial market conditions that affect demand and electricity usage;

  •
  the ability of alternate energy service providers that provide consolidated billing and sell electricity to electricity consumers in PG&E's service territory to pay dedicated rate component charges; and

  •
  acts of terrorism.

        For additional factors that could affect the validity of our forward-looking statements, you should read the section of the accompanying prospectus titled "RISK FACTORS." You should read this prospectus supplement and the accompanying prospectus, the documents that we have filed as exhibits to the registration statement of which the accompanying prospectus is a part and the documents that we refer to under the section of the accompanying prospectus titled "WHERE YOU CAN FIND MORE INFORMATION" completely and with the understanding that our actual future results could be materially different from what we currently expect. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements in this prospectus supplement speak only as of the date of this prospectus supplement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE SERIES 2005-2 BONDS

General

        We will issue the series 2005-2 bonds under, and their payment will be secured pursuant to, an indenture to be entered into between us and Deutsche Bank National Trust Company, as trustee, or the indenture trustee, as that indenture may be amended or supplemented from time to time. We will issue the series 2005-2 bonds as global bonds in book-entry form in minimum denominations of $100,000 and in integral multiples of $1,000 in excess of $100,000, except for one bond of each class that may be of a smaller denomination. The series 2005-2 bonds will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York, New York, as the initial clearing agency for the series 2005-2 bonds. So long as the series 2005-2 bonds are global bonds, we and the indenture trustee will be entitled to treat the person in whose names the series 2005-2 bonds are registered on the books of the bond registrar as the holder of the series 2005-2 bonds for all purposes of the indenture.

        The series 2005-2 bonds will consist of three classes, bearing the interest rates, in the initial principal amounts and having the scheduled maturity dates and final legal maturity dates listed below:

TABLE 1

Class	Interest Rate	Initial Principal Amount	Scheduled Maturity Date	Final Legal Maturity Date
A-1%		$
A-2%		$
A-3%		$	December 25, 2012	December 25, 2014

        The scheduled maturity date for a class of series 2005-2 bonds is the date by which we expect all principal of that class to be paid in full. The final legal maturity date for a class of series 2005-2 bonds is the date by which all principal of that class is required to be paid. The failure to pay the entire principal of any class of series 2005-2 bonds by the scheduled maturity date for that class will not constitute a default or an event of default for the series 2005-2 bonds under the indenture. However, the failure to pay the entire principal of any class of series 2005-2 bonds by the final legal maturity date for that class will be an event of default under the indenture.

        In the event of an acceleration of the principal of the series 2005-2 bonds, the indenture trustee will distribute available principal amounts among the various classes of the series 2005-2 bonds pro rata in accordance with the amount of principal then due on each such class.

Interest Payments

        Interest on each class of the series 2005-2 bonds will accrue at the respective interest rates indicated above in Table 1 on this page and will be calculated on the basis of a 360-day year of twelve 30-day months. For each class of the series 2005-2 bonds, interest is payable on a quarterly basis on each payment date, commencing in June 2006, to record holders of the series 2005-2 bonds. If any payment date is not a business day, interest payments will be made on the next succeeding business day with the same effect as if made on the payment date. "Business day" means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in San Francisco, California, or New York, New York, or the city in which the principal corporate trust office of the indenture trustee is located, or the city in which the clearing agency with respect to the series 2005-2 bonds is located are authorized or obligated by law, regulation or executive order to remain closed.

        Interest means, for the first payment date for each class of series 2005-2 bonds, an amount equal to the amount of interest accrued at the interest rate applicable to that class from and including November     , 2005 to but not including the first payment date. For any subsequent payment date for each class of series 2005-2 bonds, interest means, the sum, without duplication, of:

  •
  the amount of interest accrued at the interest rate applicable to that class from and including the 25th day of the month in which the prior payment date occurs to but excluding the 25th day of the month in which the current payment date with respect to the series 2005-2 bonds of that class occurs; plus

  •
  any unpaid interest due on any prior payment date.

        On each payment date, holders of each class of series 2005-2 bonds will be entitled to receive payments of interest on a pro rata basis among all classes. We will pay interest on the series 2005-2 bonds before we pay principal on the series 2005-2 bonds. The record date with respect to interest and principal payable on any payment date for any series 2005-2 bonds held in book-entry form will be the close of business on the business day immediately preceding the payment date. The record date with respect to interest and principal payable on any payment date, other than the final payment date, for any series 2005-2 bonds not held in book-entry form will be the close of business on the last day of the preceding calendar month. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the indenture trustee on the applicable record date, except that with respect to series 2005-2 bonds registered on the record date in the name of DTC or its nominee, payments will be made by wire transfer in immediately available funds to the account designated by DTC or its nominee. If the series 2005-2 bonds are not held in book-entry form, the final payment for any series 2005-2 bonds will be made only upon presentation and surrender of those series 2005-2 bonds. See "THE ENERGY RECOVERY BONDS—Payments on the Energy Recovery Bonds" in the accompanying prospectus.

        The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in collections of the series 2005-2 DRC charge received) will result in an event of default for the series 2005-2 bonds, unless such failure is cured within five business days. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" in the accompanying prospectus. In the event of an acceleration of the principal amount of the series 2005-2 bonds, the indenture trustee will distribute available amounts among the various classes of the series 2005-2 bonds to pay interest with respect to those classes on a pro rata basis in accordance with the amount of interest then accrued on each such class until all accrued interest on the series 2005-2 bonds has been paid in full.

Principal Payments

        To the extent funds are available after payment of certain of our fees and expenses and after payment of interest to all classes, except as provided below, on each payment date we will make principal payments, if any, to holders of each class of series 2005-2 bonds in a sequential manner, as follows:

  •
  first, to the holders of the series 2005-2 bonds, class A-1, until the principal balance of that class has been reduced to zero;

  •
  second, to the holders of the series 2005-2 bonds, class A-2, until the principal balance of that class has been reduced to zero; and

  •
  third, to the holders of the series 2005-2 bonds, class A-3, until the principal balance of that class has been reduced to zero.

If any payment date is not a business day, principal payments will be made on the next succeeding business day with the same effect as if made on the payment date.

We will not, however, pay principal of any class of series 2005-2 bonds on a payment date if making the payment would reduce the principal balance of a class to an amount lower than the balance specified in the expected amortization schedule for that class on that payment date, except in the case of an acceleration of the series 2005-2 bonds following an event of default. If an event of default under the indenture has occurred and is continuing with respect to the series 2005-2 bonds, the indenture trustee or the holders of not less than a majority in principal amount of the series 2005-2 bonds then outstanding may declare the principal amount of the series 2005-2 bonds then outstanding to be due and payable, in which event the indenture trustee will distribute available principal amounts to pay principal of all classes of the series 2005-2 bonds on a pro rata basis in accordance with the outstanding principal balances of the respective classes and not according to the priority described above.

        Expected Amortization Schedule for the Series 2005-2 Bonds.    Table 2 below sets forth the expected amortization schedule for the series 2005-2 bonds. Table 2 shows the principal balance that is scheduled to remain outstanding on each payment date for each class of the series 2005-2 bonds after giving effect to the payments to be made on that date.

TABLE 2

Expected Amortization Schedule

Outstanding Class Principal Balance

Payment Date	Class A-1 Balance($)	Class A-2 Balance($)	Class A-3 Balance($)
Closing Date
June 2006
September 2006
December 2006
March 2007
June 2007
September 2007
December 2007
March 2008
June 2008
September 2008
December 2008
March 2009
June 2009
September 2009
December 2009
March 2010
June 2010
September 2010
December 2010
March 2011
June 2011
September 2011
December 2011
March 2012
June 2012
September 2012
December 2012

        In establishing the initial series 2005-2 DRC charge at           cents per kilowatt-hour, which is the rate that is projected to result in collections sufficient to make payments in accordance with the expected amortization schedule, PG&E has assumed, among other things, the following:

  •
  the series 2005-2 bonds are issued on November     , 2005;

  •
  we make all payments on the series 2005-2 bonds on the 25th day of each March, June, September and December, commencing in June 2006;

  •
  our annualized servicing fees with respect to the series 2005-2 bonds equal $                  ;

  •
  there are no net earnings on amounts on deposit in the collection account for the series 2005-2 bonds;

  •
  our annualized operating expenses for the series 2005-2 bonds, including all amounts payable to the indenture trustee, amounts payable to our independent director, and all our other fees (not including servicing fees), costs and charges are equal to $            ;

  •
  electricity consumption is as forecasted by PG&E;

  •
  series 2005-2 DRC charge payments are collected and deposited in the general subaccount within the collection account for the series 2005-2 bonds in accordance with the financing order, the series 2005-2 DRC charge tariff and PG&E's forecasts;

  •
  net charge-offs are 0.20% of amounts billed in each billing cycle; and

  •
  a collection curve reflecting the delay between the billings and the actual receipt of cash that assumes approximately 40.77% of billed amounts will be received by the end of the month in which the billing occurs (which we refer to as the billing cycle), approximately 54.18% will be received by the end of the month after the billing cycle, approximately 3.48% will be received by the end of the month that is two months after the billing cycle, approximately 0.77% will be received by the end of the month that is three months after the billing cycle, approximately 0.28% will be received by the end of the month that is four months after the billing cycle, and approximately 0.33% will be received by the end of the month that is five months after the billing cycle.

        Series 2005-2 Bond Principal Payments May Be Made Later Than Scheduled.    There can be no assurance that the principal balance of any class of the series 2005-2 bonds will be reduced to the amounts indicated in Table 2 for each payment date. The actual principal payments on a class may be made on a payment date later than indicated in Table 2 (but not earlier, except in the case of an acceleration of the series 2005-2 bonds following an event of default). The series 2005-2 bonds will not be in default if principal is not paid as specified in Table 2. However, if any class of the series 2005-2 bonds is not paid in full at its final legal maturity date, such nonpayment will be an event of default under the Indenture. See "THE ENERGY RECOVERY BONDS—Interest and Principal on the Energy Recovery Bonds" in the accompanying prospectus.

Weighted Average Life Sensitivity Table

        Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security has been paid to the investor. The rate of principal payments on each class of series 2005-2 bonds, the aggregate amount of each interest payment on each class of series 2005-2 bonds and the actual final payment date of each class of series 2005-2 bonds will be dependent on the rate and timing of the servicer's receipt of series 2005-2 DRC charge collections. See "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS" in the accompanying prospectus. The following table analyzes the sensitivity of the weighted average lives of the classes of the series 2005-2 bonds to electricity consumption levels below forecasted levels.

TABLE 3

Weighted Average Life Sensitivity

		WAL (yrs) Assuming Uniform Annual Decline from Forecasted Electricity Consumption
	Expected Weighted Avg. Life ("WAL") (yrs)
		-5%		-15%
Class
		WAL	Change	WAL	Change
A-1
A-2
A-3

        For the purposes of preparing Table 3, in addition to those assumptions beginning on page S-9, we have assumed, among other things, that:

  •
  the forecast error stays constant over the life of the series 2005-2 bonds and is equal to 5% or 15% below the initial forecasted energy consumption each year as stated in Table 3 above;

  •
  based on its updated forecasts, the servicer will true-up the series 2005-2 DRC charge so as to ensure the billing of series 2005-2 DRC charges necessary to generate the collection of amounts expected to be sufficient to (a) pay ongoing fees and expenses, (b) timely provide for all scheduled payments of principal and interest, (c) fund and/or replenish the capital and overcollateralization subaccounts to their required levels, and (d) return, if necessary, the reserve subaccount to a zero balance by a target payment date;

  •
  annual routine true-up adjustments take effect on January 1 of each year, commencing January 1, 2007;

  •
  quarterly routine true-up adjustments are implemented only after (i) the actual principal balance of the series 2005-2 bonds is 5% or more greater than the scheduled principal balance on the expected amortization schedule for the series 2005-2 bonds or (ii) the last scheduled maturity date of the series 2005-2 bonds;

  •
  no other routine true-up adjustments are made;

  •
  no non-routine true-up adjustments are made; and

  •
  no optional redemption is exercised.

        There can be no assurance that the weighted average lives of the various classes of the series 2005-2 bonds will be as shown in Table 3.

Optional Redemption of the Series 2005-2 Bonds

        We may redeem the series 2005-2 bonds, in whole, at our option, without premium or penalty, only after the latest scheduled maturity date for all classes of the series 2005-2 bonds, and only if the outstanding principal balance of the series 2005-2 bonds on or before the redemption date is less than or equal to 5% of the initial principal amount of the series 2005-2 bonds. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent. We cannot redeem the series 2005-2 bonds under any other circumstances.

        In the case of redemption, we will pay the outstanding principal amount of the series 2005-2 bonds to be redeemed, plus accrued and unpaid interest on the series 2005-2 bonds to be redeemed to the redemption date. The indenture trustee will give notice of the redemption to the holders of series 2005-2 bonds by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the redemption date.

Collection Account and Subaccounts

        The indenture trustee will establish a collection account for the series 2005-2 bonds. That collection account will be divided into the following subaccounts:

  •
  a general subaccount into which series 2005-2 DRC charge collections that have been remitted by the servicer to the indenture trustee during the applicable collection period will be deposited;

  •
  a reserve subaccount;

  •
  an overcollateralization subaccount; and

  •
  a capital subaccount.

        Withdrawals from and deposits to these subaccounts will be made as described under "THE SERIES 2005-2 BONDS—How Funds in the Collection Account Will Be Allocated" in this prospectus supplement.

Overcollateralization Subaccount and Required Overcollateralization Level

        We are entitled to collect amounts arising from the recovery property securing the series 2005-2 bonds in excess of the actual amounts necessary to pay interest on and principal of the series 2005-2 bonds and all fees and expenses of servicing and retiring the series 2005-2 bonds. The collection of these excess amounts is intended to enhance the likelihood that payments on the series 2005-2 bonds will be made on a timely basis. Some of these amounts will fund the required overcollateralization level for the series 2005-2 bonds. To the extent of available funds, the indenture trustee will deposit a portion of the series 2005-2 DRC charge collections remitted to it by the servicer into the overcollateralization subaccount for the series 2005-2 bonds over the expected life of the series 2005-2 bonds on each payment date up to an amount which we refer to as the "required overcollateralization level." The required overcollateralization level for each payment date is listed in Table 4 below. The aggregate overcollateralization level for the series 2005-2 bonds is 0.50% of the initial principal amount of the series 2005-2 bonds.

TABLE 4

Payment Date	Required Overcollateralization Level
Closing Date	$
June 2006
September 2006
December 2006
March 2007
June 2007
September 2007
December 2007
March 2008
June 2008
September 2008
December 2008
March 2009
June 2009
September 2009
December 2009
March 2010
June 2010
September 2010
December 2010
March 2011
June 2011
September 2011
December 2011
March 2012
June 2012
September 2012
December 2012

        If amounts available in the general subaccount and the reserve subaccount within the collection account for the series 2005-2 bonds are not sufficient on any payment date to make scheduled payments to the holders of series 2005-2 bonds and to pay the amounts described in clauses (1) through (8) in "THE SERIES 2005-2 BONDS—How Funds in the Collection Account Will Be Allocated" below in this prospectus supplement, the indenture trustee will draw on any amounts in the overcollateralization subaccount for the series 2005-2 bonds to make those payments. If the indenture trustee uses funds withdrawn from the overcollateralization subaccount to make those payments, subsequent true-up adjustments to the series 2005-2 DRC charge will take into account those withdrawals and on subsequent payment dates, the indenture trustee will replenish the overcollateralization subaccount to the extent series 2005-2 DRC charge collections exceed amounts required to pay amounts having a higher priority of payment. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus.

Other Credit Enhancement

        The Capital Subaccount.    Upon the issuance of the series 2005-2 bonds, PG&E will deposit in the capital subaccount for the series 2005-2 bonds as a capital contribution to us, 0.50% of the initial principal amount of the series 2005-2 bonds. If amounts available in the general subaccount, the reserve subaccount and the overcollateralization subaccount within the collection account for the series 2005-2 bonds are not sufficient on any payment date to make scheduled payments to the holders of series 2005-2 bonds and to pay the amounts described in clauses (1) through (8) in "How Funds in the Collection Account Will Be Allocated" below in this prospectus supplement, the indenture trustee will draw on any amounts in the capital subaccount for the series 2005-2 bonds to make those payments. If the indenture trustee uses funds withdrawn from the capital subaccount for the series 2005-2 bonds to pay those amounts, subsequent true-up adjustments to the series 2005-2 DRC charge will take into account those withdrawals, and on subsequent payment dates the indenture trustee will replenish the capital subaccount for the series 2005-2 bonds to the extent series 2005-2 DRC charge collections exceed amounts required to pay amounts having a higher priority of payment. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus. The amount deposited by PG&E in the capital subaccount for the series 2005-2 bonds has been set at a level sufficient to obtain the ratings on the series 2005-2 bonds that are described below under "RATINGS FOR THE SERIES 2005-2 BONDS" in this prospectus supplement.

        The Reserve Subaccount.    On each payment date, the indenture trustee will allocate to the reserve subaccount for the series 2005-2 bonds any amounts remitted to the collection account for the series 2005-2 bonds exceeding amounts necessary to:

  •
  pay fees and expenses, including any indemnity payments, related to the servicing and retirement of the series 2005-2 bonds;

  •
  pay interest on and scheduled principal of the series 2005-2 bonds;

  •
  replenish the capital subaccount for the series 2005-2 bonds to the required capital level;

  •
  fund the overcollateralization subaccount for the series 2005-2 bonds to the required overcollateralization level; and

  •
  pay amounts released to us equal to the lesser of the positive balance remaining after all required allocations are made and the investment earnings on amounts in the capital subaccount.

        The indenture trustee will apply amounts in the reserve subaccount for the series 2005-2 bonds, as described in "—How Funds in the Collection Account Will Be Allocated" below in this prospectus supplement.

How Funds in the Collection Account Will Be Allocated

        On each payment date, the indenture trustee will apply, first, all amounts on deposit in the general subaccount and, second, all amounts on deposit in the reserve subaccount (both within the collection account for the series 2005-2 bonds), to the extent funds are available therein, to pay or allocate the following amounts, in accordance with a servicer's certificate, in the following priority:

  (1)
  the indenture trustee will pay amounts owed by us to the indenture trustee up to $200,000 in each calendar year, to the extent such amounts are not paid from collections in connection with the series 2005-1 bonds;

  (2)
  the indenture trustee will pay amounts owed by us to our independent directors up to $5,000 in each calendar year, to the extent such amounts are not paid from collections in connection with the series 2005-1 bonds;

  (3)
  the indenture trustee will pay the servicing fee with respect to the series 2005-2 bonds and all unpaid servicing fees from any prior payment dates;

  (4)
  so long as no event of default has occurred and is continuing with respect to the series 2005-2 bonds or would result from their payment, the indenture trustee will pay all of our other fees,

    costs and expenses, and indemnity amounts payable to the indenture trustee, to the persons entitled thereto on a pro rata basis (or if we have previously paid any of these amounts, reimbursement to us of such amounts), to the extent such amounts are not paid from collections in connection with the series 2005-1 bonds; provided that the amount paid in any calendar year may not exceed $400,000 (inclusive of the amounts paid in clauses (1) and (2) above);

  (5)
  the indenture trustee will pay any overdue interest on the series 2005-2 bonds and then currently due interest on series 2005-2 bonds on a pro rata basis;

  (6)
  the indenture trustee will pay principal of the series 2005-2 bonds due as a result of an event of default and an acceleration of principal of the series 2005-2 bonds on a pro rata basis;

  (7)
  the indenture trustee will pay the principal of a class of series 2005-2 bonds on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;

  (8)
  the indenture trustee will pay the principal of a class of series 2005-2 bonds then scheduled to be paid according to its expected amortization schedule, including any unpaid principal from prior payment dates, but only if all of the series 2005-2 bonds of a class whose principal is scheduled to amortize earlier than that class have been paid in full;

  (9)
  the indenture trustee will replenish any shortfalls in the capital subaccount for the series 2005-2 bonds;

  (10)
  the indenture trustee will allocate or replenish the required amount to the overcollateralization subaccount for the series 2005-2 bonds;

  (11)
  the indenture trustee will pay all of our other fees, costs and expenses, and indemnity amounts payable to the indenture trustee, not paid under clauses (1), (2) and (4) above (or if we have previously paid any of these amounts, reimbursement to us of such amounts) on a pro rata basis;

  (12)
  if there is a positive balance after making the foregoing payments or allocations, the indenture trustee will release to us an amount equal to the lesser of such balance and the net investment earnings on amounts in the capital subaccount for the series 2005-2 bonds, free and clear of the lien of the indenture; and

  (13)
  the indenture trustee will allocate the balance, if any, to the reserve subaccount for the series 2005-2 bonds for use on subsequent payment dates.

        If on any payment date funds on deposit in the general subaccount and reserve subaccount for the series 2005-2 bonds are insufficient to make the payments contemplated by clauses (1) through (8) above, the indenture trustee will first, draw from amounts on deposit in the overcollateralization subaccount for the series 2005-2 bonds, and second, draw from amounts on deposit in the capital subaccount for the series 2005-2 bonds, up to the amount of the shortfall, in order to make those payments in full.

        Following the payment in full of the outstanding series 2005-2 bonds, the indenture trustee will release the balance, if any, in the collection account (including all amounts in all subaccounts within the collection account) to us, free and clear of the lien of the indenture.

        "Pro rata basis" means, with respect to any class of the series 2005-2 bonds, a ratio, (a) in the case of clause (5) above, the numerator of which is the aggregate amount of interest payable with respect to that class on such payment date and the denominator of which is the sum of the aggregate amounts of interest payable with respect to all outstanding classes of the series 2005-2 bonds on such payment date; (b) in the case of clause (6) above, the numerator of which is the aggregate amount of principal to be paid or payable pursuant to such clause with respect to that class on such payment date and the denominator of which is the sum of the aggregate amounts of principal to be paid or payable pursuant to such clause with respect to all outstanding classes of the series 2005-2 bonds on such payment date, and (c) in the case of clauses (4) and (11) above, with respect to each person entitled to payment, the numerator of which is the amount payable to that person under the applicable clause on such payment date and the denominator of which is the sum of the aggregate amounts to be paid or payable to all persons under the applicable clause on such payment date.

THE RECOVERY PROPERTY FOR THE SERIES 2005-2 BONDS

        The financing order requires PG&E to file an issuance advice letter with the CPUC with respect to each series of energy recovery bonds. The issuance advice letter to be filed in connection with the series 2005-2 bonds will establish the recovery property for the series 2005-2 bonds, including rights in the series 2005-2 DRC charge, and will determine the initial series 2005-2 DRC charge. The series 2005-2 DRC charge will be a per kilowatt hour charge on all electricity consumed in PG&E's service territory, subject to certain limited exemptions. In general, the series 2005-2 DRC charge will be uniformly imposed on all electricity consumers. However, current law and CPUC decisions have established caps on the total amount of electricity charges or surcharges that may be billed to or imposed on certain electricity consumers. See "THE RECOVERY PROPERTY—Exemptions from series 2005-2 DRC Charges and Caps on DRC Charges" in the accompanying prospectus.

        The amount of the series 2005-2 DRC charge is based on the expected amortization schedule set forth in this prospectus supplement and the assumptions relating to the expected amortization schedule. In calculating the initial series 2005-2 DRC charge, the servicer will take into account (1) the fact that certain categories of consumers are exempt from paying series 2005-2 DRC charges and (2) the caps on charges or surcharges then in effect with respect to certain electricity consumers. See "THE RECOVERY PROPERTY—Exemptions from DRC Charges and Caps on DRC Charges" in the accompanying prospectus. The servicer, on our behalf, will collect the series 2005-2 DRC charge.

        The servicer is required to file true-up adjustment mechanism advice letters with the CPUC for a true-up adjustment of the series 2005-2 DRC charge at least annually to correct any undercollection or overcollection of the series 2005-2 DRC charge in the preceding 12 months, and to ensure the billing of the series 2005-2 DRC charge necessary to generate the collection of amounts sufficient to provide for the timely payment of all scheduled payments of principal and interest and all related fees, expenses and indemnities payable in connection with the series 2005-2 bonds, fund the overcollateralization subaccount as scheduled and replenish the capital subaccount as necessary. In addition, the servicer will file quarterly routine true-up adjustment letters if any series 2005-2 bonds have not been paid in full by the last scheduled maturity date of the series 2005-2 bonds or if the servicer determines that the actual principal balance of the series 2005-2 bonds will be 5% or more greater than the scheduled principal balance on the expected amortization schedule for the series 2005-2 bonds. The financing order also provides for the servicer to file other routine true-up adjustment mechanism advice letters in its discretion, as well as non-routine true-up adjustment mechanism advice letters. Such true-up adjustment advice letters may result in increases or decreases to the series 2005-2 DRC charge rate. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus.

        If any outstanding class of the series 2005-2 bonds is not paid in full at its final legal maturity date, the series 2005-2 DRC charge will continue to be imposed and collected until all series 2005-2 bonds and related costs are paid in full. See "THE RECOVERY PROPERTY—Financing Order" in the accompanying prospectus.

SERVICING

        The servicer will manage, service, administer and make collections in respect of the recovery property for the series 2005-2 bonds pursuant to the servicing agreement between the servicer and us. We previously entered into the servicing agreement with the servicer in connection with the series 2005-1 bonds, and the servicing agreement will be amended to include the servicing of the series 2005-2 bonds. For further discussion of the servicer's procedures and related matters, see "THE SERVICING AGREEMENTS" in the accompanying prospectus.

        So long as PG&E acts as servicer, the servicing fee for the series 2005-2 bonds in each year will equal 0.09% per annum of the initial principal balance of the series 2005-2 bonds. The servicing fee will be payable on each payment date in an amount equal to one-quarter of the annual servicing fee for the series 2005-2 bonds and will be paid prior to the distribution of any amounts in respect of interest on and principal of the series 2005-2 bonds. The servicer will be entitled to retain as additional compensation net investment income on series 2005-2 DRC charge collections received by the servicer prior to remittance of series 2005-2 DRC charge collections to the collection account for the series 2005-2 bonds and the late fees, if any, paid by electricity consumers, to the extent available. If a successor servicer is appointed, the servicing fee may be substantially higher.

OUTSTANDING ENERGY RECOVERY BONDS

        We issued approximately $1.89 billion principal amount of series 2005-1 bonds on February 10, 2005 as authorized by the financing order. The series 2005-1 bonds are payable from collections under a dedicated rate component charge which is separate from the series 2005-2 DRC charge. The series 2005-2 bonds are the only additional energy recovery bonds that we are authorized to issue under the terms of the financing order. We do not have any other series of bonds outstanding.

        On September 15, 2005, PG&E, in its capacity as servicer, filed a true-up advice letter with the CPUC. That advice letter increased the DRC charge with respect to the series 2005-1 bonds, or the series 2005-1 DRC charge, from 0.393 cents per kWh to 0.454 cents per kWh and revised PG&E's rate schedules accordingly in order to collect approximately $12.3 million in additional series 2005-1 DRC charge revenue in the three-month period beginning October 1, 2005. PG&E determined that an adjustment to the series 2005-1 DRC charge was necessary after shortfalls in required subaccount balances occurred because actual series 2005-1 DRC charge collections were less than previously forecasted. In addition, the monthly sales forecast for the remainder of 2005 was modified in order to avoid additional undercollections in the fourth quarter of 2005 with respect to the series 2005-1 bonds. The adjusted series 2005-1 DRC charge became effective on October 1, 2005.

INDENTURE TRUSTEE

        The initial trustee for the series 2005-2 bonds is Deutsche Bank National Trust Company, a national banking association. Deutsche Bank National Trust Company is also currently the trustee for the series 2005-1 bonds. The indenture trustee's annual fee in connection with the series 2005-2 bonds will be $2,500. Under the indenture, the indenture trustee is also entitled to reimbursement for all reasonable out-of-pocket expenses incurred or made by it in connection with the series 2005-2 bonds. We are also obligated to indemnify the indenture trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including attorneys' fees and expenses) incurred by it in connection with the administration of the trust under the indenture and the performance of its duties under the indenture, except for losses, liability or expense incurred by the indenture trustee through the indenture trustee's own willful misconduct, negligence or bad faith.

UNDERWRITING THE SERIES 2005-2 BONDS

General

        Subject to the terms and conditions set forth in the underwriting agreement with the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase, the principal amount of series 2005-2 bonds set forth opposite each underwriter's name below:

Principal Amount

Underwriter	Class A-1	Class A-2	Class A-3	Total
Morgan Stanley & Co. Incorporated	$	$	$	$
Barclays Capital Inc.
Citigroup Global Markets Inc.
ABN Amro Incorporated
BNP Paribas
M.R. Beal & Company
Scotia Capital (USA) Inc.

Total	$	$	$	$

        Under the terms and conditions of the underwriting agreement, the underwriters are committed, on a several but not joint basis, to take and to pay for all of the series 2005-2 bonds we offer hereby, if any of the series 2005-2 bonds are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased. However, if the aggregate amount of series 2005-2 bonds that the defaulting underwriter or underwriters agreed but failed to purchase exceeds 10% of the aggregate amount of series 2005-2 bonds, the non-defaulting underwriters have the right to purchase all, but will not be under any obligation to purchase any, of the series 2005-2 bonds. If such non-defaulting underwriters do not purchase all the series 2005-2 bonds, the underwriting agreement will terminate without liability to any non-defaulting underwriter, us or PG&E.

Underwriters' Sales Price for the Series 2005-2 Bonds

        The underwriters propose to offer the series 2005-2 bonds in part directly to retail purchasers at the initial public offering prices set forth on the cover page of this prospectus supplement, and in part to some securities dealers at the prices set forth on the cover page of the prospectus supplement less a concession not in excess of the percentage listed below for each class.

Class	Selling Concession	Reallowance Discount
A-1%			%
A-2%			%
A-3%			%

        After the series 2005-2 bonds are released for sale to the public, the underwriters may from time to time vary the offering price and other selling terms.

No Assurance as to Resale Price or Resale Liquidity for the Series 2005-2 Bonds

        The series 2005-2 bonds are a new issue of securities with no established trading market. The series 2005-2 bonds will not be listed on any securities exchange or the Nasdaq Stock Market. The underwriters have advised us that they intend to make a market in the series 2005-2 bonds but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a trading market will develop for the series 2005-2 bonds.

Various Types of Underwriter Transactions Which May Affect the Price of the Series 2005-2 Bonds

        The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the series 2005-2 bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the series 2005-2 bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the series 2005-2 bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the series 2005-2 bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the series 2005-2 bonds to be higher than they would otherwise be in the absence of these transactions. Neither we, the indenture trustee nor any of the underwriters represents that the underwriters will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

Other Underwriting Matters

        Certain of the underwriters and their affiliates engage in transactions with, and perform services for PG&E, PG&E Corporation and their respective subsidiaries and affiliates in the ordinary course of business, and have engaged and may engage in commercial banking and investment banking transactions with us, PG&E Corporation, its subsidiaries and its affiliates, including PG&E. In addition, each underwriter may from time to time take positions in the series 2005-2 bonds.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                  . Under the terms of the underwriting agreement, we have agreed to reimburse the underwriters for some expenses.

        We and PG&E have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities under the Securities Act of 1933. Furthermore, PG&E has agreed to indemnify the underwriters against certain liabilities arising out of any judicial decision relating to the pending appeal of PG&E's plan of reorganization that would result in a breach of any representation made by PG&E under the sale agreement.

RATINGS FOR THE SERIES 2005-2 BONDS

        It is a condition of any underwriter's obligation to purchase the series 2005-2 bonds that each class of the series 2005-2 bonds be rated "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch.

        A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any series 2005-2 bond and, accordingly, there can be no assurance that the ratings assigned to any class of series 2005-2 bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of series 2005-2 bonds is revised or withdrawn, the liquidity of that class of series 2005-2 bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the series 2005-2 bonds other than payment in full of each class of series 2005-2 bonds by the applicable final legal maturity date, as well as the timely payment of interest.

TAX MATTERS

        In the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the issuer, for federal income tax purposes, the series 2005-2 bonds will be characterized as indebtedness, and neither the issuer, nor any portion of the issuer as created and governed pursuant to the terms and conditions of its limited liability company agreement, will be characterized as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes. In addition, by its acceptance of a series 2005-2 bond, each bondholder will agree to treat that series 2005-2 bond as debt for federal, state and local tax purposes.

        For further information regarding material income tax considerations in respect of an investment in the series 2005-2 bonds, we refer you to "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" and "STATE AND OTHER TAX CONSEQUENCES" in the accompanying prospectus.

LEGAL MATTERS

        Certain legal matters relating to the series 2005-2 bonds will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters relating to the series 2005-2 bonds will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California. Orrick, Herrington & Sutcliffe LLP, San Francisco, California, will also deliver its opinion with respect to the federal tax consequences of the issuance of the energy recovery bonds and will render reasoned opinions referenced in "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions—Future California legislative action may limit or alter the DRC charges or the recovery property, which is the primary source of payments on your energy recovery bonds, or the financing order, or may contravene the State pledge" in the accompanying prospectus. Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon certain legal matters under Delaware law.

PROSPECTUS

PG&E Energy Recovery Funding LLC, Issuer

Pacific Gas and Electric Company, Seller
and Servicer

Energy Recovery Bonds

Consider carefully the risk factors beginning
on page 18 of this
prospectus.

These securities will be backed primarily by an intangible asset as described in this prospectus and will be nonrecourse obligations of PG&E Energy Recovery Funding LLC. These securities will not be obligations of Pacific Gas and Electric Company or any of its affiliates other than PG&E Energy Recovery Funding LLC.

This prospectus may be used to offer and sell a series of energy recovery bonds only if accompanied by a prospectus supplement for energy recovery bonds of that series.

  The issuer

  •
  may periodically offer and sell energy recovery bonds in one or more series, each with one or more classes;

  •
  for each series of energy recovery bonds, will pledge recovery property, which is a property right established under California law and created through the financing order issued by the California Public Utilities Commission and which includes the right to impose on, and collect and receive dedicated rate component charges from, consumers of electricity in Pacific Gas and Electric Company's service territory in amounts designed to repay that series, to pay related expenses and to fund or replenish certain collateral accounts established for that series; and

  •
  for each series of energy recovery bonds, will pledge other assets only as described in this prospectus.

  Each series of energy recovery bonds

  •
  will be issued pursuant to a separate indenture; and

  •
  will be payable from amounts on deposit in the collateral accounts held by the indenture trustee for that series, including collections from the dedicated rate component charge for that series.

The issuer does not intend to list the energy recovery bonds on any national securities exchange or the Nasdaq Stock Market.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

October 28, 2005

i

THE ENERGY RECOVERY BONDS	70
General Terms of the Energy Recovery Bonds	70
Interest and Principal on the Energy Recovery Bonds	71
Payments on the Energy Recovery Bonds	72
Floating Rate Energy Recovery Bonds	73
Registration and Transfer of the Energy Recovery Bonds	73
Book-Entry Registration	74
Definitive Energy Recovery Bonds	76
Redemption of the Energy Recovery Bonds	77
Purchase in Lieu of Redemption	77
Security for Payment of the Energy Recovery Bonds	78
Release and Substitution of Collateral	78
Collection Account for Each Series of Energy Recovery Bonds	79
How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated	82
State Pledge	84
Access Rights of Holders	84
Reports to Holders of the Energy Recovery Bonds	84
Supplemental Indentures	85
Covenants of PG&E Energy Recovery Funding LLC	86
What Constitutes an Event of Default on the Energy Recovery Bonds	89
Annual Compliance Statement	94
Satisfaction and Discharge of the Indenture	94
Our Legal Defeasance and Covenant Defeasance Options	94
Indenture Trustee	95
RATINGS FOR THE ENERGY RECOVERY BONDS	96
HOW WE AND THE SELLER WILL USE THE PROCEEDS OF THE ENERGY RECOVERY BONDS	96
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS	97
General	97
Effect of the Servicer's Receipt of DRC Charges on the Timing of Energy Recovery Bond Payments	97
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	97
Treatment of the Energy Recovery Bonds	98
Treatment of PG&E Energy Recovery Funding LLC	98
Interest and Original Issue Discount	99
Market Discount	101
Premium	102
Losses	102
Sales of Energy Recovery Bonds	103
Backup Withholding	103
Tax Treatment of Foreign Investors	104
STATE AND OTHER TAX CONSEQUENCES	104
ERISA CONSIDERATIONS	105
Plan Asset Issues	105
Prohibited Transactions	105
Additional Prohibited Transaction Issues	106
Importance of Obtaining Professional Advice	106
PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS	106
VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS	107
ABOUT THIS PROSPECTUS	107
WHERE YOU CAN FIND MORE INFORMATION	108

ii

SUMMARY OF TERMS—PROSPECTUS

        This summary contains a brief description of the energy recovery bonds that applies to all series of energy recovery bonds issued under this prospectus. Information that relates to a specific series of energy recovery bonds can be found in the prospectus supplement related to that series. You will find a detailed description of the terms of the offering of energy recovery bonds following this summary.

        References in this prospectus and any prospectus supplement to the terms "we," "us," "our" or "the issuer" mean PG&E Energy Recovery Funding LLC. We will purchase recovery property from Pacific Gas and Electric Company, or PG&E, under one or more sale agreements and enter into one or more servicing agreements with PG&E as servicer, as described in this prospectus. References to the "sale agreement" and to the "servicing agreement" in this prospectus and any prospectus supplement refer to the sale agreement or the servicing agreement relating to the series of energy recovery bonds being referenced. References to the "servicer" in this prospectus and any prospectus supplement refer to PG&E and any successor servicer under a servicing agreement. References to the "seller" in this prospectus and any prospectus supplement refer to PG&E as seller under a sale agreement.

Consider carefully the risk factors beginning on page 18 of this prospectus.

Transaction Overview:	On December 19, 2003, PG&E, PG&E Corporation and the California Public Utilities Commission, or the CPUC, entered into a settlement agreement in connection with PG&E's bankruptcy, which among other things, established an after-tax regulatory asset of $2.21 billion. The CPUC decision approving the settlement agreement provided that, as a condition of the CPUC's execution of the settlement agreement, PG&E and its parent, PG&E Corporation, agree that PG&E would seek to refinance the unamortized portion of the regulatory asset and associated federal and state income and franchise taxes. In accordance with the CPUC decision, PG&E agreed to seek to refinance, as expeditiously as possible following its exit from bankruptcy, the after-tax unamortized portion of the regulatory asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component charge, provided that specified conditions were met. See "BACKGROUND AND OVERVIEW—PG&E's Plan of Reorganization and Settlement Agreement" in this prospectus. PG&E emerged from bankruptcy on April 12, 2004. In this prospectus and any prospectus supplement, we refer to the settlement agreement among PG&E, PG&E Corporation and the CPUC as "the settlement agreement."

California Senate Bill 772 (Chapter 46, California Statutes of 2004), codified at Public Utilities Code section 848 et seq., or the Act, which was signed into law on June 7, 2004, permits PG&E to refinance recovery costs that are approved by a financing order of the CPUC through the issuance of energy recovery bonds. Under the Act, recovery costs consist of:
• the unamortized net after-tax balance of the regulatory asset established by the settlement agreement;

•	federal and state of California income and franchise taxes associated with recovery of the unamortized balance of the regulatory asset;
•	costs of issuing energy recovery bonds; and
•	professional fees, premiums and other costs incurred by PG&E in using energy recovery bond proceeds to acquire outstanding securities of PG&E.

The Act provides for the CPUC to authorize the imposition of nonbypassable rates and other charges, subject to certain limited exemptions, to allow PG&E to recover recovery costs specified in a financing order of the CPUC and certain other costs, including costs of recovering, financing or refinancing those recovery costs. These rates and charges include, but are not limited to, distribution, connection, disconnection and termination rates and charges that are authorized by the CPUC in a financing order and assessed on electricity consumers within the geographical area where PG&E provided electricity distribution service as of December 19, 2003. The geographical area where PG&E provided electricity distribution service as of December 19, 2003 is referred to as "PG&E's service territory" and these rates and other charges, or dedicated rate component charges, are referred to as "DRC charges." For each series of energy recovery bonds, a DRC charge will be imposed on all electricity consumed in PG&E's service territory, subject to certain limited exemptions. Neither the Act nor the financing order imposes a limit on the size of each DRC charge. PG&E anticipates that each DRC charge generally will be a uniform charge per kilowatt hour of electricity consumed. However, because current law and CPUC decisions place a cap on the total amount of electricity charges or surcharges that certain categories of electricity consumers may pay, the consumers in these categories may pay a lesser amount of DRC charges or no DRC charges under certain circumstances. In this event, the remaining consumers will be required to pay a higher DRC charge to assure the sufficiency of revenues to pay the energy recovery bonds and related obligations. See "THE RECOVERY PROPERTY—Exemptions from DRC Charges and Caps on DRC Charges" in this prospectus. The initial amount of the DRC charge imposed with respect to a series of energy recovery bonds will be established in an issuance advice letter that PG&E will file with the CPUC for each series. The initial DRC charge for each series of energy recovery bonds will be set forth in the prospectus supplement for that series.

On July 22, 2004, PG&E submitted its application to the CPUC for a financing order approving the recovery of up to $3 billion in recovery costs, the issuance of up to $3 billion in energy recovery bonds in up to two series (each of which will be comprised of one or more classes) to finance recovery costs, and the imposition of a separate DRC charge for each series of energy recovery bonds. Collections from the DRC charges for a series of energy recovery bonds will be deposited into the collection account established for that series and used to pay interest and principal with respect to that series of energy recovery bonds, make deposits to certain collateral accounts as required by the indenture establishing that series, and pay certain expenses and costs for that series authorized by the financing order. The financing order approving PG&E's July 22, 2004 application, or the financing order, was issued on November 19, 2004.

The Act and the financing order authorize the imposition of a DRC charge for each series of energy recovery bonds to recover:
•	recovery costs equal to the principal amount of that series; and
•	costs of recovering, financing, or refinancing those recovery costs, including the costs of servicing and retiring that series.
These costs include interest and other expenses associated with the energy recovery bonds.

The Act permits PG&E to sell and assign its interests in recovery property to a subsidiary or affiliate of PG&E that is authorized by the CPUC to issue energy recovery bonds or acquire recovery property, or both. The financing order permits us, a subsidiary of PG&E, to acquire recovery property and issue the energy recovery bonds. In this prospectus, recovery property relating to a series of energy recovery bonds means the right, title and interest:
•	in the tariff imposing the DRC charge for that series, as adjusted from time to time as permitted by the Act and the financing order;
•	in the right to be paid the amount that PG&E or we, as transferee of that recovery property, are entitled to receive pursuant to the Act and the proceeds of that amount;
•	in and to all revenues, collections, claims, payments, money or proceeds of or arising from that tariff or constituting the DRC charge under the financing order, including the DRC charge; and
•	in and to all rights to obtain adjustments to that tariff relating to the DRC charge pursuant to the Act and the financing order.

The primary transactions underlying the offering of each series of energy recovery bonds are as follows:
• we will issue each series of energy recovery bonds under a separate indenture, and that series will be the only series issued under that indenture;
• we will sell energy recovery bonds of that series to the underwriters named in the applicable prospectus supplement;
• we will purchase the recovery property related to that series from PG&E with the net proceeds from the sale of the energy recovery bonds of that series and certain other consideration; and
• PG&E will act as the initial servicer of the recovery property.

The energy recovery bonds will not be obligations of the indenture trustee, PG&E, or of any of its affiliates, other than us. The energy recovery bonds will be our nonrecourse obligations, secured only by the collateral described below. Neither the full faith and credit nor the taxing power of the State of California, or the State, will be pledged to the payment of the principal of, or interest on, the energy recovery bonds.
Issuer of the Energy Recovery Bonds:
PG&E Energy Recovery Funding LLC is a Delaware limited liability company, wholly owned by PG&E. We were formed solely for the purpose of purchasing and owning the recovery property, issuing one or more series of energy recovery bonds, pledging our interest in the recovery property for a series of energy recovery bonds and certain other property to the indenture trustee for that series in order to secure that series of energy recovery bonds and engaging in any lawful act or activity and exercising any powers permitted under Delaware law that are related or incidental to and necessary, convenient or advisable to accomplish these purposes.
Issuer's Address:	245 Market Street, Room 424, San Francisco, California 94105
Issuer's Telephone Number:	(415) 973-6252
Seller of the Recovery Property to the Issuer:
PG&E, a public utility operating in northern and central California, is engaged primarily in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission and natural gas transportation and storage. At June 30, 2005, PG&E served approximately 5.0 million electricity distribution customers. PG&E is a subsidiary of PG&E Corporation, an energy-based holding company.
Servicer of the Recovery Property:
PG&E, acting as the initial servicer, and any successor or assignee servicer, will service the recovery property under one or more servicing agreements with us. PG&E, as servicer of the recovery property, will collect the DRC charges on our behalf and will remit the DRC charge collections to the indenture trustee.
Indenture Trustee:	The trustee for each series of energy recovery bonds will be specified in the applicable prospectus supplement.

PARTIES TO THE TRANSACTIONS

PG&E
(Seller and servicer)
PG&E, as servicer, will apply to set and adjust DRC charges through advice letter filings with the CPUC
CPUC (Energy Division) reviews advice letter filings
CPUC
(California state agency; not affiliated with the issuer or PG&E)
PG&E, as seller, sells recovery property for cash
PG&E, as servicer, services recovery property of issuer, including billing, collecting and remitting the DRC charge revenues, and receives servicing fee; as administrator, provides administrative support to the issuer and receives an administration fee
PG&E Energy Recovery Funding LLC
(Issuer)
Issuer sells energy recovery bonds for cash, pursuant to underwriting agreement
Issuer pledges collateral, including recovery property and collateral accounts, to the indenture trustee for a series of energy recovery bonds
Trustee,
(Acts for holders of energy recovery bonds pursuant to the indenture)
Underwriters
Underwriters sell energy recovery bonds for cash
Holders of Energy Recovery Bonds

The Collateral:	For each series of energy recovery bonds, PG&E will sell recovery property to us. The recovery property for a series will consist primarily of the rights in the DRC charge for that series. Recovery property is discussed in more detail under "THE RECOVERY PROPERTY" in this prospectus. The recovery property and all other assets that we pledge to the indenture trustee as security for that series is referred to in this prospectus as "collateral" for that series.
In addition to the recovery property for each series, we will pledge as collateral to the indenture trustee for that series:
	•	the sale agreement with respect to that series;
	•	the servicing agreement to the extent it relates to recovery property for that series;
•
the collection account established under the indenture for that series, all subaccounts of that collection account and all money, instruments, investment property and other property on deposit therein or credited thereto from time to time, except as described in this prospectus (see "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in this prospectus);
•
with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us or the indenture trustee with respect to that class of floating rate energy recovery bonds, but securing only that class of energy recovery bonds;
	•	all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;
	•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing; and
	•	all proceeds of the foregoing.
Accounts and Payment Sources:
Under the indenture for each series of energy recovery bonds, a collection account will be established and held by the indenture trustee. Each collection account will be divided into the following subaccounts:
	•	a general subaccount into which DRC charge collections that have been remitted by the servicer to the indenture trustee during the applicable collection period have been deposited;
	•	an overcollateralization subaccount;
	•	a capital subaccount;
	•	a reserve subaccount; and

• any other subaccounts in the collection account established for that series or a class within that series.

On the payment dates specified in the applicable prospectus supplement for a series of energy recovery bonds, the indenture trustee under the indenture for that series will pay amounts owed on that series from amounts available in the collection account for that series, subaccounts within the collection account and other collateral accounts, if any, for that series held by the indenture trustee. These accounts and subaccounts are described in greater detail under "THE ENERGY RECOVERY BONDS—Collection Account for Each Series of Energy Recovery Bonds" in this prospectus.

Any payments by a swap provider under a swap agreement that we enter into with respect to a class of floating rate energy recovery bonds of a series will be deposited into a subaccount for that class established within the collection account for that series and applied to make interest payments with respect to that class.
Interest:
Interest on each class of energy recovery bonds of a series will accrue at the interest rate specified in the related prospectus supplement. The indenture trustee for that series will pay interest accrued on each class of that series on each payment date, but only to the extent amounts in the general subaccount within the collection account and in other collateral accounts held by the indenture trustee for that series are available after payment of amounts having a higher priority of payment. See "THE ENERGY RECOVERY BONDS—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. The failure to pay accrued interest on any class of energy recovery bonds of a series on any payment date (even if the failure is caused by a shortfall in DRC charge collections received) will result in an event of default for that series of energy recovery bonds unless such failure is cured within five business days. In the event of an acceleration of the principal amount of a series of energy recovery bonds, the indenture trustee for that series will distribute available amounts among the various classes of that series to pay interest with respect to those classes and to make scheduled net payments to any swap counterparty on a pro rata basis in accordance with the amount of interest then accrued on each such class and scheduled net payments due and payable to any swap counterparty until all accrued interest on that series and scheduled net payments due and payable have been paid in full.
Principal Payment; Scheduled Maturity Dates and Final Legal Maturity Dates:
Each class of energy recovery bonds of a series will have its own amortization schedule, which we refer to in this prospectus or the related prospectus supplement as the "expected amortization schedule" for that class. The expected amortization schedule for each class of energy recovery bonds of a series will be set forth in the related prospectus supplement. The indenture trustee will pay the principal of each class of energy recovery bonds of a series in the amounts and on the payment dates specified in the expected amortization schedule for that class, but only to the extent amounts in the general subaccount within the collection account and in other collateral accounts held by the indenture trustee for that series are available after payment of amounts having a higher priority of payment. See "THE ENERGY RECOVERY BONDS—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. We refer to any date on which a principal payment is scheduled to be made as set forth in the expected amortization schedule for a class of energy recovery bonds as a "payment date."

On each payment date for a class of energy recovery bonds of a series, so long as no event of default has occurred and is continuing and no acceleration of the principal for that series has occurred, the indenture trustee will pay the principal of the energy recovery bonds of that class only until the outstanding principal balance of that class of energy recovery bonds has been reduced to the principal balance specified in the expected amortization schedule for that class on that payment date. To the extent amounts in the collection account for a series are insufficient to reduce the principal balance of that class to the amount specified in the expected amortization schedule for that class on a payment date, the indenture trustee will pay principal of that class of energy recovery bonds later than set forth in the expected amortization schedule for that class. In addition, so long as no acceleration of the principal amount of the series has occurred, no class whose principal starts to amortize under its expected amortization schedule later than another class of the same series will be paid until the outstanding principal of the class with the earlier amortizing principal has been paid in full.

Each class of energy recovery bonds of a series will have its own scheduled maturity date, which is the date by which we expect all principal of that class to be paid in full. Each class of energy recovery bonds of a series will also have its own final legal maturity date, which is the date by which all principal of that class is required to be paid. The scheduled maturity date and the final legal maturity date of each class of energy recovery bonds will be specified in the applicable prospectus supplement.

The failure to pay the entire principal of any class of a series by the scheduled maturity date for that class will not constitute a default or an event of default under that indenture. However, the failure to pay the entire principal of any class by the final legal maturity date for that class will be an event of default under that indenture. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" in this prospectus.

In the event of an acceleration of the principal of a series, once all accrued interest in respect of that series and all scheduled net payments due and payable to swap counterparties, if any, have been paid in full, the indenture trustee for that series will distribute available amounts among the classes of that series pro rata in accordance with the amount of principal then due on each such class.
Priority of Distributions:
On each payment date with respect to a series of energy recovery bonds, as specified in the prospectus supplement for that series, the indenture trustee for that series will apply, first, all amounts on deposit in the general subaccount and, second, all amounts on deposit in the reserve subaccount (both within the collection account for that series), to the extent funds are available therein, to pay or allocate the following amounts, in accordance with a servicer's certificate, in the following order of priority:
	(1)	payment of amounts owed to the indenture trustee up to an amount in each calendar year to be specified in a prospectus supplement for that series;
	(2)	payment of amounts owed to our independent directors up to an amount in each calendar year to be specified in the prospectus supplement for that series;
(3)
payment of the servicing fee to be specified in a prospectus supplement for that series that will be a fixed percentage of the initial principal amount of that series and any unpaid servicing fees from any prior payment dates;
(4)
so long as no event of default with respect to that series has occurred and is continuing or would result from their payment, payment of all of our other fees, costs and expenses, and indemnity amounts payable to the indenture trustee for that series to the persons entitled thereto on a pro rata basis (or if we have previously paid any of these amounts, reimbursement to us of such amounts); provided that the amount paid in any calendar year may not exceed an amount to be specified in a prospectus supplement for that series;
(5)
payment of any overdue interest and currently due interest on that series to the holders of that series, and, if applicable, payment of any scheduled net swap payment payable to a swap counterparty on any interest rate swap (but excluding any swap termination payment), on a pro rata basis;
	(6)	payment of principal of that series due as a result of an event of default and an acceleration of the principal of that series, on a pro rata basis;

(7)	payment of the principal of a class of that series on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;
(8)
payment of the principal of a class of that series then scheduled to be paid on that series according to its expected amortization schedule (including any unpaid principal from prior payment dates), but only if all of the energy recovery bonds of a class whose principal is scheduled to amortize earlier than that class have been paid in full;
(9)	replenishment of any shortfalls in the capital subaccount for that series;
(10)	allocation or replenishment of any required amount to the overcollateralization subaccount for that series;
(11)
if applicable as described in the prospectus supplement for that series, any termination payment payable under a swap agreement due to (a) failure to pay as a result of insufficient collections of the DRC charge for that series (up to the amount specified in the related prospectus supplement); (b) breach of the swap agreement by us or the indenture trustee (up to the amount specified in the related prospectus supplement); (c) our bankruptcy; (d) our merger without assumption of our obligations under the indenture for that series; or (e) failure or termination of the security interest of the indenture trustee under the indenture for that series; any other swap termination payment is payable after all energy recovery bonds of that series have been paid in full;
(12)
payment of all of our other fees, costs and expenses, and indemnity amounts payable to the indenture trustee, not paid under clauses (1), (2) and (4) above (or if we have previously paid any of these amounts, reimbursement to us of such amounts) on a pro rata basis;
(13)
if there is a positive balance after making the foregoing payments or allocations, release to us an amount equal to the lesser of such balance and the net investment earnings on amounts in the capital subaccount for that series, free and clear of the lien of the indenture; and
(14)	allocation of the balance, if any, to the reserve subaccount for that series for use on subsequent payment dates.

The servicing fee with respect to a series of energy recovery bonds and the dollar limits described in clauses (1), (2) and (4) above will be described in a prospectus supplement relating to that series of energy recovery bonds. The priority of distributions, as well as available amounts in the subaccounts for each series, are described in more detail in "THE ENERGY RECOVERY BONDS—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus, as well as in the prospectus supplement for each series of energy recovery bonds.

If on any payment date funds on deposit in the general subaccount and reserve subaccount for that series are insufficient to make the payments contemplated by clauses (1) through (8) above, the indenture trustee will, first, draw from amounts on deposit in the overcollateralization subaccount for that series, and second, draw from amounts on deposit in the capital subaccount for that series, up to the amount of the shortfall, in order to make those payments.
A diagram depicting how the DRC charge and investment earnings will be allocated for each series is shown below.

Credit Enhancement:	Credit enhancement for the energy recovery bonds of a series will be as follows:
•
True-up Mechanism—The servicer will make periodic true-up adjustments to the DRC charge for each series of energy recovery bonds, at least annually, to make up for any shortfall or reduce any excess in DRC charge collections for that series. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus.
•
Collection Account—Under each indenture, the indenture trustee will hold a collection account for the series of energy recovery bonds issued under that indenture, divided into various subaccounts. The subaccounts of the collection account for credit enhancement purposes are:
•
Capital Subaccount—On the date of issuance of a series of energy recovery bonds, PG&E, in its capacity as our sole equity member, will deposit into the capital subaccount for that series for our account an amount not less than 0.50% of the initial principal amount of that series of energy recovery bonds. The amount of the deposit into the capital subaccount for a series of energy recovery bonds will be specified in the prospectus supplement for that series. The amount deposited will depend on tax and rating agency considerations. Any shortfall in the capital subaccount will be included in the periodic true-up adjustment of the DRC charge for that series and will be replenished from future DRC charge collections with respect to that series;
•
Overcollateralization Subaccount—The prospectus supplement for each series of energy recovery bonds will specify a funding level for the overcollateralization subaccount for that series. The aggregate amount and timing of the collections, through DRC charges, of the overcollateralization amount depends on tax considerations and is expected to be not less than 0.50% of the initial principal amount of that series of energy recovery bonds. That amount will be funded from DRC charge collections over the life of the energy recovery bonds of that series, and any shortfall in the overcollateralization subaccount will be included for recovery in the periodic true-up adjustment of the DRC charge for that series and will be replenished from future DRC charge collections with respect to that series; and
•
Reserve Subaccount—All amounts (including all investment earnings other than investment earnings on amounts in the capital subaccount for that series) that, as of a payment date, are not needed to pay interest, principal, fees and expenses or to replenish the capital subaccount and overcollateralization subaccount for that series will be held in the reserve subaccount for that series until needed.

Any deficiency in the overcollateralization subaccount and the capital subaccount for a series as a result of withdrawals from those subaccounts will be replenished on a periodic basis through the true-up adjustment process, with the capital subaccount being replenished before the overcollateralization subaccount is replenished.
Credit enhancement for the energy recovery bonds is intended to protect you against losses or delays in payments on your energy recovery bonds.
State Pledge:
In the Act, the State has pledged that it will neither limit nor alter the DRC charges, recovery property, the financing order, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or the financing order, if and when adequate provision is made by law for the protection of PG&E, owners of recovery property and holders of energy recovery bonds. We refer to this pledge in this prospectus or any prospectus supplement as the "State pledge." The holders of energy recovery bonds and the indenture trustee with respect to the related series of energy recovery bonds, for the benefit of those holders, will be entitled to the benefit of the State pledge set forth in the Act.
Optional Redemption:
We may redeem a series of energy recovery bonds in whole, at our option, without premium or penalty, only after the latest scheduled maturity date for all classes of energy recovery bonds of that series and only if the outstanding principal balance of that series of energy recovery bonds on or before the redemption date is less than or equal to 5% of the initial principal amount of that series. The redemption price will be the outstanding principal amount of the energy recovery bonds to be redeemed, plus accrued and unpaid interest on those energy recovery bonds to the redemption date. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent.
Events of Default:	An event of default with respect to a series of energy recovery bonds is defined in the indenture for that series as being:
•
a default in the payment of interest when due on any energy recovery bond of that series that is not cured within five business days (whether such failure to pay interest is caused by a shortfall in DRC charge collections received or otherwise) ;

•	a default in the payment of principal of any energy recovery bond of any class of that series on the final legal maturity date for that class;
•	a default in the payment of the redemption price on a redemption date for any energy recovery bond of that series;
•
our default in the observance or performance of any covenant or agreement made by us in that indenture (other than those described in the first three bullet points in this section), which default materially adversely affects holders of energy recovery bonds and which continues unremedied for 30 days after the date that written notice of the default is given to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% in principal amount of the energy recovery bonds of that series then outstanding;
•
any representation or warranty made by us in that indenture or in any certificate or other writing delivered by us pursuant to or in connection with that indenture proving to have been incorrect in any material respect when made which materially adversely affects holders of energy recovery bonds of that series and the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or cured for a period of 30 days after the date that written notice of the default is given to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% in principal amount of the energy recovery bonds of that series then outstanding;
•
events of bankruptcy, insolvency, receivership or liquidation or other similar events of the issuer (as more particularly described in "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" in this prospectus);
•	a breach by the State or any of its agencies (including the CPUC) of the State pledge; or
•	any other event designated as an event of default for the energy recovery bonds of that series in the related prospectus supplement.

If an event of default occurs (other than a breach of the State pledge) and is continuing with respect to a series of energy recovery bonds, the indenture trustee for that series or the holders of not less than a majority in aggregate principal amount of the energy recovery bonds of that series then outstanding may declare the energy recovery bonds of that series to be immediately due and payable. Under circumstances set forth in the indenture, the holders of not less than a majority in principal amount of energy recovery bonds of a series then outstanding may rescind the declaration.

If the energy recovery bonds of a series have been declared to be due and payable following an event of default, the indenture trustee for that series, in its discretion, subject to the limitations and conditions provided in the applicable indenture, may either sell the recovery property securing that series or elect to have us maintain possession of the recovery property.

In the case of an event of default under the indenture for a series of energy recovery bonds resulting from a breach of the State pledge, the indenture trustee, for the benefit of the holders of energy recovery bonds of that series, may institute proceedings to compel performance or to enforce the State pledge and may prosecute such proceedings to final judgment or decree.
Payment and Record Dates:	The payment and record dates for each series of energy recovery bonds will be specified in the related prospectus supplement.
Servicing Compensation:
We will pay the servicer on each payment date the servicing fee due with respect to any series of energy recovery bonds, solely to the extent that we have funds available to pay this fee. The servicing fee in respect of a series of energy recovery bonds will be specified in the related prospectus supplement. If a successor servicer is appointed, the servicing fee may be substantially higher.
Ratings of the Energy Recovery Bonds:
It will be a condition of issuance for each class of energy recovery bonds of a series that such class be rated "Aaa" by Moody's Investors Service, Inc., or Moody's, "AAA" by Standard and Poor's Rating Services, a Division of The McGraw-Hill Companies, or S&P, and "AAA" by Fitch, Inc., or Fitch. See "RATINGS FOR THE ENERGY RECOVERY BONDS" in this prospectus.
Material Federal Income Tax Considerations:
In the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the issuer, for federal income tax purposes, the energy recovery bonds will be characterized as indebtedness, and neither the issuer, nor any portion of the issuer as created and governed pursuant to the terms and conditions of its limited liability company agreement, will be characterized as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes. In addition, by its acceptance of an energy recovery bond, each holder of an energy recovery bond will agree to treat that energy recovery bond as debt for federal, state and local tax purposes.

For further information regarding material income tax considerations in respect of an investment in the energy recovery bonds, we refer you to "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" and "STATE AND OTHER TAX CONSEQUENCES" in this prospectus.

ERISA Considerations:
Pension plans and other investors subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986, or the Code, may acquire the energy recovery bonds subject to specified conditions. The acquisition and holding of the energy recovery bonds could be treated as indirect prohibited transactions under ERISA and/or Section 4975 of the Code. Accordingly, by purchasing the energy recovery bonds, each investor purchasing on behalf of a pension plan, or other investor subject to Title I of ERISA and/or Section 4975 of the Code, will be deemed to certify that the purchase and subsequent holding of the energy recovery bonds would be exempt from the prohibited transaction rules of ERISA and/or Section 4975 of the Code. For further information regarding the application of ERISA and/or the prohibited transaction provisions of the Code, see "ERISA CONSIDERATIONS" in this prospectus.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement before you decide whether to purchase the energy recovery bonds. The following risks are the risks of which we are currently aware. These risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could ultimately affect our ability to make payments on the energy recovery bonds.

Risks Associated with Limited Sources of Payment for the Energy Recovery Bonds

        You may experience material payment delays or losses on your energy recovery bonds due to insufficient funds from the limited sources of payment for the energy recovery bonds and limited credit enhancement.    You may suffer material payment delays or losses on your energy recovery bonds if the collateral securing your energy recovery bonds is insufficient to pay the accrued interest on and the principal amount of those energy recovery bonds in full. The only source of funds for payments of interest on and principal of the energy recovery bonds of a particular series will be the related collateral for that series. The collateral for a particular series of energy recovery bonds will be limited to:

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  the recovery property for that series acquired by us from PG&E pursuant to a sale agreement;

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  the sale agreement with respect to that series;

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  the servicing agreement for that series to the extent it relates to recovery property for that series;

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  the collection account established under the indenture for that series, all subaccounts of the collection account, and all money, instruments, investment property and other property on deposit therein or credited thereto from time to time;

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  with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us or the indenture trustee with respect to that class, but only securing that class;

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  all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;

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  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing; and

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  all proceeds in respect of any or all of the foregoing.

        The security interest does not extend to:

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  any collateral securing a different series of energy recovery bonds;

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  all property contributed to us by PG&E that is not held in the capital subaccount for that series;

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  amounts representing net investment earnings on the capital subaccount for that series released to us; and

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  amounts held by us on any series issuance date for payment of costs of issuance with respect to the related series of energy recovery bonds.

        The energy recovery bonds will not be insured or guaranteed by PG&E, including in its capacity as servicer, or by its parent and our indirect parent, PG&E Corporation, any of their respective affiliates, the applicable indenture trustee or any other person or entity. Each series of energy recovery bonds will be our nonrecourse obligations, secured only by collateral for that series and not by DRC charges imposed and collected for any other series of energy recovery bonds. See "PG&E ENERGY RECOVERY FUNDING LLC" in this prospectus.

Risks Associated with Judicial, Legislative or Regulatory Actions

        Future legal action may invalidate relevant provisions of the Act, and legal action in other states relating to laws with features similar to the Act may reduce the value of your investment.    The recovery property for each series of energy recovery bonds will be created pursuant to the Act, the financing order and the filing of an issuance advice letter with respect to that series. The Act, which was signed into law on June 7, 2004, has a limited history, and is subject to judicial interpretation and regulatory implementation.

        If in the future a court were to determine that the relevant provisions of the Act are unlawful or invalid, that decision could adversely affect the validity of the energy recovery bonds or our ability to make payments on the energy recovery bonds. In that case, you could suffer material payment delays or losses on your energy recovery bonds. We cannot assure you that a lawsuit challenging the validity of the Act will not be filed in the future or that, if filed, such lawsuit would not be successful.

        California and other states have passed legislation permitting the financing of costs otherwise unrecoverable by a utility, or "stranded costs," due to the restructuring of the electric industry. These stranded cost laws have features similar to the Act, and lawsuits have been filed challenging some of these laws. Although the Act does not directly and expressly authorize the refinancing of stranded costs, and an unfavorable decision regarding another state's stranded cost recovery legislation would not invalidate the Act or the financing order, it might provoke a challenge to the Act or the financing order. In addition, an unfavorable court decision with respect to another state's statute may establish a legal precedent for a successful challenge to the Act depending on the similarity of the other statute and the applicability of the legal precedent to the Act. Furthermore, legal action in other states could heighten awareness of the political and other risks of the energy recovery bonds, and in that way may limit the liquidity and market value of the energy recovery bonds.

        Neither we nor the seller will indemnify you for any changes in the law, including any amendment or repeal of the Act, that may affect the value of your energy recovery bonds. The seller may have to indemnify us and the indenture trustee (for itself and for the benefit of holders of energy recovery bonds), however, if legal action based on law in effect at the time of the issuance of the energy recovery bonds invalidates the recovery property. See "THE SALE AGREEMENTS—Seller's Obligation to Indemnify Us and the Indenture Trustee" in this prospectus.

        Future California legislative action may limit or alter the DRC charges or the recovery property, which is the primary source of payments on your energy recovery bonds, or the financing order, or may contravene the State pledge.    The State has pledged that it will neither limit nor alter the DRC charges, recovery property, financing orders of the CPUC, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E, owners of recovery property and holders of energy recovery bonds. It is unclear what "adequate provision" would be afforded to holders of energy recovery bonds by the State if such limitation or alteration were attempted. Accordingly, no assurance can be given that any such provision would not adversely affect the market value of the energy recovery bonds, or the timing of receipt of payments with respect to the energy recovery bonds.

        In addition, under California law, the electorate has the right, through its initiative powers, to propose statutes as well as amendments to the California constitution. Generally, any matter that is a proper subject of legislation can become the subject of an initiative. Among other procedural requirements, in order for an initiative measure to qualify for an election, the initiative measure must be submitted to the California Attorney General and a petition signed by electors constituting five percent, in the case of a statutory initiative, and eight percent, in the case of a constitutional initiative, of the votes cast at the immediately preceding gubernatorial election must be submitted to the

California Secretary of State. To become effective, the initiative must then be approved by a majority vote of the electors voting at the next general election.

        Orrick, Herrington & Sutcliffe LLP will render to us its reasoned opinion that, under the "contract clause" of the U.S. Constitution and the "contract clause" of the State Constitution, holders of energy recovery bonds would have a basis to challenge successfully the constitutionality of any law enacted by the State, whether enacted by legislation or voter initiative, that, prior to the time the energy recovery bonds are fully paid, repeals, amends or violates the State pledge in a manner that substantially impairs the energy recovery bonds or the indenture for any series of energy recovery bonds, unless the law is reasonable and necessary to serve an important public purpose such as remedying a broad and general social or economic problem. To date, there is no reported case addressing these issues in the context of securities similar to the energy recovery bonds.

        Orrick, Herrington & Sutcliffe LLP also will render to us its reasoned opinion that, assuming that recovery property is property of a character protected by the "takings clause" of the U.S. Constitution and the "takings clause" of the State Constitution, under the "takings clause" of the U.S. Constitution and the "takings clause" of the State Constitution, any law enacted by the State, whether by legislation or voter initiative, that repeals or amends the State pledge or takes any other action in contravention of the State pledge would constitute a "taking," for which just compensation must be paid, if, for a public use, either the law (a) permanently appropriates the recovery property or denies all economically productive use of the recovery property; (b) destroys the recovery property, other than in response to emergency conditions; or (c) reduces the value of the recovery property and unduly interferes with the claimant's reasonable expectations arising from its investment in the recovery property. Even if such future action is deemed a "taking" and the State provides you with an amount deemed to be just compensation, that amount might not be sufficient to allow you to recover your full investment in the energy recovery bonds. To date, there is no reported case addressing these issues in the context of securities similar to the energy recovery bonds.

        As of the date of this prospectus, we are not aware of any pending legislation in the California legislature or of any pending California voter initiative that would materially and adversely affect any of the provisions of the Act. However, the State could enact a statute or take other action, including action by voter initiative, that materially and adversely affects the rights and remedies of the holders of the energy recovery bonds, in pursuit of what the State contends is an important public purpose such as remedying a broad and general social or economic problem. In any such event, costly and time-consuming litigation against the State might ensue. Given the lack of judicial precedent directly on point, the novelty of the security for the energy recovery bonds, and the fact that PG&E is part of a heavily regulated industry, the outcome of any litigation cannot be predicted with certainty; and, accordingly, we cannot give you any assurance that any such future action by the State would be deemed to violate the "contract clause" of the State Constitution or U.S. Constitution, nor can we give you any assurance that any such future action would be deemed to be a "taking" under the "takings clause" of the State Constitution or U.S. Constitution. Even if such litigation is ultimately successful, any such future state action might adversely affect the market value and liquidity of the energy recovery bonds and might delay the payment of interest and principal and, accordingly, the weighted average life of the energy recovery bonds.

        The Act may be overturned by the federal government, and any compensation paid by the federal government may not be adequate to compensate holders of energy recovery bonds.    The United States Congress or a federal agency may decide that it can preempt the California legislature and pass a law or adopt a rule or regulation prohibiting or limiting the recovery of recovery costs or the imposition of DRC charges, or otherwise affecting the electric industry. For example, H.R. 2233, introduced on June 19, 2001 in the 107th Congress, which was intended to assist municipalities and local communities explore options for the alternative provision of electricity and to create new public power systems, included a provision to shield municipal customers against paying "stranded costs." H.R. 2233 would have amended Section 206 of the Federal Power Act to provide that the Federal Energy Regulatory Commission shall prohibit any public utility or state regulatory authority from charging consumers or municipalities so called "wholesale stranded costs" that result when retail electric consumers stop taking service from a public utility and instead take service from a municipal utility. As of the date of this prospectus, neither the House nor the Senate committees of the current Congress having primary relevant jurisdiction have considered, or indicated an intent to consider, prohibiting or limiting the recovery of recovery costs or stranded costs or the imposition of DRC charges. We cannot predict whether any bills that prohibit or limit the recovery of recovery costs or stranded costs or the imposition of DRC charges, or the financing of recovery costs or stranded costs supported by charges imposed on electricity consumers, will be introduced, will become law or, if they become law, what their final form or effect will be. We can give no assurance that a court would consider the preemption by federal law, rule or regulation of the Act a taking of property from us or from the holders of energy recovery bonds under the U.S. Constitution. Moreover, even if this preemption of the Act by the federal government were considered a taking under the U.S. Constitution for which the government had to pay "just compensation," we can give no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the energy recovery bonds or to pay such amounts on a timely basis.

        The servicer has agreed to take legal or administrative action as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment to the Act, the financing order or the recovery property. No assurance can be given that any efforts of the servicer will be successful.

        Except as described under the "THE SALE AGREEMENTS—Seller's Obligation to Indemnify Us and the Indenture Trustee" and "THE SERVICING AGREEMENTS—Servicer Will Indemnify Us and Other Related Entities," we, the seller or servicer will not indemnify you for changes in any law, rule or regulation that may affect the value of your energy recovery bonds. In addition, any action by Congress, even if the action is ultimately determined to be invalid, and even if full compensation is ultimately provided to the holders of energy recovery bonds, might result in costly and time-consuming litigation. Any litigation of this type might adversely affect the market value and liquidity of the energy recovery bonds and the dates of payment of interest and principal. Moreover, given the lack of judicial precedent directly on point, we cannot predict the outcome of any litigation with certainty. Accordingly, you may suffer material payment delays or losses on your energy recovery bonds.

        The CPUC may take future actions that may adversely affect the servicer's ability to collect DRC charges or otherwise adversely affect the liquidity and market value of the energy recovery bonds.    The Act provides that the financing order is irrevocable upon issuance of energy recovery bonds. The Act also contains the State pledge. In addition, the Act and the financing order require the CPUC to establish an effective mechanism that ensures the collection of DRC charges from consumers who are not specifically exempted under the Act, in amounts sufficient to pay principal and interest on energy recovery bonds and other amounts payable under the indenture pursuant to which the energy recovery bonds are issued. However, the CPUC retains the power to adopt, revise or rescind rules or regulations affecting the seller or the servicer. The CPUC also retains the power to interpret and implement the financing order. Any new or amended regulations or decisions by the CPUC could affect the ability of the servicer to collect the DRC charges in full and on a timely basis. For example, the CPUC issued a decision on July 21, 2005 that the Bay Area Rapid Transit District, or BART, is exempt from DRC charges to the extent it purchases federal preference power or power from local publicly owned utilities. The CPUC decision was in response to BART's assertion that statements made in connection with other California legislation evidenced a legislative intent that BART be exempted from DRC charges and that the CPUC therefore should exercise its general statutory powers to exempt BART from DRC charges. See "THE RECOVERY PROPERTY—Exemptions from DRC Charges and Caps on DRC Charges—Exemption for Certain Electricity Consumers within PG&E's Service Territory" in this prospectus.

        The servicer has agreed to take legal or administrative action to attempt to prevent the granting by the State of California or the CPUC, after the initial issuance of energy recovery bonds, of any material exemptions from the obligation to pay DRC charges that are not expressly provided for in the Act, and that violate the State Pledge or any other obligations of the State of California or the CPUC under the Act. This agreement does not apply to the exemption granted to BART from the DRC charge. We cannot assure you that the servicer would be successful in its efforts. Thus, future CPUC rules, regulations or decisions may adversely affect the rating of the energy recovery bonds, their liquidity, their market value or the rate of DRC charge collections and, accordingly, the amortization of energy recovery bonds and their weighted average lives. As a result, you could suffer material payment delays or a loss on your investment.

        The servicer is required to file with the CPUC, on our behalf, periodic true-up adjustments of the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. We cannot assure you that the true-up adjustment procedures and true-up adjustments will not be challenged. Such challenges could result in costly and time consuming litigation.

        Pending litigation may overturn the confirmation order which may adversely affect the financial condition of PG&E.    On December 22, 2003, United States Bankruptcy Court for the Northern District of California, or the bankruptcy court, issued an order confirming a plan of reorganization proposed by PG&E and PG&E Corporation. The confirmation order was appealed to the United States District Court for the Northern District of California, or the District Court, by the dissenting commissioners and a municipality. On July 15, 2004, the District Court dismissed the appeal filed by the dissenting commissioners. The dissenting commissioners have appealed the District Court's decision to the United States Court of Appeals for the Ninth Circuit. The municipality voluntarily dismissed its appeal. Although the dissenting commissioners requested injunctive relief to prevent the bankruptcy court's confirmation order from taking effect, the bankruptcy court and the District Court both denied that request, in part on the grounds that the dissenting commissioners had not shown a likelihood of success in their appeal.

        PG&E has agreed to indemnify the holders of the energy recovery bonds if the outcome of any of the currently pending litigation relating to the bankruptcy court's confirmation order causes any of PG&E's representations and warranties made in the applicable sale agreement to be untrue. However, the outcome of this litigation could adversely affect the financial strength and credit rating of PG&E, whether or not it results in a breach of any representation or warranty. This may adversely affect PG&E's ability to perform its obligations as seller, including its indemnity obligations, or its ability to perform its obligations as servicer of recovery property, and your investment in the energy recovery bonds could be materially adversely affected. See "THE SALE AGREEMENTS—Seller's Representations and Warranties" in this prospectus.

Servicing Risks

        Inaccurate forecasting or unanticipated delinquencies could result in insufficient funds to make scheduled payments on the energy recovery bonds.    The amount and the rate of collection of DRC charges that the servicer will collect from electricity consumers will depend on actual electricity usage and the amount of collections and write-offs. If the servicer inaccurately forecasts electricity consumption or underestimates customer delinquencies or charge-offs when setting or adjusting the DRC charges, there could be a shortfall or material delay in DRC charge collections. If the servicer collects DRC charges at a slower rate than expected from electricity consumers or from any alternate energy service provider, it may have to request true-up adjustments to the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" and "THE SERVICER OF THE RECOVERY PROPERTY—Billings by and Collections from Alternate Energy Service Providers" in this prospectus. If those true-up adjustments are not timely and accurate, you may suffer material payment delays or a material decrease in the market value and liquidity of your investment. If payments on energy recovery bonds are not being made according to the expected amortization schedule, the weighted average life of one or more class of energy recovery bonds will be lengthened, and you may not receive all payments of principal and interest on your energy recovery bonds.

        The amount of each DRC charge per kilowatt hour, as well as subsequent true-up adjustments to each DRC charge per kilowatt hour, generally will be assessed based on PG&E's forecasted electricity sales, which are based on a combination of short-term and long-term forecasting models. The servicer will calculate the DRC charges for each series of energy recovery bonds according to the methodology approved by the financing order authorizing those DRC charges. In addition, the servicer will be required to file with the CPUC periodic true-up adjustments of the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. The servicer will generally base its true-up adjustment calculations on any shortfalls or excess in collections from customers during the prior true-up adjustment period and on projections of future electricity use and customers' ability to pay their electric bills. Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:

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  warmer winters or cooler summers, resulting in less electricity consumption than forecasted;

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  higher than normal levels of precipitation;

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  general economic conditions being worse than expected, causing electricity consumers to migrate from PG&E's service territory or reduce their electricity consumption;

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  the occurrence of a natural disaster, such as an earthquake, or an act of war or terrorism or other catastrophic event unexpectedly disrupting electricity service and reducing usage;

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  electricity consumers ceasing business or departing PG&E's service territory;

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  increases in electricity prices resulting in decreased consumption;

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  electricity consumers consuming less electricity because of increased conservation efforts or increased electricity usage efficiency; or

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  electricity consumers switching to alternative sources of energy, including self-generation of electricity, in some cases, without using PG&E's transmission or distribution facilities.

        Inaccurate forecasting of delinquencies or charge-offs by the servicer could result from, among other things:

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  unexpected deterioration of the economy or the occurrence of a natural disaster, or an act of war or terrorism or other catastrophic event;

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  a change in law that makes it more difficult for PG&E to terminate service to nonpaying electricity consumers, or that requires PG&E or an alternate energy servicer provider to apply more lenient credit standards in accepting customers; or

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  increases in the number of alternate energy servicer providers who fail to pay DRC charges to the servicer in a timely manner.

        Any failure of PG&E or its successor to perform its obligations under the servicing agreement could adversely affect the liquidity and market value of the energy recovery bonds.    PG&E, as servicer, will be responsible for billing and collecting DRC charges from customers and alternate energy servicer providers who elect to do consolidated billing and for filing true-up adjustments to these charges with the CPUC. Any failure by PG&E or a successor servicer to discharge its obligations under the servicing agreement may adversely affect the liquidity and market value of the energy recovery bonds.

        If PG&E ceases servicing the recovery property, it might be difficult to find a successor servicer, and any transfer of servicing to a successor servicer may adversely affect you. Any successor servicer may have less experience than PG&E and may have less capable billing and/or collection systems than PG&E and may experience difficulties in collecting DRC charges and determining appropriate true-up adjustments to DRC charges. A successor servicer might charge fees that, while permitted under the financing order, are higher than the fees paid to PG&E as servicer. If PG&E were to be replaced as servicer, any of these factors and others could delay the timing of payments to holders of energy recovery bonds, and may reduce the liquidity and market value of energy recovery bonds. Also, a change in servicer may cause billing and/or payment arrangements to change, which may lead to a period of disruption in which electricity consumers continue to remit payments according to the former arrangement, resulting in delays in collection that could result in delays in payment on your energy recovery bonds. See "THE SERVICING AGREEMENTS" in this prospectus.

        Changes to billing and collection practices may reduce the funds available for payment of the energy recovery bonds.    The servicer may set its own billing and collection arrangements with those electricity consumers from whom it collects the DRC charges, provided that these arrangements comply with CPUC regulations. For example, to recover part of an outstanding bill, the servicer may agree to extend an electricity consumer's payment schedule or to write off the remaining portion of the bill, including DRC charges. Also, the servicer may change billing and collection practices. Separately, the CPUC may require changes to these practices. Any changes in billing and collection practices or regulations might adversely affect the billing and collection terms of the servicer or make it more difficult for the servicer to collect the DRC charges. These changes may adversely affect the liquidity and market value of the energy recovery bonds or their payment in accordance with their expected amortization schedules and, accordingly, their weighted average lives. See "THE SERVICER OF THE RECOVERY PROPERTY—PG&E's Billing Process" and "—PG&E's Collection Process" in this prospectus.

        It may be difficult to collect DRC charges from alternate energy service providers that provide consolidated billing, and the failure of alternate energy service providers that collect DRC charges from a substantial number of customers to remit those charges to the servicer may cause delays in the payment of energy recovery bonds.    As part of the deregulation of the California electric industry described elsewhere herein, electricity consumers in PG&E's service territory were authorized to purchase electricity from alternate energy service providers. A decision of the CPUC suspended this "direct access" on September 20, 2001. In the 2004 California legislative session, California Assembly Bill 428, or AB 428, was introduced and would have required the CPUC, on or before April 1, 2005, to establish rules for reintroduction of direct access through a phased implementation and to establish a model for direct access transactions, to commence January 1, 2009. For the period commencing January 1, 2006 until January 1, 2009, AB 428 would have required the CPUC in each year to permit new direct access transactions in an amount equivalent to the combined amount of statewide utility load growth and reduction in the electricity supply contract obligations of the California Department of Water Resources, or the DWR. Although AB 428 expired at the end of the legislative session, it may be reintroduced in a similar form in the current or any future legislative session, and other bills reinstituting direct access may be introduced. See "BACKGROUND AND OVERVIEW—The California Energy Crisis and PG&E's Chapter 11 Proceeding" in this prospectus.

        Although direct access in California is currently suspended, direct access customers existing as of September 20, 2001 were not affected by the CPUC decision to suspend direct access. For those direct access customers, a CPUC decision allows alternate energy service providers to provide a consolidated bill to them covering amounts owed to the alternate energy service providers for electricity and amounts owed to PG&E for distribution and other charges, including applicable DRC charges. At present, only one alternate energy service provider provides consolidated billing in PG&E's service territory. PG&E estimates that the average aggregate monthly DRC charge to be billed by this alternate energy service provider during 2005 will be immaterial.

        Under the CPUC's current rules, any alternate energy service provider that provides consolidated billing, including monthly amounts with respect to DRC charges, is required to remit periodic amounts reflecting amounts billed by the servicer to the alternate energy service provider, including the DRC charges, regardless of the alternate energy service provider's actual collection of such amounts from electricity consumers. Any alternate energy service providers that opt for consolidated billing will in effect replace the electricity consumer as the obligor with respect to those DRC charges and we, as the owner of the recovery property, will have no right to collect such DRC charges from the electricity consumer. See "THE SERVICER OF THE RECOVERY PROPERTY—Billings by and Collections from Alternate Energy Service Providers" in this prospectus. The servicer will not have the right to pursue customers of an alternate energy service provider that defaults in the payment of DRC charges. However, the servicer will have the right to terminate consolidated billing by an alternate energy service provider following payment defaults by that alternate energy service provider and begin billing and collecting DRC charges and other amounts from that alternate energy service provider's consolidated billing customers. An alternate energy service provider that has defaulted will have the right to elect consolidated billing six months after its default or cure upon the satisfaction of certain conditions. Frequent changes in customer billing and payment arrangements may result in customer confusion and the misdirection of payments, which could have the effect of causing delays in distributions to holders of energy recovery bonds. Neither the seller nor the servicer will pay any shortfalls resulting from the failure of any alternate energy service providers to pay DRC charges to the servicer. No assurances can be given that the CPUC will not require an amendment to PG&E's current rules regarding alternate energy service provider consolidated billing procedures.

        If a substantial number of electricity consumers elect to have their electricity provided by alternate energy service providers that provide consolidated billing, we may be relying on a small number of alternate energy service providers to remit DRC charges to the servicer. In this circumstance, there is a greater likelihood that a default in the payment of DRC charges by one or more alternate energy service providers that provide electricity services to a large number of electricity consumers may adversely affect the timing of payments on the energy recovery bonds.

Risks Associated with the Unusual Nature of the Recovery Property

        Under the Act and the indenture for a series of energy recovery bonds, the indenture trustee for that series or the holders of energy recovery bonds of that series have the right, subject to limitations contained in the indenture for that series, to foreclose or otherwise enforce the lien on recovery property securing that series of energy recovery bonds following certain events of default under the indenture for that series, and to take other actions to enforce the provisions of the indenture, the applicable sale agreement and the applicable servicing agreement. However, in the event of foreclosure, there is likely to be a limited market, if any, for the recovery property. In addition, the consent of the CPUC may be required before the indenture trustee or the holders of energy recovery bonds can foreclose or otherwise exercise the remedies provided for by the indenture and the other basic documents. Therefore, foreclosure and the other remedies may not be realistic or practical remedies, and the liquidity and market value of your investment may be materially reduced.

Risks Associated with a Bankruptcy of the Seller, the Servicer or the Administrator

        A bankruptcy of the seller could result in delays or reductions in payments on the energy recovery bonds.    The seller will represent and warrant in each sale agreement that the transfer of the recovery property to us under that sale agreement is a valid sale and assignment of that recovery property from the seller to us. The seller will also represent, warrant, and covenant that it will take the appropriate actions under the Act to perfect this sale. The Act provides that the transactions described in each sale agreement shall constitute a sale of the recovery property to us, and the seller and we will treat each transaction as a sale under applicable law, although for financial reporting and tax reporting purposes each transaction will be treated as debt of the seller. If the seller were to become a debtor in a bankruptcy case, and a party in interest (including the seller itself) were to take the position that the sale of the recovery property to us should be recharacterized as the grant of a security interest in such recovery property to secure a borrowing of the seller, delays in payments on the energy recovery bonds could result. If a court were to adopt such position, then delays or reductions in payments on the energy recovery bonds could result.

        The seller and we have taken steps to minimize the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of the seller or its affiliate. We are a separate limited liability company. Our organizational documents provide that we shall not commence a voluntary bankruptcy case without the unanimous affirmative vote of all of our directors, although this provision may not be enforceable. Nevertheless, if a party in interest (including the seller itself) asserted that our assets and liabilities should be consolidated with those of the seller or an affiliate of the seller, delays in payments on the energy recovery bonds could result. If the court ordered that our assets and liabilities be consolidated with those of the seller or such affiliate, there could be delays or reductions in payments on the energy recovery bonds.

        Pursuant to the Act and the financing order, upon the filing of each issuance advice letter associated with the financing order, the recovery property identified in that issuance advice letter constitutes a current property right, and it thereafter continuously exists as property for all purposes. Nonetheless, no assurance can be given that if the seller were to become the debtor in a bankruptcy case, a party in interest (including the seller itself) would not take the position that, because the DRC charges are usage-based charges, recovery property comes into existence only as customers use electricity. If a court were to adopt this position, no assurance can be given that the court would not also rule that any recovery property relating to electricity consumed after the commencement of the seller's bankruptcy case was not required to be transferred to us, thus resulting in delays or reductions of payments on the energy recovery bonds.

        Because the DRC charges are usage-based charges, if the seller were to become the debtor in a bankruptcy case, a party in interest (including the seller itself) could take the position that we should pay a portion of the costs of the seller associated with the generation, transmission, or distribution by the seller of the electricity whose consumption gave rise to the collections on recovery property that are used to make payments on the energy recovery bonds. If a court were to adopt this position, there could be delays or reductions in payments on the energy recovery bonds.

        Should the seller go into bankruptcy, there could be other adverse effects on the holders of the energy recovery bonds that could result in delays or reductions in payments on the energy recovery bonds. These adverse effects could include, but may not be limited to, one or more of the following. Unless approval of the bankruptcy court is obtained, the automatic stay provisions of the Bankruptcy Code could prevent any action by us, the indenture trustee for any series of energy recovery bonds, any holders of the energy recovery bonds, or the CPUC to enforce any obligations of the seller under any sale agreement or any other basic document or to collect any amount owing by the seller under the sale agreement or any other basic document, even though the Act and the financing order authorize such enforcement or collection actions. In addition, with the authorization of the bankruptcy court, the seller may be able to repudiate a sale agreement or any of the other basic documents to which it is a party. A repudiation of such an agreement would excuse the seller from performing any of its obligations (including payment obligations) under the agreement and any of our rights under the agreement that have been assigned to any indenture trustee may be limited or eliminated. Such a repudiation could also excuse the other parties to the agreement from performing any of their obligations.

        The seller is a regulated public utility with an obligation to serve the public. Should a court conclude in a bankruptcy case of the seller that the obligation to serve the public is more important than the seller's obligations under the basic documents, the court could authorize or require actions by the seller that could result in delays or reductions in payments on the energy recovery bonds.

        As there are no reported bankruptcy cases with facts substantially similar to the facts surrounding the energy recovery bonds being offered, it is difficult to predict whether in any bankruptcy of the seller, any of the potential effects of such a bankruptcy described above would in fact occur.

        There may be other possible effects of a bankruptcy of the seller that could result in delays or reductions in payments to the holders of the energy recovery bonds.

        Regardless of any specific adverse determinations in a bankruptcy case of the seller, the fact such a case has been commenced could have an adverse effect on the liquidity and market value of the energy recovery bonds.

        A bankruptcy of the servicer or administrator could result in delays or reductions in payments on the energy recovery bonds.    At the time of the issuance of the energy recovery bonds, PG&E will be both the servicer of the recovery property and our administrator. The servicer will be permitted to commingle collections on the recovery property with its own funds for the periods of time specified in the servicing agreements. See "THE SERVICING AGREEMENTS—Remittances to Collection Accounts" in this prospectus. In the event of a bankruptcy of the servicer, we and the applicable indenture trustee for a series of energy recovery bonds may not have a perfected interest in any collections of recovery property relating to that series that are in the servicer's possession at the time of the commencement of the servicer's bankruptcy case. The servicer may not be required to turn over to us or the indenture trustee for any series of energy recovery bonds any collections of recovery property that are in its possession at the time it goes into bankruptcy.

        To the extent that the servicer has commingled collections of the recovery property with its own funds, the holders of the energy recovery bonds may be required to return to the servicer as preferential transfers all payments received on the energy recovery bonds during the 90 days before the bankruptcy.

        If the servicer or administrator is in bankruptcy, it may stop performing its functions as servicer or administrator, and it may be difficult to find a third party to act as successor servicer or administrator. Alternatively, the servicer or administrator may take the position that unless the amount of its fee is increased or the terms of its obligations are otherwise altered, it will stop performing its functions as servicer or administrator. If it would be difficult to find a third party to act as successor servicer or administrator, the indenture trustee for a series of energy recovery bonds, as a practical matter, may have no choice but to agree to the demands of the servicer or administrator. The servicer or administrator may also have the power, with the approval of the bankruptcy court, to assign its rights and obligations as servicer or administrator to a third party without the consent, and even over the objection, of us, the CPUC, the applicable indenture trustee, or the holders of the energy recovery bonds and without complying with the requirements of the applicable basic documents, the financing order, or the Act.

        The automatic stay provisions of the Bankruptcy Code could prevent (unless approval of the bankruptcy court was obtained) any action by us, the applicable indenture trustee, any holders of the energy recovery bonds, or the CPUC to enforce any obligations of the servicer or the administrator under the applicable basic documents or to collect any amount owing by the servicer or administrator under the applicable basic documents, even though the Act and the financing order authorize such enforcement or collection actions.

        If the servicer or administrator is in bankruptcy, then, despite the terms of the basic documents, the financing order, and the Act, we, each applicable indenture trustee, the holders of the energy recovery bonds, and the CPUC may be prohibited from terminating the servicer or administrator and appointing a successor servicer or administrator.

        PG&E, the initial servicer and administrator, is a regulated public utility with an obligation to serve the public. Any successor servicer or administrator may be a public utility. Should a court conclude in a bankruptcy case of the servicer or administrator that the obligation to serve the public is more important than obligations of the servicer or administrator under the basic documents, the court could authorize or require actions by the servicer or administrator that could result in delays or reductions in payments on the energy recovery bonds.

        The occurrence of any of these events could result in delays or reductions in payments to the holders of the energy recovery bonds. As there are no reported bankruptcy cases with facts substantially similar to the facts surrounding the energy recovery bonds being offered, it is difficult to predict whether in any bankruptcy of the servicer or administrator, any of the potential effects of such a bankruptcy described above would in fact occur.

        There may also be other possible effects of a bankruptcy of the servicer or administrator that could result in delays or reductions in payments to the holders of the energy recovery bonds.

        Regardless of any specific adverse determinations in a bankruptcy case of the servicer or administrator, the fact that such a case has been commenced could have an adverse effect on the liquidity and market value of the energy recovery bonds.

Risk that Other Liens May Have Priority Over the Lien of Each Indenture

        A court may hold that the lien of the indenture on recovery property comes into existence only as consumers use electricity, thereby adversely affecting the priority of that lien.    Regardless of whether the seller is the debtor in a bankruptcy case, if a court were to accept the argument that recovery property comes into existence only as customers use electricity, a security interest or lien on property of the seller arising before the recovery property came into existence may have priority over the interest of us and the indenture trustee for a series of energy recovery bonds in such recovery property, thereby resulting in delays or reductions in payments on the energy recovery bonds.

        If the representations of the seller and us are not correct, the indenture trustee may not have a first priority perfected lien on the recovery property.    The seller will represent, warrant, and covenant that we have a first priority perfected ownership interest in the recovery property, and that the seller will take the actions necessary to maintain that interest. We will represent, warrant, and covenant that each indenture trustee has a first priority perfected lien on the related recovery property and that we will take the actions necessary to maintain that lien. If any of these representations, warranties, or covenants is breached, then other liens may have priority over the lien of each indenture trustee in the related recovery property, and delays or reductions in payments on the related energy recovery bonds may result.

Other Risks Associated with an Investment in the Energy Recovery Bonds

        Absence of a secondary market for energy recovery bonds could limit your ability to resell energy recovery bonds.    The underwriters for the energy recovery bonds may assist in resales of the energy recovery bonds, but they are not required to do so. A secondary market for the energy recovery bonds may not develop. If a secondary market does develop, it may not continue, or there may not be sufficient liquidity to allow you to resell any of your energy recovery bonds. See "PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        Ratings do not assess the likelihood that principal of the energy recovery bonds will be paid according to their expected amortization schedule.    Each class of energy recovery bonds within a series will be rated by S&P, Moody's and Fitch. The ratings merely analyze the probability that we will repay the total principal amount of the energy recovery bonds for each class on or before the final legal maturity date for that class (which is later than the scheduled maturity date for that class) and will make timely interest payments. The ratings are not an indication that the rating agencies believe that principal payments with respect to a class of energy recovery bonds are likely to be paid on time according to the expected amortization schedule for that class. A rating is not a recommendation to buy, sell or hold energy recovery bonds. The ratings may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment. See "RATINGS FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        The servicer's and the seller's obligation to indemnify us for a breach of a representation, warranty or covenant may not be sufficient to protect your investment.    If the seller breaches a representation, warranty or covenant in the applicable sale agreement, it is obligated to indemnify us and the applicable indenture trustee against certain amounts, including all principal of and interest on the related series of energy recovery bonds not paid when due or when scheduled to be paid in accordance with their terms, to the extent resulting from any such breach. If the servicer breaches a representation or warranty under the applicable servicing agreement, it is obligated to indemnify us and the applicable indenture trustee for any losses resulting from that breach. Neither the seller nor the servicer will be obligated to repurchase the applicable recovery property in the event of a breach of any representation or warranty regarding the recovery property, and neither the applicable indenture trustee nor the related holders of energy recovery bonds will have the right to accelerate payments on those energy recovery bonds because of such a breach (absent an event of default under the applicable indenture). Each sale agreement will provide that any change in the law by legislative enactment, constitutional amendment or voter initiative that renders any of the representations and warranties untrue will not constitute a breach under that sale agreement. The seller or servicer may not have sufficient funds available to satisfy its indemnification obligations to us and to the applicable indenture trustee; therefore, if a breach under an applicable sale agreement causes the principal of and interest on the related series of energy recovery bonds not to be paid when due or when scheduled in accordance with their terms, we may not be able to pay you amounts owing on the energy recovery bonds in full. If the seller or servicer becomes obligated to indemnify us or holders of energy recovery bonds, the ratings on the energy recovery bonds may be downgraded since we and holders of energy recovery bonds will be unsecured creditors of the seller or the servicer with respect to any of these indemnification amounts. Neither the seller nor the servicer will indemnify any person for any loss, damages, liability, obligation, claim, action, suit or payment resulting solely from a downgrade in the ratings on the energy recovery bonds, or for any consequential damages, including any loss of market value of the energy recovery bonds, resulting from a default or downgrade of the ratings of the energy recovery bonds. See "THE SALE AGREEMENTS—Seller's Representations and Warranties" in this prospectus.

        Risks associated with the use of interest rate swaps.    We may enter into interest rate swap arrangements with respect to one or more classes of floating rate energy recovery bonds. Interest rate swap arrangements entail additional kinds of risks, including the risk associated with the credit of any party providing the interest rate swap. The prospectus supplement will contain the risk factors, if any, associated with any interest rate swap arrangement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain various forward-looking statements. These forward-looking statements can be identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "will," "should," "could," "goal," "potential" and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and actual results could differ materially from projected results. These risks and uncertainties include, among other things:

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  prevailing governmental policies and legislative or regulatory actions generally, including those of the California legislature, the U.S. Congress, the CPUC, California local publicly owned utilities and the Federal Regulatory Energy Commission;

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  the accuracy of the servicer's estimates of industrial, commercial and residential growth in PG&E's service territory, including related estimates of conservation and electricity usage efficiency;

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  the accuracy of the servicer's estimates of the payment patterns of electricity consumers, including the rate of delinquencies and any collections curves;

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  the operating performance of PG&E's facilities;

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  weather, storms, earthquakes, fires, floods, other natural disasters, explosions, accidents, mechanical breakdowns and other events or hazards that affect demand and electricity usage, result in power outages, reduce generating output, or cause damage to PG&E's assets or operations or those of third parties on which PG&E relies;

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  unanticipated population growth or decline, changes in market demand, demographic patterns or general economic and financial market conditions that affect demand and electricity usage;

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  the ability of alternate energy service providers that provide consolidated billing and sell electricity to electricity consumers in PG&E's service territory to pay dedicated rate component charges; and

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  acts of terrorism.

For additional factors that could affect the validity of our forward-looking statements, you should read the section of this prospectus titled "RISK FACTORS."

        You should read this prospectus and any applicable prospectus supplements, the documents that we have filed as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled "WHERE YOU CAN FIND MORE INFORMATION" completely and with the understanding that our actual future results could be materially different from what we currently expect. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

BACKGROUND AND OVERVIEW

Restructuring of the California Electric Industry

        In 1996, California enacted Assembly Bill 1890, or AB 1890, which mandated the restructuring of the California electric industry and established a market framework for electricity generation in which generators and other electricity providers were permitted to charge market-based prices for wholesale electricity. As required by AB 1890, beginning January 1, 1997, electricity rates for all customers were frozen at the level in effect on June 10, 1996 and, beginning January 1, 1998, rates for residential and small commercial customers were further reduced by 10%. The frozen rates were designed to allow PG&E to recover its ongoing authorized utility costs and, to the extent the frozen rates generated revenues greater than these costs, to recover its costs stranded by the regulatory change, or transition costs.

        AB 1890 also provided for the creation of transition property, which is the right to impose, collect and adjust (from time to time) a per kilowatt hour transition charge payable by residential and small commercial electricity customers. In 1997, PG&E sold its transition property to a wholly owned subsidiary, PG&E Funding LLC, which issued $2,901,000,000 in principal amount of notes secured by the transition property to the California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1, a Delaware business trust. This trust then issued certificates corresponding to each class of notes, referred to herein as the rate reduction bonds, in a public offering. PG&E is the servicer of the transition property.

The California Energy Crisis and PG&E's Chapter 11 Proceeding

        Beginning in May 2000, wholesale electricity prices began to increase so that the frozen rates were not sufficient to recover PG&E's operating and electricity procurement costs. Ultimately, PG&E's inability to recover its electricity procurement costs from its customers resulted in billions of dollars in defaulted debt and unpaid bills. On April 6, 2001, PG&E filed a voluntary petition for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, or Chapter 11, in the bankruptcy court. PG&E retained control of its assets and was authorized to operate its business as a debtor-in-possession during its Chapter 11 proceeding.

        In January 2001, because of the deteriorating credit of the California investor-owned electric utilities, the DWR began purchasing electricity to meet each utility's net open position, which is the portion of the demand of a utility's customers, plus applicable reserve margins, not satisfied from that utility's own generation facilities and existing electricity contracts. The DWR pays for its costs of purchasing electricity from a revenue requirement collected from electricity customers of the three California investor-owned electric utilities through what is known as a power charge. These customers also must pay another revenue requirement, which is known as a bond charge, for the DWR's costs associated with its $11.3 billion bond offering completed in November 2002. Each California investor-owned electric utility, including PG&E, bills and collects these power charges and bond charges as agent on behalf of the DWR. On January 1, 2003, each California investor-owned electric utility resumed purchasing electricity to meet its residual net open position.

        In response to the California energy crisis, the CPUC suspended "direct access" on September 20, 2001, which AB 1890 authorized and which gave PG&E customers the choice of continuing to buy electricity from PG&E or becoming direct access customers who purchase electricity from alternate energy service providers. In the 2004 legislative session, a bill was introduced and expired in the California Assembly that would have required the CPUC to establish rules for reintroduction of direct access transactions commencing in 2009. That bill or another bill with similar provisions may be introduced in a future legislative session. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions—It may be difficult to collect DRC charges from alternate energy service providers that provide consolidated billing, and the failure of alternate energy service providers that collect DRC charges from a substantial number of customers to remit those charges to the servicer may cause delays in the payment of energy recovery bonds" in this prospectus. A State of California voter initiative known as Proposition 80 has qualified for the ballot in the November 2005 special election. If approved by the voters, Proposition 80 generally would bar any consumer presently receiving electric service from PG&E from switching to an alternate energy service provider.

Effect of Chapter 11 Filing on Rate Reduction Bonds

        Although PG&E's Chapter 11 filing resulted in a servicer default under the servicing agreement relating to the rate reduction bonds, PG&E continued to perform all duties as servicer of the rate reduction bonds, including remitting daily to the trustee of the rate reduction bonds all transition charges collected. Remittances from PG&E to the rate reduction bond trustee were not interrupted by PG&E's Chapter 11 proceeding, and all scheduled payments of interest and principal to holders of the rate reduction bonds were made. Although PG&E's Chapter 11 filing did not adversely affect payments on the rate reduction bonds or PG&E's performance as servicer of the rate reduction bonds, no assurances can be given that in any subsequent bankruptcy of PG&E the outcome would be as favorable for the energy recovery bonds. See "RISK FACTORS—Risks Associated with a Bankruptcy of the Seller, the Servicer or the Administrator" in this prospectus.

PG&E's Plan of Reorganization and Settlement Agreement

        In September 2001, PG&E and PG&E Corporation proposed a plan of reorganization that would have disaggregated PG&E's businesses. In April 2002, the CPUC, later joined by the Official Committee of Unsecured Creditors, proposed an alternate plan of reorganization that would not have disaggregated PG&E's businesses. On December 19, 2003, PG&E, PG&E Corporation and the CPUC entered into a settlement agreement that contemplated a new plan of reorganization to supersede the competing plans. Under the settlement agreement, PG&E remains vertically integrated. On December 22, 2003, the bankruptcy court confirmed the new plan of reorganization, which fully incorporated the settlement agreement. The plan of reorganization provided for the payment of all allowed creditor claims in full (except for the claims of holders of certain pollution control bond-related obligations that were reinstated) from the proceeds of the public offering of $6.7 billion of mortgage bonds issued by PG&E, cash on hand and the proceeds of credit and accounts receivable facilities.

        The settlement agreement established an after-tax regulatory asset of $2.21 billion, and the CPUC decision approving the settlement agreement provided that, as a condition of the CPUC's execution of the settlement agreement, PG&E and PG&E Corporation agree in writing that PG&E would seek to refinance the unamortized portion of the regulatory asset. In accordance with the CPUC decision, PG&E agreed to seek to refinance, as expeditiously as possible following its exit from bankruptcy, the after-tax unamortized portion of the regulatory asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component charge, provided that certain conditions were satisfied. All of these conditions will be satisfied or waived before any energy recovery bonds are issued.

        On April 12, 2004, PG&E's plan of reorganization under Chapter 11 became effective, at which time PG&E emerged from bankruptcy with investment grade credit ratings. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions—Pending litigation may overturn the confirmation order which may adversely affect the financial condition of PG&E" in this prospectus for a description of pending litigation relating to the plan of reorganization.

THE RECOVERY PROPERTY

Establishment and Authorization Under the Act

        The Act, which was passed by a vote of 69 to 2 in the California Assembly and 30 to 0 in the California Senate, and signed into law on June 7, 2004, provides for the creation of recovery property to secure energy recovery bonds. Each series will be secured by different and separate collateral pledged to secure payment of that series of energy recovery bonds, including separate recovery property. See "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in this prospectus. Recovery property, for each series of energy recovery bonds, is defined in the Act as the right, title and interest:

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  in the tariff imposing the DRC charge for that series, as adjusted from time to time as permitted by the Act and the financing order;

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  in the right to be paid the amount that PG&E or we, as transferee of that recovery property, are entitled to receive pursuant to the Act and the proceeds of that amount;

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  in and to all revenues, collections, claims, payments, money or proceeds of or arising from that tariff or constituting the DRC charge under the financing order, including the DRC charge; and

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  in and to all rights to obtain adjustments to that tariff relating to the DRC charge pursuant to the Act and the financing order.

        The Act authorizes a nonbypassable DRC charge per kilowatt hour for each series of energy recovery bonds to be imposed on all electricity consumed in PG&E's service territory, subject to certain limited exceptions. Under the Act, DRC charges may consist of distribution, connection, disconnection and termination rates and charges and other rates and charges authorized by the financing order. The Act refers to the DRC charges as "fixed recovery amounts" and energy recovery bonds as "recovery bonds."

        The Act and the financing order authorize the imposition of a DRC charge for each series of energy recovery bonds to recover:

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  recovery costs equal to the principal amount of that series of energy recovery bonds; and

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  costs of recovering, financing, or refinancing those recovery costs, including the costs of servicing and retiring that series of energy recovery bonds.

These costs include interest and other expenses associated with the energy recovery bonds. The initial amount of the DRC charge imposed with respect to a series of energy recovery bonds will be established in an issuance advice letter that PG&E will file with CPUC for each series of energy recovery bonds. The initial DRC charge for each series of energy recovery bonds will be set forth in the prospectus supplement for that series.

        The Act contains a number of provisions designed to facilitate refinancing of the regulatory asset, including the following:

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  A Financing Order Will Be Irrevocable; State Pledge.    The Act provides that the financing order is irrevocable. In addition, under the Act, the CPUC may not revalue or revise for ratemaking purposes the recovery costs or the costs of recovering, financing or refinancing the recovery costs, or determine that the DRC charges are unjust or unreasonable, or in any way reduce or impair the value of recovery property, either directly or indirectly, by taking the DRC charges into account when setting other rates for PG&E. Under the Act, the State of California has pledged that it will neither limit nor alter the DRC charges, recovery property, financing orders, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E, owners of recovery property and holders of energy recovery bonds. In addition, even after energy recovery bonds have been issued pursuant to a financing order, the CPUC retains the power to interpret the financing order. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions" in this prospectus.

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  DRC Charges May Be Adjusted.    The Act requires the CPUC to approve true-up adjustments to the DRC charges as may be necessary to ensure timely recovery of all recovery costs approved in a financing order, and the costs of capital associated with the recovery, financing or refinancing of the recovery costs. The financing order requires that DRC charges be reviewed and adjusted at least annually, to correct any overcollections or undercollections of the preceding twelve months and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the energy recovery bonds. The Act and the financing order do not impose a cap on the DRC charge; however, current law and CPUC decisions have established caps on the amount of electricity charges or surcharges that may be imposed on certain electricity consumers (see "—Exemptions from DRC Charges and Caps on DRC Charges" below).

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  Electricity Consumers in PG&E's Service Territory Have Limited Exemptions from Paying DRC Charges.    The Act provides that the DRC charges are nonbypassable. Nonbypassable means that we will be entitled to collect these charges from all existing and future electricity consumers within PG&E's service territory as it existed on December 19, 2003, subject only to exceptions specified in the Act and the CPUC's orders. The owner of recovery property is entitled to collect DRC charges from electricity consumers even if they elect to purchase electricity from another supplier. Generally, electricity consumers can only avoid paying DRC charges if they move out of PG&E's service territory or if they fall within categories exempted from paying DRC charges under the Act. See "THE RECOVERY PROPERTY—Exemptions from DRC Charges and Caps on DRC Charges" in this prospectus.

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  The Act Provides for Liens on Recovery Property.    The Act provides that consensual security interests can be granted in recovery property and that a statutory lien will be established on recovery property. With respect to consensual security interests, the Act provides that a valid and enforceable security interest in recovery property attaches when (a) the CPUC has issued the financing order authorizing DRC charges included in the recovery property, (b) the pledgee of the recovery property (i.e., the indenture trustee) has given value for the recovery property, and (c) the pledgor (i.e., us or our successor) has signed a security agreement covering the recovery property. The security interest in the recovery property is perfected when it has attached and when a financing statement has been filed with the California Secretary of State in accordance with the Act. A statutory lien on recovery property with respect to any series of energy recovery bonds arises under the Act. This statutory lien arises automatically, without further action by the servicer, us or any other person. Under the financing order, a statutory lien will exist on the recovery property then existing or thereafter arising that is described in an issuance advice letter relating to a series of energy recovery bonds and will secure all obligations, then existing or subsequently arising, to the holders of those energy recovery bonds and the indenture trustee for those holders. This statutory lien will be a first priority lien on all recovery property then in existence or that subsequently arises for that series of energy recovery bonds pursuant to the terms of the financing order.

Financing Order

        Issuance of Energy Recovery Bonds.    On July 22, 2004, PG&E submitted its application to the CPUC for the financing order. The financing order, which was issued on November 19, 2004, approves the recovery of recovery costs authorized by the Act and the issuance of up to $3 billion in energy recovery bonds in up to two series (each of which will be comprised of one or more classes) by December 31, 2006. On November 29, 2004, PG&E filed its written consent to the financing order.

        Collection of DRC Charges.    The financing order authorizes the owner of recovery property to collect DRC charges from consumers of electricity in PG&E's service territory in an amount sufficient to recover its aggregate recovery costs authorized thereunder. Under the Act, as the owner of recovery property, we may collect DRC charges with respect to a series of energy recovery bonds until that series of energy recovery bonds and related costs have been paid in full. Neither the Act nor the financing order imposes a limit on the size of each DRC charge. In addition, because current law and CPUC decisions place a cap on the total amount of electricity charges or surcharges that certain categories of electricity consumers may pay, the consumers in these categories may pay a lesser amount of DRC charges or no DRC charges under certain circumstances. In this event, the remaining consumers will be required to pay a higher DRC charge to assure the sufficiency of revenues to pay the energy recovery bonds and related obligations. See "—Exemptions from DRC Charges and Caps on DRC Charges" below. With the exception of consumers that pay a lesser amount of a DRC charge or no DRC charge due to an applicable cap, each DRC charge will be uniformly imposed on all electricity consumers not exempted by the Act and by CPUC orders and will otherwise be uncapped.

        PG&E filed its proposed form of DRC charge tariff with the CPUC as required by the financing order. The DRC charge tariff has become effective. Pursuant to the financing order and this DRC charge tariff, DRC charges will be effective on the date specified in the issuance advice letter for each series of energy recovery bonds.

        Issuance Advice Letter.    Following the determination of the final terms of a series of energy recovery bonds and prior to their issuance, PG&E is required to file with the CPUC an issuance advice letter that conforms to the form attached to the financing order. That issuance advice letter must be filed with the CPUC within four days after the pricing of a series of energy recovery bonds and will be effective upon filing. Each issuance advice letter:

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  will specify the recovery property for that series of energy recovery bonds;

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  will certify to the CPUC the interest rate, expected amortization schedule and other terms for the energy recovery bonds;

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  will show the initial DRC charge and the date upon which the initial DRC charge will take effect (which will be 10 days after the issuance advice letter is filed, unless PG&E requests a later date which is not more than 60 days after the issuance date of energy recovery bonds of that series); and

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  will specify the variance between actual principal amortization and scheduled principal amortization, if any, that will trigger mandatory quarterly true-up adjustments to the DRC charge. See "—True-Up Adjustments" below.

        The financing order provides that upon the effective date of each issuance advice letter, all of the recovery property identified in the issuance advice letter will constitute a current property right and will thereafter continuously exist as property for all purposes.

        Each DRC charge established by an issuance advice letter is subject to protest and may be reviewed post-filing by the CPUC's energy division as and to the extent described under "True-Up Adjustments" below.

        Service Termination.    PG&E shall have the right to terminate service to any electricity customer for non-payment by the electricity customer of DRC charges pursuant to CPUC shut-off policies.

        Remedies Following Default by Servicer in Transferring DRC Charge Collections to the Indenture Trustee.    In the event of a default by the servicer in transferring DRC charge collections for a series of energy recovery bonds to the applicable indenture trustee on our behalf, the financing order allows holders of that series of energy recovery bonds and the trustees and representatives of those holders, us or our assignees, and pledgees and transferees of the recovery property related to that series of energy recovery bonds to petition the CPUC to order the sequestration and payment to the applicable indenture trustee of revenues arising from the related recovery property. See "RISK FACTORS—Risks Associated with a Bankruptcy of the Seller, the Servicer or the Administrator—A bankruptcy of the servicer or the administrator could result in delays or reductions in payments on the energy recovery bonds" in this prospectus.

        Binding on Successors.    The financing order provides that upon PG&E's consent it is binding on PG&E and any successor to PG&E that provides electricity distribution service directly to electricity consumers in PG&E's service territory.

Method of Calculation of Initial DRC Charges

        The servicer will calculate the initial DRC charge by determining the most recent monthly electric sales forecast for customers for the ensuing year filed with the CPUC and the components that the DRC charge collections must cover. These components include interest and scheduled principal payments on the energy recovery bonds, other ongoing expenses, deposits to the overcollateralization subaccount held by the indenture trustee for that series, and any deposits to the capital subaccount held by the indenture trustee for that series. The product of the DRC charge multiplied by the electric usage projections for that year will be calculated so that they are equal to the sum of the components for that year, plus uncollectible billings for DRC charges. In calculating the initial DRC charge (as well as all subsequent DRC charges) for a series of energy recovery bonds, the servicer will take into account (1) the fact that certain categories of consumers are exempt from paying DRC charges pursuant to the Act and CPUC orders and (2) the caps on charges or surcharges then in effect with respect to certain electricity consumers. See "—Exemptions from DRC Charges and Caps on DRC Charges" below.

True-Up Adjustments

        In order to enhance the likelihood that actual DRC charge collections are neither more nor less than the amount necessary to make payments on the energy recovery bonds of a series in accordance with the related expected amortization schedule, pay all related fees, expenses and indemnities, fund the related overcollateralization subaccount as scheduled and replenish the related capital subaccount as necessary, each servicing agreement for a series of energy recovery bonds requires the servicer to seek, and the financing order requires the servicer to file, annual routine true-up mechanism advice letters with the CPUC until all interest and principal on that series of energy recovery bonds and related costs have been paid or provided for in full.

        On or immediately before the filing date for each annual routine true-up adjustment mechanism advice letter with respect to each series of energy recovery bonds, the servicer will:

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  estimate collections through the December 31 immediately following such annual filing date and through December 31 of the year following the year of such filing date;

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  update the assumptions underlying the DRC charges, including electric usage volume, the rate of delinquencies and write-offs, the amount of any DRC charges collected by it but required to be held by it, as seller or servicer, by CPUC order, rules or regulations, our estimated expenses and fees, to the extent not fixed, and the collections curves prepared by the servicer forecasting the percentages of DRC charge amounts billed in a particular month that are expected to be received during that month and each of the following five months;

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  for each DRC charge relating to a series of energy recovery bonds, determine revisions to that DRC charge that, together with any funds on deposit in the applicable reserve subaccount, is projected to: (1) cause all accrued and unpaid interest on that series to be paid in full and the principal balance of that series to equal the projected principal balance of that series, (2) cause the balance in the overcollateralization subaccount for that series to equal the required overcollateralization level for that series, (3) restore the balance in the capital subaccount for that series to the required capital level for that series and (4) cause all of our other fees, expenses and indemnities relating to that series to be paid, in each case within 12 months after such revised DRC charge goes into effect (and with respect to any true-up adjustments occurring after the latest scheduled maturity date for that series of energy recovery bonds, determine the revised DRC charge that would be sufficient to retire the unpaid principal balance of that series within the earlier of (x) the end of the then current calendar year and (y) the latest final legal maturity date for that series).

Modifications to the DRC charges will also factor in any amount in the reserve subaccount available for distribution to holders of energy recovery bonds.

        The financing order also allows the servicer, if it deems necessary, to commit to file a routine true-up mechanism advice letter quarterly if the actual outstanding principal balance of that series fluctuates more than a specified percentage from the scheduled principal balance for that series. Any such percentage will be described in a prospectus supplement for that series. The financing order also allows the servicer to commit to file quarterly routine true-up mechanism advice letters at such other times as the servicer deems necessary. In addition, if the principal amount of any series of energy recovery bonds remains outstanding after the latest scheduled maturity date for that series, the servicer will file routine quarterly true-up mechanism advice letters until all classes of energy recovery bonds of that series and other amounts to be paid from DRC charges relating to that series have been paid in full. Each such routine quarterly true-up mechanism advice letter will request adjustments to the DRC charges projected to pay all amounts required to be paid by such DRC charges by the earlier of the end of the then current calendar year or the latest final legal maturity date for the related series of energy recovery bonds.

        The servicer may also submit non-routine true-up mechanism advice letters to propose revisions to the logic, structure and components of the cash flow model that PG&E included in its application to the CPUC for the financing order.

        The servicing agreement will require the servicer to deliver a written copy of each true-up mechanism advice letter, together with a copy of all supporting calculations, to us and the indenture trustee upon filing such letter with the CPUC.

        The financing order provides that (i) annual routine true-up mechanism advice letters shall be filed with the CPUC annually at least 15 days before the end of each calendar year, with resulting true-up adjustments to the DRC charges to become automatically effective on January 1 of the next calendar year, (ii) quarterly routine true-up mechanism advice letters shall be filed at least 15 days before the end of the next calendar quarter, with resulting true-up adjustments to the DRC charges to become automatically effective on the first day of the next calendar quarter, (iii) non-routine true-up mechanism advice letters to propose revisions to the cash flow model as described above shall be filed at least 90 days before the end of a calendar quarter, with the resulting changes (to the extent not modified or rejected by the CPUC) effective on the first day of the next calendar quarter; and (iv) true-up mechanism advice letters shall be filed with the CPUC by November 4 in each year (i.e., 15 days before each anniversary of the issuance of the financing order), with resulting true-up adjustments to the DRC charges, if necessary, to become automatically effective within 90 days of such financing order anniversary date. In the case of any true-up adjustments occurring after the latest scheduled maturity date for a series of energy recovery bonds, there will be quarterly true-up adjustments to correct for any overcollections or undercollections of the DRC charge by the earlier of the end of the then current calendar year or the latest final legal maturity date for that series of energy recovery bonds.

        Under the financing order, routine true-up mechanism advice letters are subject to protest and the CPUC's energy division may undertake a post-filing review of these true-up mechanism advice letters. However, a protest will not affect the date when a routine true-up adjustment will become effective or the new DRC charge rate. If the energy division finds mathematical errors in these true-up mechanism advice letters, it may prepare for the CPUC's consideration a resolution that corrects the DRC charge. There is no time limit on the energy division's ability to find and correct such errors.

Exemptions from DRC Charges and Caps on DRC Charges

        Exemption for Certain Electricity Consumers within PG&E's Service Territory.    The Act imposes the DRC charges on persons who consume electricity within PG&E's service territory, under rates and tariffs that are subject to approval and interpretation by the CPUC and the courts, including review of any challenges to such tariffs that may be brought by such consumers from time to time. The financing order provides that DRC charges shall be applicable to all departing load consumers except those that have been exempted by the CPUC or the legislature. Except for loads that otherwise are exempted by the Act, PG&E believes the Act will permit the DRC charge to be imposed on substantially all loads within PG&E's service territory as of December 19, 2003. Under the Act, the following are exempt from paying DRC charges:

  •
  new load or incremental load of an existing PG&E electric utility consumer where the load is being met through a direct transaction and the transaction does not require use of PG&E's transmission or distribution facilities;

  •
  customer generation departing load that is exempt from the DWR power charge pursuant to CPUC decisions; these decisions exempt from the DWR power charge, and thus from the DRC charge, up to a statewide total of 3,000 megawatts of electric generation capacity on the customer side of the electric meter (i.e., generation located on the customer's premises and supplying the customer directly, rather than through PG&E's distribution system) that (a) is dedicated wholly or in part to serve the customer's load, and/or the load of the customer's tenants or affiliates and/or not more than two other persons or corporations located on site or adjacent to the real property on which the generation is located, and (b) relies on non-utility or dedicated utility distribution wires rather than the utility grid (the exemption does not apply to any purchase of electricity delivered by PG&E under standby or other service);

  •
  DWR, with respect to the pumping, generation and transmission facilities and operations of the State Water Resources Development System, except to the extent that system facilities receive electricity service from PG&E on or after December 19, 2003 under a CPUC-approved tariff;

  •
  retail electric load that was continuously serviced by a local publicly owned electric utility from January 1, 2000 through June 7, 2004;

  •
  loads that take electricity service from a city after June 7, 2004, where all of the following conditions are met:

  (1)
  the new load is from locations that never received electricity service from PG&E;

  (2)
  the city owns and operates a local publicly owned electric utility that provides the service;

  (3)
  the local publicly owned electric utility served more than 95% of the persons receiving electricity service residing within the city limits prior to December 19, 2003;

  (4)
  the city annexed the territory in which the load is located on or after December 19, 2003;

    (5)
    following annexation, the city provides all municipal services to the annexed territory that the city provides to other territory within the city limits, including electricity service; and

    (6)
    the total load exempt from paying DRC charges and fixed recovery tax amounts pursuant to subclauses (1) through (4) above does not exceed 50 megawatts.

        The exemption to the DRC charges described in the second bullet point of the paragraph above is only available for up to 3,000 megawatts of generation capacity throughout the State, which will be allocated by the CPUC. Although electricity self-generators who do not fall into this exemption and who receive deliveries of electricity by means of transmission or distribution facilities are required to pay DRC charges, in some instances it may be difficult for the servicer to monitor or verify the amount of DRC charges payable by a self-generator.

        The Act directed the CPUC to determine the extent to which DRC charges are recoverable from new municipal load even if the specific exemptions set forth in the Act and outlined above do not apply. The Act required the CPUC to make this determination consistent with CPUC decisions in proceedings that were pending at the time the Act became law with respect to whether new municipal load was subject to a cost responsibility surcharge imposed to pay for certain DWR costs. Subsequent to enactment of the Act, on November 19, 2004, the CPUC issued Decision 04-11-014, which was later modified by Decision 04-12-059 issued on December 16, 2004 and further modified by Decision 05-07-038 issued on July 21, 2005. Through these decisions, the CPUC granted exemptions from the DWR power charge component of the cost responsibility surcharge to two types of new municipal loads. The first exemption was for new municipal loads located within the geographic areas served by the local publicly owned utilities identified in PG&E's transferred load forecast provided to the DWR in 2001. This exemption is uncapped, but only applies to a small number of local publicly owned utilities. The second exemption was for new municipal loads served by local publicly owned utilities that were formed and serving at least 100 customers by July 10, 2003. This second exemption has an interim cap in the amount of 80 megawatts in total in the service territories of PG&E and Southern California Edison Company. The CPUC will administer this exemption annually on a first-come, first-served basis, as further defined in the billing and collection phase of the CPUC's proceeding on departing load issues. On August 25, 2005, in Decision 05-08-035, the CPUC confirmed that new municipal load that is excepted from paying the DWR power charge component of the cost responsibility surcharge pursuant to CPUC decisions will also be exempt from paying DRC charges. In that same decision, the CPUC also ruled that former PG&E customers who are now being served by a local publicly owned municipal utility are not exempt from paying DRC charges unless they qualify for specific exemptions set forth in the Act and outlined above. CPUC Decision 05-08-035 is now final and no longer subject to appeal. (See "Risk Factors—Risks Associated with Judicial, Legislative or Regulatory Actions—The CPUC may take further actions that may adversely affect the servicer's ability to collect DRC charges or otherwise adversely affect the liquidity and market value of the energy recovery bonds" in this prospectus.)

        The methodology for imposing and collecting DRC charges in respect to nonexempt municipal load customers is still pending before the CPUC. Pending the resolution of this matter, the financing order requires the servicer to track, but not collect, DRC charges payable by any of these persons. Once the CPUC approves a methodology and the DRC charges become final and non-refundable, the DRC charges will be billed, and the servicer will remit these amounts to the indenture trustee.

        Nonexempt new municipal load, as well as nonexempt historic municipal load, are also currently subject to rate caps described below under "Caps on Amount of Charges or Surcharges that May Be Imposed on Certain Consumers."

        The Bay Area Rapid Transit District, or BART, asserted that statements made in connection with California Senate Bill 1201 (Chapter 613, California Statutes of 2004) evidence a legislative intent that BART should be exempted from DRC charges and that the CPUC therefore should exercise its general statutory powers to exempt BART from DRC charges. In Decision 05-07-041 issued on July 21, 2005, the CPUC ruled that BART is exempted from DRC charges to the extent it purchases federal preference power or power from local publicly owned utilities. During 2004, BART accounted for approximately 0.4% of PG&E's total electric deliveries.

        Other existing or future laws might be interpreted as exempting certain consumers or categories of consumers from paying the DRC charges. We are unaware of any existing or pending laws that would provide a basis for exemptions from the payment of DRC charges in a manner that would materially and adversely affect the recovery property or holders of the energy recovery bonds.

        Except as described above, the payment of DRC charges cannot be avoided by the formation of a local publicly owned electric utility on or after December 19, 2003, or by annexation of any portion of PG&E's service territory by an existing local publicly owned electric utility. However, disputes may arise regarding the methodology for calculating or collecting DRC charges following such formation or annexation by a local publicly owned utility.

        In establishing each initial DRC charge and requesting true-up adjustments to the DRC charges, the servicer will take into account the fact that the above-described loads or categories of electricity consumers are exempt from paying DRC charges. PG&E expects that its loads exempted from paying DRC charges will not have a material adverse effect on the payment of energy recovery bonds and related costs. If PG&E's assumptions regarding electricity consumption subject to these exemptions are inaccurate, it will have the opportunity to correct any shortfalls in DRC charge collections through the filing of true-up mechanism advice letters. PG&E expects that any periodic adjustments to the DRC charges that may be required in connection with these exemptions will be minimal.

        Caps on Amount of Charges or Surcharges that May Be Imposed on Certain Consumers.    Present law imposes a cap on the retail electric rates PG&E may charge to its residential customers who receive electricity procurement, transmission and distribution services from PG&E and whose level of electricity consumption falls within either of two categories referred to as "Tier 1" and "Tier 2." Approximately 26% of total electricity delivered to nonexempt consumers presently is provided to PG&E's nonexempt residential Tier 1 and Tier 2 customers.

        In addition, existing CPUC orders cap, at their current levels, overall retail electric rates PG&E may charge to its residential customers who receive electricity procurement, transmission and distribution services from PG&E in respect of their electricity consumption that exceeds Tier 1 and Tier 2 levels and who either are in the California Alternative Rates for Energy (CARE) program, or are medical baseline customers. Approximately 1.3% of total electricity delivered to nonexempt consumers presently is provided to PG&E's nonexempt CARE or medical baseline customers subject to this CPUC-imposed cap.

        Existing CPUC orders also impose a cap (presently 2.7¢ per kilowatt-hour) on cost responsibility surcharges imposed on most departing load consumers (which includes customers taking direct access from third party suppliers, as well as nonexempt new municipal loads). Approximately 11% of total electricity delivered to consumers presently is provided to nonexempt departing load consumers. The financing order provides that DRC charges imposed on these categories of nonexempt consumers are subject to these caps. In addition to DRC charges, other charges and surcharges imposed on electricity consumers include a separate charge imposed in connection with securitized financing undertaken in

1997 to finance PG&E's transition costs resulting from restructuring of the electric utility industry, as well as the bond charges and power charges imposed by the DWR in connection with a financing of certain power procurement costs incurred during the 2000-2001 California energy crisis. Because there presently is substantial room to accommodate DRC charges and these other charges under these caps, and because DRC charges are given priority status ahead of DWR power charges, PG&E anticipates that these caps will not limit the amount of DRC charges initially imposed on any nonexempt consumers. However, in the unlikely event that these charges and surcharges should increase so that the total amount of these charges and surcharges exceeds the applicable cap, DRC charges payable by these consumers could be limited. If this occurs, the financing order allows DRC charges imposed on all nonexempt consumers that are not subject to these present caps to be adjusted periodically as needed to guarantee the billing of DRC charges necessary to generate the collection of amounts sufficient to make timely provision for all scheduled (or legally due) payments of principal, interest and any other amounts due in connection with the related series of energy recovery bonds. These caps therefore should not hinder the recovery of DRC charge revenues sufficient to pay principal and interest on energy recovery bonds.

THE SERVICER OF THE RECOVERY PROPERTY

PG&E

        PG&E is a vertically integrated electricity and natural gas utility. It operates in northern and central California and is engaged in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission, and natural gas transportation and storage.

        At June 30, 2005, PG&E served approximately 5.0 million electricity distribution customers in a service territory covering over 70,000 square miles. For the year to date period ending June 30, 2005, it delivered approximately 38,266 gigawatt hours of electricity, which included approximately 4,326 gigawatt hours transmitted and distributed to direct access customers, approximately 33,529 gigawatt hours transmitted and distributed to approximately 4.9 million bundled residential, commercial, industrial and agricultural customers, and approximately 411 gigawatt hours transmitted and distributed to other customers.

        PG&E is primarily regulated by the CPUC and the Federal Energy Regulatory Commission.

PG&E Customer Base and Electricity Consumption

        PG&E's electricity customer base is divided into four main categories: residential, commercial, industrial and agricultural. Residential customers use electricity for heating, cooling, lighting, operating household appliances and other domestic purposes. The primary factor influencing the number of residential customers is the number of housing starts, which in turn is driven by demographics and the strength of the economy. The primary factors influencing short-term residential electricity consumption are weather and electricity prices. Long-term factors influencing residential consumption include the availability of more energy efficient appliances, new energy consuming technologies and the customer's ability to acquire these new products. Commercial customers use electricity for heating, cooling, lighting and operating equipment in office and retail settings. The primary factors influencing the number of commercial customers are local business activity and population growth. Factors influencing the energy consumption of commercial customers are similar to those of residential customers, including prices and temperature, but also include the level of local business activity. The factors influencing the electricity consumption of industrial customers are prices and the underlying strength of the global economy. The primary factor influencing electricity consumption of agricultural customers is irrigation pumping, which is driven by precipitation levels during the previous wet season.

        The following table shows certain of PG&E's electricity distribution operating statistics from 2000 through the first six months of 2005 for electricity sold or delivered, including the classification of sales and revenues by type of service.

	Jan.-Jun. 2005	2004	2003	2002	2001	2000
Customers (average for the year):
Residential	4,370,468	4,366,897	4,286,085	4,171,365	4,165,073	4,071,794
Commercial	508,039	509,501	493,638	483,946	484,430	471,080
Industrial	1,288	1,339	1,372	1,249	1,368	1,300
Agricultural	78,480	80,276	81,378	78,738	81,375	78,439
Public street and highway lighting	27,798	27,176	26,650	24,119	23,913	23,339
Other electric utilities	4	3	4	5	5	8

Total	4,986,077	4,985,192	4,889,127	4,759,422	4,756,164	4,645,960

Deliveries (in GWh):(1)(2)
Residential	14,075	29,453	29,024	27,435	26,840	28,753
Commercial	15,293	32,268	31,889	31,328	30,780	31,761
Industrial	7,167	14,796	14,653	14,729	16,001	16,899
Agricultural	1,320	4,300	3,909	4,000	4,093	3,818
Public street and highway lighting	391	2,091	605	674	418	426
Other electric utilities	20	28	76	64	241	266

Subtotal	38,266	82,936	80,156	78,230	78,373	81,923
DWR	(9,569)	(19,938)	(23,342)	(21,031)	(28,640)	—

Total non-DWR electricity	28,697	62,998	56,814	57,199	49,733	81,923

Revenues (in millions):
Residential	$1,794	$3,718	$3,671	$3,646	$3,396	$3,062
Commercial	1,795	4,179	4,440	4,588	4,105	3,110
Industrial	562	1,204	1,410	1,449	1,554	1,053
Agricultural	156	491	522	520	525	420
Public street and highway lighting	32	71	69	73	60	43
Other electric utilities	13	22	24	10	39	26

Subtotal	4,352	9,685	10,136	10,286	9,679	7,714
DWR	(834)	(1,933)	(2,243)	(2,056)	(2,173)	—
Direct access credits	—	—	(277)	(285)	(461)	(1,055)
Miscellaneous(2)	67	(248)	(52)	193	244	202
Regulatory balancing accounts	(146)	363	18	40	37	(7)

Total electricity operating revenues	$3,439	$7,867	$7,582	$8,178	$7,326	$6,854

Other Data:
Average annual residential usage (kWh)	3,220	6,744	6,772	6,577	6,444	7,062
Average billed revenues (cents per kWh):
Residential	12.75	12.62	12.65	13.29	12.65	10.65
Commercial	11.74	12.95	13.92	14.65	13.34	9.79
Industrial	7.84	8.14	9.62	9.84	9.71	6.23
Agricultural	11.82	11.41	13.35	13.00	12.83	11.00
Net plant investment per customer	$2,845	$2,790	$2,689	$2,105	$2,018	$1,969

(1)
These amounts include electricity provided to direct access customers who procure their own supplies of electricity.

(2)
Miscellaneous revenues in 2003 include a $125 million reduction due to refunds to electricity customers from generation-related revenues in excess of generation-related costs.

How PG&E Forecasts the Number of Customers and the Amount of Electricity Usage

        Forecasting Consumption.    PG&E's electricity sales forecast was last updated in December 2004 and is based on a set of econometric equations utilizing recorded sales data through the second quarter of 2004 and the most recently available economic and demographic projections for service area household and commercial activity. PG&E service territory specific economic and demographic projections are developed by Economy.com, Inc. Most recently, PG&E utilized Economy.com Inc.'s September 2004 forecast to drive its December 2004 sales forecast.

        PG&E develops econometric models to forecast electricity sales for the residential, commercial, industrial, and agricultural market segments. These forecasts will be used to calculate the DRC charges for any given period, in order to determine the revenue required to meet the expected amortization schedules for the energy recovery bonds.

        For the residential sector, electricity consumption is modeled as a function of electricity prices, temperature and the number of households. The commercial sector is modeled as a function of electricity prices, temperature and estimated "output" for the trade and services sector. Electricity usage for the industrial sector is modeled as a function of electricity prices and industrial output in PG&E's service area. Finally, agricultural usage is projected using rainfall totals and estimates of water deliveries through the state and federal distribution projects. Forecasted weather-related drivers assume normal weather conditions. Twenty year averages for such weather drivers as heating and cooling degree-days, and rainfall are employed in developing the sales forecast.

        PG&E's electricity demand forecast models have been in use for more than 25 years and have undergone extensive review by the CPUC and the California Energy Commission, respectively. Each year PG&E updates these models with the most recent recorded data, and conducts testing to ensure that model statistics meet the highest standards possible.

        Although the CPUC suspended direct access in September 2001, thereby prohibiting any additional customers in PG&E's service territory from choosing to receive electricity service from an alternate energy service provider, PG&E recently began projecting estimates of direct access usage in addition to the forecasts of its customer class usage. Until the CPUC proceeding suspending direct access is resolved, PG&E forecasts direct access usage by projecting forward the most recent twelve-month period of observed usage. See "BACKGROUND AND OVERVIEW—The California Energy Crisis and PG&E's Chapter 11 Proceeding" in this prospectus.

        Forecast Variance.    PG&E conducts sales forecast variance analyses on a regular basis to monitor how well forecasts track recorded consumption. This is important for short-term resource procurement functions as well as budgeting and financial reporting.

        Since PG&E updates its forecast on an annual basis, the table below shows annual variance for forecasts prepared for one year in the future. For example, the annual 2001 variance is based on a forecast prepared in 2000. The variances for the aggregate combined classes for the years 2000 through 2004 range from a low of 1.3% to a high of 4.6% in absolute terms.

Annual Forecast Variances (GWh)

	2000	2001	2002	2003	2004
Residential:
Forecast	28,460	28,848	26,445	27,405	28,516
Actual	28,753	26,840	27,435	29,024	29,453
Variance	1.0%	(7.0)%	3.7%	5.9%	3.3%
Commercial:
Forecast	31,607	31,805	29,833	30,981	31,784
Actual	31,761	30,780	31,328	31,889	32,268
Variance	0.5%	(3.2)%	5.0%	2.9%	1.5%
Industrial
Forecast	16,314	17,223	15,704	15,874	15,195
Actual	16,899	16,001	14,729	14,653	14,796
Variance	3.6%	(7.1)%	(6.2)%	(7.7)%	(2.6)%
Agricultural
Forecast	3,763	3,423	3,360	3,788	3,995
Actual	3,818	4,093	4,000	3,909	4,300
Variance	1.5%	19.6%	19.0%	3.2%	7.65%
Aggregate Combined Classes:
Forecast	80,888	82,124	76,094	78,867	81,718
Actual	81,923	78,373	78,230	80,156	82,936
Variance	1.3%	(4.6)%	2.8%	1.6%	1.5%

        For the period from 2000 through 2004, PG&E has been relatively accurate in forecasting electricity sales on a year-ahead basis with a mean absolute percentage error, or MAPE, in aggregate sales projections of 1.8%, excluding 2001, in which electricity prices spiked due to the California energy crisis. When the forecast for 2001 is included, MAPE increases to 2.4% for year-ahead forecasts of aggregate electricity sales. See "RISK FACTORS—Servicing Risks—Inaccurate forecasting or unanticipated delinquencies could result in insufficient funds to make scheduled payments on the energy recovery bonds" in this prospectus.

Credit Policy

        Under California law and CPUC regulatory guidelines, PG&E is obligated to provide service to electricity consumers in its service territory regardless of their creditworthiness.

        Certain accounts are secured with deposits or guarantees to reduce losses. Since the vast majority of customers pay their bills within the allotted time, it is not necessary to require deposits from all customers. Specific criteria have been developed for establishing credit. These criteria are based on such factors as prior service, property ownership, or providing an acceptable guarantor.

        Residential customers may establish credit by depositing cash equal to twice the average monthly gas charge and twice the average monthly electric charge or furnishing a satisfactory guarantor. Deposits or guarantees may not be required if the applicant has been a PG&E customer during the past two years, and (a) the applicant has not had more than two past-due billings during the last twelve consecutive months, (b) the applicant has paid all bills for domestic service previously supplied to the applicant and has proof of payment, or (c) the applicant's credit is otherwise established to the satisfaction of PG&E. Credit that is "established to the satisfaction of PG&E" is a broad category that includes options such as acceptable payment records with other utilities, credit scoring, and other factors that would establish creditworthiness.

        Non-residential customers may establish credit by depositing cash up to twice the highest monthly gas charge and twice the highest monthly electric charge or furnishing a satisfactory guarantor or other credit support. Deposits, guarantees or other credit support may not be required if the applicant has been a PG&E customer during the past two years, and (a) the applicant has not had more than two past-due billings during the last twelve consecutive months, (b) the applicant has paid all bills for commercial service previously supplied to the applicant and has proof of payment, or (c) the applicant's credit is otherwise established to the satisfaction of PG&E. Credit that is "established to the satisfaction of PG&E" is a broad category that includes options such as acceptable payment records with other utilities, credit scoring, and other factors that would establish creditworthiness.

        PG&E may change its credit policies and procedures from time to time.

PG&E's Billing Process

        PG&E generally bills its customers once every 27 to 33 days, with approximately an equal number of bills being distributed each servicer business day. Any day other than a Saturday, a Sunday or a day on which the servicer's offices are not open for business is a "servicer business day." For the year ending December 31, 2004, PG&E mailed out an average of 268,368 bills on each servicer business day to customers in its various customer categories.

        For accounts with potential billing errors, exception reports are generated for manual review. This review examines accounts that have abnormally high or low bills for potential meter-reading errors and possible meter malfunctions.

        Bills are processed and mailed to customers approximately two days after the meter is scheduled to be read. Residential electricity bills are due upon presentation and considered past due if unpaid 21 calendar days after the due date. Non-residential electricity bills are due upon presentation and considered past due if unpaid 17 days after the due date.

        PG&E may change its billing policies and procedures from time to time.

PG&E's Collection Process

        In September 2005, PG&E received approximately 64% of total bill payments via the U.S. mail. Approximately 14% percent of bill payments were received at local offices, and 5% were received at local pay stations. PG&E received the remainder of payments via automatic payment service, electronic funds transfer, electronic data interchange, and online energy payment, pay-by-phone and other methods.

        If a residential customer does not timely pay its bill, PG&E mails a 15-day notice and a subsequent 48-hour notice to that residential customer. A telephone contact or reasonable attempt at making telephone contact is also required to residential customers prior to scheduling a service disconnection. For commercial accounts, a seven-day notice and a 24-hour notice, although not required, are often given to notify commercial customers that a service disconnection is scheduled.

        For residential and non-residential customers, a closing bill including all unpaid amounts is generally issued within three to ten days of service termination. Once the closing bill is issued, a closing bill notice is mailed if the balance remains unpaid 30 days after issuance of the closing bill. If amounts remain outstanding 45 days after the issuance of the closing bill notice, residential and non-residential accounts are assigned to the closing bill unit of PG&E for further investigation and collection efforts. Unpaid closed accounts are written-off six months after the closing bill is issued.

        PG&E may change its collection policies and procedures from time to time.

Restoration of Service

        Before restoring service that has been shut-off for non-payment, PG&E has the right to require the payment of all of the following charges: (i) the total amount owing on an account including any past-due balance, the current billing, and a credit deposit, if requested; (ii) any miscellaneous charges associated with the reconnection of service (i.e., reconnection charges, field collection charges, and/or returned check charges); (iii) any charges assessed for unusual costs incidental to the termination or restoration of service which have resulted from the customer's action or negligence; and (iv) any unpaid closing bills from other accounts in the name of the customer of record.

        PG&E may change its restoration of service policies and procedures from time to time.

Loss and Delinquency Experience

        The following table sets forth information relating to the total billed revenues and write-off experience of PG&E for (i) residential and (ii) commercial, industrial and agricultural customers for the first seven months of 2005 and each of the five preceding years. Such historical information, as well as the delinquency information that follows, is presented herein because PG&E's actual experience with respect to write-offs and delinquencies may affect the timing of DRC charge collections.

TOTAL BILLED REVENUES

	2000	2001	2002	2003	2004	Jan.-July 2005
Residential	$4,694,857,793	$5,676,044,026	$5,023,807,815	$5,502,126,138	$5,661,093,217	$3,560,517,911
Commercial, Industrial & Agricultural	4,608,537,217	7,118,562,237	7,143,260,590	7,213,736,487	7,038,511,810	3,823,527,613

Total	$9,303,395,010	$12,794,606,263	$12,167,068,405	$12,715,862,625	$12,699,605,027	$7,384,045,524

Net Write-Offs(1)

	2000	2001	2002	2003	2004	Jan-July 2005
Residential	$12,470,177	$20,512,580	$18,679,506	$20,732,482	$26,254,121	$11,732,079
Commercial, Industrial & Agricultural	2,256,415	5,593,863	12,785,293	18,779,302	14,126,290	2,263,725

Total	$14,726,592	$26,106,443	$31,464,799	$39,511,784	$40,380,411	$13,995,804

(1)
Net write-offs include any amounts recovered by PG&E from deposits, bankruptcy proceedings and payments received after an account has been closed. Includes both gas and electric write-offs.

Net Write-Offs as a Percentage of Billed Revenue(2)

	2000	2001	2002	2003	2004	Jan-July 2005
Residential	0.27%	0.36%	0.37%	0.38%	0.46%	0.33%
Commercial, Industrial & Agricultural	0.05%	0.08%	0.18%	0.26%	0.20%	0.06%
Aggregate	0.16%	0.20%	0.26%	0.31%	0.32%	0.19%

(2)
Includes both gas and electric write-offs.

        Slight historical trends towards increased net write-offs are apparent with respect to residential users, as well as to commercial, industrial and agricultural users. However, the trend in historical net write-offs continues to be statistically insignificant.

Delinquencies

        The following table sets forth information relating to the delinquency experience of PG&E for residential, commercial, industrial and agricultural customers on July 31, 2005 and on December 31 of each of the five preceding years:

Customer Delinquency Data(1)

	Dec. 2000	Dec. 2001	Dec. 2002	Dec. 2003	Dec. 2004	July 2005
Residential:
Percent of Billed Revenue Not Collected Within:
31-60 days	19.58%	4.68%	25.50%	14.74%	12.85%	13.87%
61-90 days	6.25	8.16	2.32	5.28	2.85	3.46
91 days or more	2.35	5.74	0.77	5.52	5.17	4.84
	Dec. 2000	Dec. 2001	Dec. 2002	Dec. 2003	Dec. 2004	July 2005
Commercial, Industrial & Agricultural:
Percent of Billed Revenue Not Collected Within:
31-60 days	10.41%	10.95%	13.99%	10.90%	7.28%	8.27%
61-90 days	9.45	6.80	4.32	4.72	2.59	1.44
91 days or more	4.19	6.83	8.35	8.73	9.96	9.06

(1)
Data shows statistics for combined gas and electric revenues for open accounts for each respective month and is calculated based upon the past due amounts included in current month billings as a percentage of the prior month's billed revenue.

        PG&E does not believe that the delinquency experience with respect to the DRC charge collections will differ substantially from the approximate rates indicated above.

Billings by and Collections from Alternate Energy Service Providers

        Under present CPUC rules, if any alternate energy service provider elects to perform consolidated billing, the alternate energy service provider must first establish its creditworthiness by demonstrating that it has a credit rating of "Baa2" or higher from Moody's or "BBB" or higher from S&P or Fitch. If it does not satisfy this rating criteria, it must post a security deposit or other form of collateral equal to twice the estimated maximum monthly bill for PG&E charges, based on the last twelve months of historical usage.

        Any alternate energy service provider that provides consolidated billing, including monthly amounts with respect to the DRC charges, is required to pay the servicer periodic amounts billed by the servicer to the alternate energy service provider, including the DRC charges, within 17 days from the date that charges are billed to the alternate energy service provider, regardless of the alternate energy service provider's ability to collect such amounts from electricity consumers. In this case, the collecting alternate energy service provider will in effect replace the electricity consumer as the obligor with respect to those DRC charges and we, as the owner of the recovery property, will have no right to collect such DRC charges from the electricity consumer. The servicer will not have the right to pursue customers of an alternate energy service provider that defaults in the payment of DRC charges.

However, the servicer will have the right to terminate consolidated billing by an alternate energy service provider following payment defaults by that alternate energy service provider and begin billing and collecting DRC charges and other amounts from that alternate energy service provider's consolidated billing customers seven days after the payment default by the alternate energy service provider. An alternate energy service provider that has defaulted will nevertheless have the right to elect consolidated billing six months after its default upon the satisfaction of certain conditions. Frequent changes in customer billing and payment arrangements may result in customer confusion and the misdirection of payments, which could have the effect of causing delays in distributions to holders of energy recovery bonds. Neither the seller nor the servicer will pay any shortfalls resulting from the failure of any alternate energy service providers to forward DRC charge collections to the servicer, although any shortfall should be taken into account in any subsequent true-up adjustment to the DRC charge. See "RISK FACTORS—Servicing Risks" in this prospectus.

PG&E ENERGY RECOVERY FUNDING LLC

General

        We are a limited liability company formed under the Delaware Limited Liability Company Act pursuant to the limited liability company agreement executed by PG&E, as our sole equity member, and the filing of a certificate of formation with the Secretary of State of Delaware. The limited liability company agreement restricts us from engaging in activities other than those described herein.

        On February 10, 2005, we issued a series of energy recovery bonds in an aggregate principal amount of approximately $1.8 billion. As of the date of this prospectus, this is the only series of bonds we have issued. Our fiscal year is the calendar year. Our assets will consist primarily of the recovery property and certain other collateral pledged to each series of energy recovery bonds. See "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in this prospectus.

        The indenture for each series of energy recovery bonds provides that the recovery property for that series, other than any cash released to us by the applicable indenture trustee on each payment date in a maximum amount equal to the earnings on the capital subaccount relating to that series of energy recovery bonds, will be pledged by us to the indenture trustee for that series. Pursuant to the indenture for a series, the DRC charge that will be collected for that series will be remitted to the indenture trustee for that series by the servicer and must be used to pay the principal and interest on that series and our other obligations relating to that series specified in that indenture.

Our Purpose

        We have been created for the purpose of:

  •
  acquiring and owning recovery property and the other collateral;

  •
  issuing and selling, from time to time, one or more series of energy recovery bonds, each of which may be comprised of one or more classes;

  •
  pledging our interest in recovery property and other collateral to the indenture trustee under the indenture in order to secure the applicable series of energy recovery bonds;

  •
  making payments on the energy recovery bonds;

  •
  acquiring, owning, holding, transferring, disposing of, pledging or otherwise dealing with, publicly or privately issued securities whether with unrelated third parties or with affiliated entities;

  •
  performing our obligations under the limited liability company agreement, our management agreement, the sale agreements, the servicing agreements, the administrative services agreement, the underwriting agreements pursuant to which we sell energy recovery bonds, the indentures and supplements thereto, and all documents and certificates contemplated by or delivered in connection with those documents;

  •
  investing proceeds from the recovery property and our other assets and any of our capital and income in accordance with the limited liability company agreement, our management agreement, the sale agreements, the servicing agreements, the administrative services agreement, the underwriting agreements pursuant to which we sell energy recovery bonds, the indentures and supplements thereto, and all documents and certificates contemplated by or delivered in connection with those documents, or as otherwise determined by our board and not inconsistent with those documents; and

  •
  engaging in any lawful act or activity and exercising any powers permitted under Delaware law that are related or incidental to and necessary, convenient or advisable to accomplish these purposes.

Our Interaction with PG&E

        On the issue date for each series of energy recovery bonds, PG&E will sell the recovery property related to such series to us pursuant to a sale agreement between us and PG&E. Under each servicing agreement, PG&E will serve as the initial servicer of the recovery property for the related series. We will pay PG&E fixed periodic fees for performing these services. Pursuant to the administrative services agreement between us and PG&E, PG&E also will provide administrative services to us.

Our Management

        Our business is managed by three directors. We will have at all times following the initial issuance date of the first series of energy recovery bonds at least one director who, among other things, is not and has not been for at least five years prior to the date of his or her appointment:

  •
  an employee, director, stockholder, partner or officer of us or any of our affiliates (other than his or her service as an independent director of us or of an affiliate of us that is a special-purpose bankruptcy-remote entity);

  •
  a supplier of us or any of our affiliates; or

  •
  any member of the immediate family of a person described in the first or second bullet points above.

        This director is referred to as the "independent director." Our officers and directors will devote the time necessary to conduct our affairs.

        The following are the directors and principal officers as of the date of this prospectus:

Name	Age	Title
Christopher P. Johns	45	President and Director
Nicholas M. Bijur	33	Treasurer and Director
Bernard J. Angelo	35	Director
Dinyar B. Mistry	43	Controller
Linda Y.H. Cheng	46	Secretary

Directors' and Officer's Business Experience

        Christopher P. Johns is our President and one of our directors. Mr. Johns has served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E since October 2005. Mr. Johns has served as Senior Vice President and Controller of PG&E Corporation since September 2001 and as Chief Financial Officer since January 2005. Mr. Johns was the Vice President and Controller of PG&E Corporation from July 1997 to September 2001.

        Nicholas M. Bijur is our Treasurer and one of our directors. Mr. Bijur has served as Assistant Treasurer of PG&E and PG&E Corporation since February 2005. Mr. Bijur was a Vice President at Morgan Stanley in the Investment Banking division from December 2003 until February 2005 and an Associate at Morgan Stanley from August 2000 until December 2003.

        Bernard J. Angelo is our independent director. Mr. Angelo joined Global Securitization Services, LLC in April 1997 and has been a partner for the past five years. Mr. Angelo was an Assistant Vice President at Bankers Trust Company from January 1993 to April 1997.

        Dinyar B. Mistry is our Controller. Mr. Mistry has served as Vice President and Controller of PG&E since November 2000. He was the Assistant Controller of PG&E from April 2000 through October 2000, and the Director of the Budget Department at PG&E from April 1999 through March 2000. From January 1997 through March 1999, he was the Manager of Financings of PG&E and PG&E Corporation.

        Linda Y.H. Cheng is our Corporate Secretary. Ms. Cheng has served as Corporate Secretary of PG&E and PG&E Corporation since May 2001. Ms. Cheng was Senior Assistant Corporate Secretary of PG&E and Assistant Corporate Secretary of PG&E Corporation from April 1996 to April 2001.

Directors' Compensation and Limitation on Liabilities

        We have not paid any compensation to any director since our formation other than to the independent director. The non-independent directors will not be compensated by us for their services on our behalf. The independent director will be paid fees from our revenues and will be reimbursed for his or her reasonable expenses. These expenses include, without limitation, the reasonable compensation, expenses and disbursements of agents, representatives, experts and counsel as the independent director may employ in connection with the exercise and performance of his or her duties. Our limited liability company agreement provides that the directors will not be liable for any act or omission performed or omitted in good faith on behalf of us and in a manner reasonably believed by the director to be within the scope of the authority conferred on him or her under the limited liability company agreement. However, a director will be liable for any loss, damage or claim incurred by us or by a person who has an interest in or claim against us by reason of the director's gross negligence or willful misconduct. Our limited liability company agreement further provides that, to the fullest extent permitted by law, we shall indemnify the directors against any liability incurred in connection with their services as our directors, except in the cases described in the preceding sentence.

We Intend to Be a Separate Legal Entity

        Our limited liability company agreement provides that we may not file a voluntary petition for relief under the federal bankruptcy code without the unanimous consent of our members and our directors, including the independent director. PG&E has agreed that it will not cause us to file a voluntary petition for relief under the Bankruptcy Code. These provisions, however, may not be enforceable. Our limited liability company agreement requires us to maintain our existence separate from PG&E, including:

  •
  taking all reasonable steps to continue our identity as a separate legal entity;

  •
  maintaining our assets and accounts separate from PG&E and its affiliates;

  •
  maintaining separate records and financial statements and not commingling our records with the records of PG&E or its affiliates;

  •
  making it apparent to third persons that we are an entity with assets and liabilities distinct from those of PG&E or its affiliates; and

  •
  making it apparent to third persons that, except for federal and certain other tax purposes, we are not a division of PG&E or any of its affiliates.

        Our principal place of business is 245 Market Street, Room 424, San Francisco, California 94105, and our telephone number is (415) 973-6252.

THE SALE AGREEMENTS

        The following summary describes particular material terms and provisions of each sale agreement pursuant to which we will purchase recovery property from the seller. The form of sale agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of the applicable sale agreement. In this prospectus, we refer to the applicable sale agreement, applicable servicing agreement and the applicable indenture as the "basic documents."

Sale and Assignment of Recovery Property

        On the issuance date for a series of energy recovery bonds, pursuant to a sale agreement, the seller will sell and assign recovery property to us, without recourse, except as provided in such sale agreement. The recovery property acquired on that date represents the irrevocable right to receive, through a DRC charge, amounts sufficient to recover recovery costs relating to that series and costs of recovering, financing, or refinancing those recovery costs, including costs of servicing and retiring that series of energy recovery bonds, as authorized by the financing order. We will apply the net proceeds that we receive from the sale of the energy recovery bonds issued on that date to the purchase of the recovery property acquired on that date.

        In addition, the seller expects to sell additional recovery property to us prior to December 31, 2006, subject to the satisfaction of the conditions specified in the applicable sale agreement and the indenture. Each additional sale of recovery property will be financed through the issuance of additional energy recovery bonds of one or more new series under separate indentures.

        In accordance with the Act, the transfer by PG&E to us of recovery property for a series of energy recovery bonds will be deemed perfected as against third persons when the CPUC has issued the financing order authorizing the DRC charge included in the recovery property relating to that series and PG&E executes and delivers to us a written assignment of that recovery property.

Conditions to the Sale of Recovery Property

        Our obligation to purchase recovery property on any date specified in a sale agreement, or transfer date, is subject to the satisfaction or waiver of each of the following conditions:

  •
  on or prior to the transfer date, the seller must deliver to us a duly executed sale agreement;

  •
  on or prior to the transfer date, the seller must have received the financing order from the CPUC;

  •
  on or prior to the transfer date, the seller must have filed an issuance advice letter with the CPUC and such letter must be effective;

  •
  as of the transfer date, the seller must not be insolvent and must not be made insolvent by the sale of recovery property to us, and the seller may not be aware of any pending insolvency with respect to itself;

  •
  on the transfer date, the representations and warranties made by the seller in the applicable sale agreement must be true and correct, the seller must not have breached any of its covenants in such sale agreement, and the servicer must not be in default under the applicable servicing agreement;

  •
  on the transfer date, we must have sufficient funds available to pay the purchase price and all conditions to the issuance of all series of energy recovery bonds intended to provide the funds to purchase that recovery property must have been satisfied or waived;

  •
  on or prior to the transfer date, the seller must have taken all action required to transfer ownership of recovery property to be conveyed to us on the transfer date, free and clear of all liens; and we must have taken any action required for us to grant the indenture trustee a first priority perfected security interest in the collateral described in the indenture;

  •
  we and the indenture trustee for the related series of energy recovery bonds must receive an opinion of outside tax counsel in form and substance reasonably satisfactory to us and that indenture trustee;

  •
  on the transfer date, the applicable servicing agreement, the applicable sale agreement, the applicable indenture, the Act, the financing order and the issuance advice letter authorizing the collection of DRC charges must be in full force and effect; and

  •
  officer's certificates confirming the satisfaction of each of these conditions must be delivered to us and the indenture trustee.

Seller's Representations and Warranties

        In each sale agreement, the seller will make the following representations and warranties, as of the transfer date, which survive the sale of the related recovery property to us and the pledge thereof to the applicable indenture trustee:

  •
  no portion of the transferred recovery property has been sold, transferred, assigned, pledged or otherwise conveyed by the seller to any person other than us, and immediately prior to the sale of such recovery property, the seller owns the recovery property free and clear of all liens and rights of any other person, and no offsets, defenses or counterclaims exist or have been asserted with respect to the recovery property;

  •
  immediately upon the sale under the sale agreement, the recovery property transferred on the transfer date will be validly transferred and sold to us, we will own the transferred recovery property free and clear of all liens, except for the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter, and all filings (including filings with the Secretary of State of California under the Act) necessary in any jurisdiction to give us a perfected ownership interest in the transferred recovery property will have been made;

  •
  subject to the fifth bullet point in this section (assumptions used in calculating the DRC charges as of the transfer date) and any other forecasts, projections and predictions about events in the future, all written information, as amended or supplemented from time to time, provided by the seller to us with respect to the recovery property is true, correct and complete in all material respects;

  •
  under the laws of the State (including the Act) and the United States in effect on the transfer date:

  •
  the financing order and the issuance advice letter pursuant to which the rights and interests of the seller have been created, including the right to impose, collect and receive the DRC charges and the interest in and to the recovery property is in full force and effect and the seller has validly and irrevocably consented to the terms of the financing order;

  •
  that series of energy recovery bonds is entitled to the protection provided in specific sections of the Act, subject to the limitations specified therein;

  •
  the related tariff has been filed with the CPUC in respect of that series in accordance with the financing order;

    •
    the process by which the financing order was approved and the financing order, issuance advice letter and tariff comply with all applicable laws and regulations;

    •
    the issuance advice letter and the tariff have been filed in accordance with the financing order;

    •
    no other approval, authorization, consent, order or other action of, or filing with any governmental authority is required on the part of the seller in connection with the creation of the recovery property, except those that have been obtained or made; and

    •
    under the "contract clause" of the U.S. Constitution and the "contract clause" of the State Constitution, holders of energy recovery bonds could successfully challenge the constitutionality of any law enacted by the State, whether enacted by legislation or voter initiative, that, after the energy recovery bonds are issued but prior to the time that the energy recovery bonds are fully paid, repeals, amends or violates the State pledge in a manner that substantially impairs the energy recovery bonds or the indenture, unless the law is reasonable and necessary to serve an important public purpose such as remedying a broad and general social or economic problem;

  •
  based on information available to the seller on the transfer date, the assumptions used in calculating the DRC charges as of the transfer date are reasonable and are made in good faith;

  •
  upon the filing of the issuance advice letter with respect to the transferred recovery property pursuant to the financing order, regardless of the outcome of the pending appeal in the United States Court of Appeals for the Ninth Circuit relating to the confirmation order in PG&E's bankruptcy case;

  •
  the related rights and interests of the seller under the financing order, including the right to impose, collect and receive the DRC charges established pursuant to the financing order, will become recovery property;

  •
  the recovery property will constitute a current property right;

  •
  the recovery property will include the right, title and interest of the seller to the tariff imposing the DRC charges, and the right to obtain periodic true-up adjustments of the DRC charges;

  •
  the owner of the recovery property will be legally entitled to bill DRC charges and collect payments in respect of the DRC charges in the aggregate amount sufficient to pay or fund, in accordance with the applicable indenture, the principal of the related energy recovery bonds, all interest thereon, any credit enhancements, and all related fees and costs with respect to the scheduled payment of the energy recovery bonds, as well as other amounts payable under any interest rate swap agreement or the applicable indenture; and

  •
  the recovery property will not be subject to any lien, except for the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter;

  •
  under existing law as of the transfer date, bondholders will not be responsible for, nor will payments to bondholders be reduced by, any sales tax, gross receipts tax, general corporation tax, single business tax, personal property tax, privilege tax, franchise or license tax, or other tax imposed on the seller or the issuer as a result of the sale and assignment of the recovery property by the seller to the issuer, the acquisition of the recovery property by the issuer or the issuance and sale by the issuer of the energy recovery bonds, other than withholding of taxes applicable to payments on energy recovery bonds and any taxes imposed as a result of a failure of the issuer or the seller to properly withhold or remit taxes imposed with respect to payments on any energy recovery bond;

  •
  the seller is duly organized, validly existing and in good standing under the laws of the state of its organization, with requisite corporate power and authority to own its properties as owned on the transfer date and to conduct its business as conducted by it on the transfer date, to obtain the financing order and to own, sell and transfer recovery property and to execute, deliver and perform the terms of the sale agreement;

  •
  the seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where a failure to qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the business, operations, assets, revenues or properties of the seller);

  •
  the seller has the requisite corporate power and authority to execute and deliver the sale agreement and to carry out its terms, and the execution, delivery and performance by the seller of the sale agreement have been duly authorized by all necessary action on the part of the seller under its organizational or governing documents and laws;

  •
  the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' or secured parties' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or law;

  •
  the consummation by the seller of the transactions contemplated by the sale agreement (a) does not conflict with the seller's organizational documents or any indenture or other agreement or instrument to which the seller is a party or by which it is bound, nor will consummation by the seller of the transactions contemplated by the sale agreement result in the creation or imposition of any lien upon the seller's properties pursuant to the terms of any such indenture, agreement or other instrument (other than any that may be granted under the basic documents or the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter) or violate any existing law or any existing order, rule or regulation applicable to the seller and (b) is consistent with the California Public Utilities Code and the financing order;

  •
  except as disclosed in this prospectus or any prospectus supplement, no proceeding is pending and, to the seller's knowledge, no proceeding is threatened, against the seller, and, to the seller's knowledge, no investigation is pending or threatened against the seller before any governmental authority:

  •
  asserting the invalidity of the Act, the financing order, the sale agreement, the energy recovery bonds of any series or the basic documents;

  •
  seeking to prevent the issuance of the energy recovery bonds of the relevant series or the consummation of any of the transactions contemplated by the basic documents;

  •
  seeking a determination that could reasonably be expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the Act, the financing order, the energy recovery bonds of any series, the sale agreement or the other basic documents; or

  •
  seeking to adversely affect the federal income tax or state income or franchise tax classification of the energy recovery bonds of any series as debt;

  •
  there is no order by any court or regulatory agency providing for the revocation, alteration, limitation or other impairment of the Act, the financing order, the issuance advice letter, the transferred recovery property or the DRC charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the financing order;

  •
  no governmental approvals, authorizations, consents, orders or other actions or filings, other than filings under the Act, are required for the seller to execute, deliver and perform its obligations under the sale agreement except those that have previously been obtained or made or are required to be made by the seller in the future pursuant to the applicable sale agreement; and

  •
  after giving effect to the sale of any transferred recovery property under the sale agreement, the seller:

  •
  is solvent and expects to remain solvent;

  •
  is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

  •
  is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small capital; and

  •
  is able to pay its debts as they mature and does not intend to incur, nor does it believe that it will incur, indebtedness that it will not be able to repay at its maturity.

        In the sale agreement relating to our initial series of energy recovery bonds, the seller represented and warranted that the specific appeals pending on the closing date of the issuance of the initial series of energy recovery bonds in the California Court of Appeal First Appellate District, the United States District Court for the Northern District of California and the United States Court of Appeals for the Ninth Circuit were the only proceedings pending seeking to overturn the settlement agreement or PG&E's plan of reorganization. In the sale agreement relating to any other series of energy recovery bonds, of the appeals described in the preceding sentence, the seller will represent that the only appeal remaining is an appeal in the United States Court of Appeals for the Ninth Circuit seeking to overturn PG&E's plan of reorganization. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions—Pending litigation may overturn the confirmation order which may adversely affect the financial condition of PG&E" in this prospectus.

        In addition, the seller will make the following representations as of the transfer date: The Act provides for the exemption of certain consumers or categories of consumers from DRC charges. The Act requires the CPUC to establish an effective mechanism that ensures recovery of recovery costs through DRC charges from other existing and future consumers. The Act also includes a pledge that the State will neither limit nor alter the recovery property nor any associated DRC charges until the energy recovery bonds, together with interest thereon, have been fully discharged; provided, however, the Act permits the State to avoid these requirements if and when adequate provision shall be made by law for the protection of holders of the energy recovery bonds. To the best knowledge of the seller, after reasonable investigation, no existing laws would exempt consumers from the payment of DRC charges in a manner that would materially and adversely affect the recovery property or the holders of the energy recovery bonds.

        Notwithstanding the above, the seller will make no representation or warranty that any amounts actually collected arising from the DRC charges will in fact be sufficient to meet payment obligations on the related energy recovery bonds or that the assumptions made in calculating the DRC charges will in fact be realized.

        The representations and warranties made by the seller will survive the execution and delivery of the applicable sale agreement and each sale agreement provides that these representations and warranties may not be waived by us or the seller except pursuant to a written agreement as to which the rating agency condition has been satisfied.

        As used in this prospectus, the "rating agency condition" means, with respect to any action, that each rating agency rating the affected series of energy recovery bonds shall have been given 10 days prior notice thereof and that each of such rating agencies shall have notified the servicer, the indenture trustee and us in writing that such action will not result in a reduction or withdrawal of the then current rating by such rating agency of any class of energy recovery bonds of that series.

        Each sale agreement will provide that any change in the law by legislative enactment, constitutional amendment or voter initiative that renders untrue any of the representations or warranties in that sale agreement would not constitute a breach under that sale agreement. With respect to the initial series of energy recovery bonds, the outcome of appeals relating to the settlement agreement or the plan of reorganization then pending on the closing date of that series of energy recovery bonds in the California Court of Appeal First Appellate District, the United States District Court for the Northern District of California and the United States Court of Appeals for the Ninth Circuit will not be treated as a change in law. With respect to any other series of energy recovery bonds, any pending appeals that are specified in the sale agreement for that series of energy recovery bonds will not be treated as a change in law.

Covenants of the Seller

        In each sale agreement, the seller will make the following covenants:

  •
  subject to its right to assign its rights and obligations under the sale agreement, so long as any of the energy recovery bonds of any series are outstanding, the seller will keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, and will obtain and preserve its qualifications to do business in those jurisdictions necessary to protect the validity and enforceability of the basic documents to which it is a party or to the extent necessary to perform its obligations under the basic documents to which it is a party:

  •
  except for the conveyances under the sale agreement or the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter, the seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any lien, arising through or under the seller, on any of the transferred recovery property, or any interest therein, and the seller will defend the right, title and interest of us and of the indenture trustee in, to and under the transferred recovery property against all claims of third parties claiming through or under the seller. The seller also covenants that it will not at any time assert any lien against, or with respect to, any of the transferred recovery property;

  •
  if the seller receives any payments in respect of the DRC charges or the proceeds thereof other than in its capacity as the servicer, the seller agrees to pay all those payments to the servicer and to hold such amounts in trust for us prior to such payment; provided, however, that the seller is not obligated to remit to the servicer or any other person or entity, or to hold in trust, any payments in respect of the DRC charges or any proceeds thereof that the financing order, the tariff, an order or decision of the CPUC, or CPUC regulations provide are to be retained by the seller and not remitted to us;

  •
  the seller will notify us and the indenture trustee promptly after becoming aware of any lien arising through or under it on any of the transferred recovery property, other than the conveyances under the sale agreement or the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter;

  •
  the seller agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental authority applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the indenture trustee's interests in the transferred recovery property or under the basic documents to which the seller is a party or the seller's performance of its obligations under the basic documents to which the seller is a party;

  •
  so long as any of the energy recovery bonds are outstanding:

  •
  the seller will disclose in its financial statements that our assets are not available to creditors of PG&E and the recovery property is not legally an asset of PG&E; and

  •
  the seller shall disclose the effects of all transactions between us and the seller in accordance with generally accepted accounting principles;

  •
  the seller agrees that, upon the sale by the seller of recovery property to us pursuant to the sale agreement, to the fullest extent permitted by law, we will have all of the rights originally held by the seller with respect to the recovery property, including the right to exercise any and all rights and remedies to collect any amounts payable by any consumer in respect of the transferred recovery property, notwithstanding any objection or direction to the contrary by the seller, and any payment by any consumer to us will discharge that consumer's obligations in respect of that recovery property to the extent of that payment, notwithstanding any objection or direction to the contrary by the seller;

  •
  so long as any of the energy recovery bonds are outstanding:

  •
  in all proceedings relating directly or indirectly to the transferred recovery property, the seller will affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting or tax purposes);

  •
  the seller will not make any statement or reference in respect of the transferred recovery property that is inconsistent with our ownership interest (other than for financial reporting or tax purposes);

  •
  the seller will not take any action in respect of the transferred recovery property except solely in its capacity as servicer pursuant to the applicable servicing agreement or as otherwise contemplated by the basic documents;

  •
  the seller will not sell recovery property in connection with the issuance of additional energy recovery bonds unless the rating agency condition has been satisfied;

  •
  the seller agrees not to withdraw the filing of any issuance advice letter that relates to the sold recovery property with the CPUC;

  •
  the seller will make all reasonable efforts to keep each tariff that relates to the recovery property in full force and effect;

  •
  promptly after obtaining knowledge of any breach in any material respect of its representations and warranties in the sale agreement, the seller will notify us and the rating agencies of the breach;

  •
  the seller will use the proceeds of the sale of the recovery property in accordance with the financing order and the Act; and

  •
  upon our request, the seller will execute and deliver such further instruments and do such further acts as may be necessary to carry out more effectively the provisions and purposes of the sale agreement;

  •
  the seller will execute and file the filings required by law to perfect and continue the perfection of our interest in the transferred recovery property. The seller also agrees to take those legal or administrative actions that may be reasonably necessary to protect us from claims, state actions or other actions or proceedings of third parties that, if successfully pursued, would result in a breach of any representation or warranty of the seller in the sale agreement, and the costs of any such actions or proceedings will be paid by the seller;

  •
  even if the sale agreement or the indenture is terminated, the seller will not, prior to the date that is one year and one day after the termination of each indenture relating to any series of energy recovery bonds, petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against us under any federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for any substantial part of our property, or ordering the winding up or liquidation of our affairs; and

  •
  so long as any of the related energy recovery bonds are outstanding, except for taxes, assessments and governmental charges that the seller is contesting in good faith by appropriate proceedings, the seller will pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the transferred recovery property.

Seller's Obligation to Indemnify Us and the Indenture Trustee

        Under each sale agreement, the seller is required to indemnify us and the indenture trustee (for itself, for the benefit of the bondholders and for the benefit of any swap provider) and each of our and the indenture trustee's respective officers, directors, members, employees and agents and defend and hold harmless each such person from and against:

  •
  any and all amounts of principal of and interest on the energy recovery bonds not paid when due or when scheduled to be paid in accordance with their terms;

  •
  any amounts payable to a swap provider not paid when due or when scheduled to be paid pursuant to the applicable indenture;

  •
  any other amounts payable to any person in connection with the energy recovery bonds or in connection with the recovery property, including but not limited to indenture trustee's fees and expenses, that are not paid when due or when scheduled to be paid pursuant to the applicable indenture;

  •
  the amount of any other deposits to the collection account required to have been made in accordance with the terms of the basic documents and retained in the capital subaccount, in the overcollateralization subaccount or in the reserve subaccount or released to us free of the lien of the applicable indenture, which are not made when so required;

  •
  any taxes payable by bondholders resulting in a breach of a specific tax representation of the Seller; and

  •
  any reasonable costs and expenses incurred by such person that are not recoverable pursuant to the applicable indenture;

in each case to the extent resulting from the Seller's breach of any of its representations, warranties or covenants contained in the sale agreement, except to the extent of losses either resulting from the willful misconduct, bad faith or gross negligence of such indemnified persons or resulting from a breach of representation or warranty in any of the basic documents of the party seeking indemnification.

        The seller's indemnification obligations survive the resignation or removal of the indenture trustee and the termination of the sale agreement.

        Notwithstanding the foregoing, the seller is not liable for any loss, damages, liability, obligation, claim, action, suit or payment resulting solely from a downgrade in the ratings on the energy recovery bonds or for any consequential damages, including any loss of market value of the energy recovery bonds, resulting from any default or any downgrade of the ratings of the energy recovery bonds.

        Each sale agreement requires the seller to take certain legal or administrative actions reasonably necessary to protect the rights of the holders of the related recovery property. See "—Covenants of the Seller" above. The seller will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the applicable sale agreement, and that in its opinion may involve it in any expense or liability.

Amendment

        We may amend each sale agreement with the prior written consent of the indenture trustee. In addition, any amendment will not be effective unless the rating agency condition is satisfied. We will notify the rating agencies promptly after the execution of any such amendment or consent.

Assumptions of the Obligations of the Seller

        Each sale agreement will provide that any person:

  •
  into which the seller may be merged, converted or consolidated and that succeeds to all or substantially all of the electric distribution business of the seller;

  •
  that results from the division of the seller into two or more persons and succeeds to all or substantially all of the electric distribution business of the seller;

  •
  that results from any merger or consolidation to which the seller shall be a party and succeeds to all or substantially all of the electric distribution business of the seller;

  •
  that succeeds to the properties and assets of the seller substantially as a whole or succeeds to all or substantially all of the electric distribution business of the seller; or

  •
  that otherwise succeeds to all or substantially all of the electric distribution business of the seller;

        will be the successor to the seller.

        Each sale agreement will further require that:

  •
  immediately after giving effect to any transaction referred to above, no representation or warranty made in the sale agreement will have been breached and, to the extent the seller is the servicer, no default under the applicable servicing agreement, and no event that, after notice or lapse of time, or both, would become a default under the applicable servicing agreement will have occurred and be continuing;

  •
  the successor to the seller must execute an agreement of assumption to perform every obligation of the seller under the sale agreement;

  •
  the applicable rating agencies will have received prior written notice of the transaction; and

  •
  officer's certificates and opinions of counsel specified in the sale agreement will have been delivered to us and the indenture trustee.

THE SERVICING AGREEMENTS

        The following summary describes the material terms and provisions of each servicing agreement pursuant to which the servicer is undertaking to service recovery property. Separate recovery property securing different series of bonds may be serviced pursuant to a single servicing agreement. The form of servicing agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of the applicable servicing agreement.

Servicing Procedures

        The servicer will manage, service, administer and make collections in respect of recovery property. The servicer's duties will include:

  •
  calculating electric usage, calculating and billing the DRC charges and collecting the DRC charges from electricity consumers and alternate energy service providers;

  •
  responding to inquiries by electricity consumers, the CPUC, or any federal, local or other state governmental authority with respect to recovery property;

  •
  processing and depositing collections, making periodic remittances and furnishing periodic reports to us, the indenture trustee and the applicable rating agencies; and

  •
  taking action in connection with true-up adjustments to the DRC charges.

        Each DRC charge will be expressed as an amount per kilowatt hour of electricity usage by electricity consumers, regardless of whether the consumer purchases its electricity from the servicer or from an alternate energy service provider. The aggregate DRC charges for all series of energy recovery bonds and certain other charges may be combined into a single line item on each consumer's bill. Bills are generally sent to each consumer every 27 to 33 days.

        Any amounts collected by the servicer that represent partial payments of the total amount billed will be allocated between us and the servicer, based on the ratio of the billed amount for the DRC charges to the total billed amount.

Servicing Standards and Covenants

        General.    Each servicing agreement will require the servicer, in servicing and administering the recovery property, to use the same degree of care and diligence that it exercises with respect to billing and collection activities for its own account.

        Consistent with the foregoing, the servicer may in its own discretion waive any late payment charge or any other fee or charge relating to delinquent payments, if any, and may waive, vary or modify any terms of payment of any amounts payable by a consumer, in each case, if the waiver or action:

  •
  would be in accordance with the servicer's customary practices with respect to comparable assets that it services for itself;

  •
  would not materially adversely affect the rights of holders of energy recovery bonds; and

  •
  would comply with applicable law.

        In addition, the servicer may write off any amounts that it deems uncollectible in accordance with its customary practice.

        In each servicing agreement, the servicer will agree, among other things, that, in servicing recovery property it will:

  •
  manage, service, administer and make collections in respect of recovery property with reasonable care and in material compliance with applicable law, including all applicable CPUC regulations and guidelines, using the same degree of care and diligence that the servicer exercises with respect to billing and collection activities that the servicer conducts for itself;

  •
  follow customary standards, policies and procedures for the industry in performing its duties as servicer;

  •
  use all reasonable efforts, consistent with its customary servicing procedures, to enforce our and the indenture trustee's rights in respect of the recovery property;

  •
  comply in all material respects with all laws applicable to and binding on it relating to the recovery property; and

  •
  submit true-up mechanism advice letters to the CPUC seeking true-up adjustments to the DRC charges as required by the servicing agreement.

        Servicer Obligation to Undertake Legal Action.    The servicer will agree to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying in hearings or similar proceedings, as may be reasonably necessary (a) to block or overturn any attempts to cause a repeal, modification, or supplement to the Act or the financing order or the rights of holders of recovery property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to holders of energy recovery bonds, and (b) to compel performance by the CPUC or the State of their obligations under the Act, the financing order, any issuance advice letter or any true-up mechanism advice letter. The cost of any such action will be payable from DRC charge collections as an operating expense under the indenture.

        In addition, the servicer will agree to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to attempt to prevent the granting by the State of California or the CPUC, after the closing date for the initial series of energy recovery bonds, of any material exemptions from the obligation to pay DRC charges that are not expressly provided for in the Act, other than an exemption for BART, and that violate the State pledge or any other obligations of the State of California or the CPUC under the Act. The servicer will have this obligation only if it is being reimbursed on a current basis for its costs and expenses in taking such actions, and is not required to advance its own funds to satisfy these obligations.

DRC Charge True-Up Adjustment Process

        Among other things, each servicing agreement will require the servicer to file annual true-up adjustments to the rates at which DRC charges are billed to electricity consumers. In addition, the servicer will file routine quarterly true-up adjustments and non-routine true-up adjustments in certain circumstances. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. These true-up adjustments are to be based on actual DRC charge collections and updated assumptions by the servicer as to projected future billed revenue from which DRC charges are allocated, which is based on projected electricity usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the recovery property and the energy recovery bonds.

        The servicer will calculate the DRC charge for each series necessary to result in:

  •
  all accrued and unpaid interest for that series being paid in full;

  •
  the outstanding principal balance for that series equaling the amount provided in the expected amortization schedule;

  •
  the amount on deposit in the overcollateralization subaccount for that series equaling the required overcollateralization level;

  •
  the amount on deposit in the capital subaccount for that series equaling the required capital level; and

  •
  all other fees, expenses and indemnities of the issuer being paid.

Remittances to Collection Accounts

        Until the servicer satisfies the credit rating criteria described below, the servicer will remit to the applicable collection account for a series an amount equal to the DRC charge collections estimated to have been received on each business day within two business days of such day for that series. "Business day" for this purpose means any day other than a Saturday, a Sunday or a day (a) on which banking institutions or trust companies in New York, New York or San Francisco, California, are authorized or obligated by law, regulation or executive order to remain closed or (b) on which the servicer's offices in California are closed for business.

        If and so long as (a) the servicer's short-term credit ratings are at least "A-1" by S&P, "P-1" by Moody's and "F1" by Fitch (and any other conditions or limitations imposed by the rating agencies with respect to the applicable series are complied with), and (b) a default by the servicer has not occurred and is continuing under the applicable servicing agreement, the servicer may remit DRC charge collections for each series of energy recovery bonds on or before the 20th day of each calendar month (or, if the 20th day is not a business day, the business day immediately following such 20th day). Such day is referred to as the "monthly remittance date." Pending remittance to the applicable collection account, DRC charge collections may be invested by the servicer at its own risk and for its own benefit, and will not be segregated from funds of the servicer. These monthly remittances will be equal to the amount of DRC charge collections that the servicer expects to have been received during the preceding calendar month, based on the applicable collections curve. PG&E, as initial servicer, currently does not have short-term credit ratings that satisfy the ratings criteria described above in this paragraph.

        The servicer will prepare periodically a collections curve for the DRC charge relating to each series of energy recovery bonds, which is a forecast of the percentages of DRC charge amounts billed in a particular month that are expected to be received during that month and each of the following five months. On or prior to the monthly remittance date in the sixth month following each calendar month, the servicer will adjust the estimated DRC charge collections for that calendar month for that series actually remitted to the applicable collection account to reflect actual net write-offs in the current month. If estimated DRC charge collections for a series remitted with respect to that calendar month exceed this adjusted DRC collection amount, the servicer will be entitled either to net against subsequent remittances the amount of the excess remittance or to withdraw such excess from the applicable collection account. If estimated DRC charge collections remitted with respect to a calendar month are less than the adjusted DRC collection amount, the amount that the servicer remits to the applicable collection account on the next remittance date will be increased by the amount of the shortfall, such increase coming from the servicer's own funds. As used herein, "estimated DRC charge collections" means the sum of the amounts to be remitted with respect to a particular calendar month during the six months following the beginning of the calendar month based on the collections curve for a series of energy recovery bonds.

        The servicer may from time to time collect DRC charges that the financing order, a tariff, an order or decision of the CPUC, or CPUC regulations provide are to be retained by the seller or the servicer and not remitted to us. The servicer will not remit these amounts to us unless an order or decision of the CPUC provides that any such retained collections are required to be delivered to us or the indenture trustee. The servicer will remit such amounts promptly after such order or decision becomes final and non-appealable.

Servicing Compensation

        For each series of energy recovery bonds, the servicer will be entitled to receive a servicing fee on each payment date which will be specified in the related prospectus supplement. The servicing fee (together with any portion of the servicing fee that remains unpaid from prior payment dates) will be paid solely to the extent funds are available to pay the servicing fee as described under "THE ENERGY RECOVERY BONDS—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. The servicing fee relating to each series of energy recovery bonds will be paid prior to the distribution of any amounts in respect of interest on and principal of that series of energy recovery bonds. The servicer will be entitled to retain as additional compensation net investment income on DRC charge collections received by the servicer prior to remittance of DRC charge collections to the applicable collection account and all late payment charges collected from consumers or alternate energy service providers, to the extent available. If a successor servicer is appointed, the servicing fee may be significantly higher.

Servicer's Representations and Warranties

        In each servicing agreement, the servicer will represent and warrant to us, as of the date of each issuance of a series of energy recovery bonds, among other things, that:

  •
  the servicer is duly organized, validly existing and is in good standing under the laws of the state of its incorporation, with requisite corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted by it and to execute, deliver and carry out the terms of the servicing agreement;

  •
  the servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where a failure to qualify would not be reasonably likely to have a material adverse effect on the servicer's business, operations, assets, revenues or properties or adversely affect the servicing of the recovery property);

  •
  the servicer's execution, delivery and performance of the servicing agreement have been duly authorized by the servicer by all necessary corporate action;

  •
  the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against the servicer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

  •
  the consummation by the servicer of the transactions contemplated by the servicing agreement will not conflict with, result in any breach of the terms and provisions of, nor constitute a material default under, the servicer's articles of incorporation or by-laws or any indenture, material agreement or other instrument to which the servicer is a party or by which it or any of its property is bound, nor result in the creation or imposition of any lien upon the servicer's properties (other than any lien that may be granted under the basic documents or any lien created pursuant to the Act) or violate any existing law or any order, rule or regulation applicable to the servicer or its properties;

  •
  each report or certificate delivered by the servicer in connection with an advice letter is true and correct in all material respects or, if based on assumptions, forecasts or other predictions of future events, are based on assumptions, forecasts or other predictions of future events that are reasonable based on historical performance and the facts known to the servicer on the date such report or certificate is delivered;

  •
  no approval, authorization, consent, order, or other action of or filing with any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required for the servicer to execute, deliver and perform its obligations under the servicing agreement except for those that have previously been obtained or made and those required to be made by the servicer in the future with the CPUC for true-up adjustments of DRC charges; and

  •
  except as may be disclosed in this prospectus and any prospectus supplement, no proceeding or investigation is pending or, to the servicer's best knowledge, threatened, against the servicer, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the servicer or its properties:

  •
  asserting the invalidity of the servicing agreement, the indenture, any other basic documents or the energy recovery bonds;

  •
  seeking to prevent the issuance of the energy recovery bonds or the consummation of any of the transactions contemplated by the servicing agreement or any other basic documents;

  •
  seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the validity or enforceability against the servicer of, the servicing agreement; or

  •
  relating to the servicer and that might adversely affect the federal or State of California income or franchise tax attributes of the energy recovery bonds.

Servicer Will Indemnify Us and Other Related Entities

        Under each servicing agreement, the servicer will agree to indemnify us, the indenture trustee for the related series of energy recovery bonds, for itself and on behalf of those holders, and any of our and the indenture trustee's respective officers, directors, employees and agents against any losses that may be imposed upon, incurred by or asserted against any of those persons as a result of:

  •
  the servicer's willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under the applicable servicing agreement or the servicer's reckless disregard of its obligations and duties under the applicable servicing agreement or

  •
  the servicer's breach of any of its representations and warranties under the applicable servicing agreement.

        The servicer will not be liable, however, for any losses resulting from the willful misconduct or negligence or breach of a representation or warranty in any of the basic documents of the party seeking indemnification.

        Furthermore, the servicer is not responsible for any action, decision, ruling, action or delay of the CPUC, other than any delay resulting from the servicer's failure to file required applications in a timely and correct manner or other breach of its duties under the servicing agreements. The servicer also is not liable for the calculation of the DRC charges and true-up adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in a grossly negligent manner.

Servicer Statements and Reports

        On or before each date on which the servicer is required to remit funds to the indenture trustee as specified in the applicable servicing agreement, the servicer will prepare and furnish to us and the indenture trustee a statement setting forth the aggregate amount remitted or to be remitted by the servicer to the indenture trustee on that date. Further, on or before each payment date, the servicer will prepare and furnish to us and the indenture trustee a statement setting forth the amounts to be paid to the holders of energy recovery bonds. On the basis of this information, the indenture trustee will furnish to the holders of energy recovery bonds on each payment date the report and statements described under "THE ENERGY RECOVERY BONDS—Reports to Holders of the Energy Recovery Bonds" in this prospectus.

        The servicing agreements will also require the servicer to prepare any reports that we are required to file with the Securities and Exchange Commission.

Servicer to Provide Compliance Reports Concerning the Servicing Agreements

        Each servicing agreement will provide that a firm of independent public accountants will furnish to us and the indenture trustee, on or before September 30 of each year, beginning September 30, 2005, a statement as to compliance by the servicer during the preceding twelve months ended June 30 with certain standards relating to the servicing of the recovery property. This annual accountants' report will state that the firm has performed certain procedures in connection with the servicer's compliance with its obligations under the servicing agreement, identifying the results of these procedures and including any exceptions noted. The annual accountants' report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

        Each servicing agreement will also provide for delivery to us and the indenture trustee, on or before September 30 of each year, beginning September 30, 2005, a certificate signed by an officer of the servicer stating that, to the best of such officer's knowledge, the servicer has fulfilled its obligations in all material respects under the applicable servicing agreement for the preceding twelve months ended June 30 (or in the case of the first such certificate, the period from the date of the issuance of the first series of energy recovery bonds), or, if there has been a default in the fulfillment of any relevant obligation, describing each default. The servicer has agreed to give us and the indenture trustee notice of certain defaults by the servicer under the applicable servicing agreement.

Matters Regarding the Servicer

        Under each servicing agreement, any person:

  •
  into which the servicer may be merged, converted or consolidated and that succeeds to all or substantially all of the electric distribution business of the servicer;

  •
  that results from the division of the servicer into two or more entities and succeeds to all or substantially all of the electric distribution business of the servicer;

  •
  that may result from any merger or consolidation to which the servicer shall be a party and succeeds to all or substantially all of the electric distribution business of the servicer;

  •
  that succeeds to the properties and assets of the servicer substantially as a whole or succeeds to all or substantially all of the electric distribution business of the servicer; or

  •
  that otherwise succeeds to all or substantially all of the electric distribution business of the servicer;

will be the successor of the servicer under the servicing agreements. Each servicing agreement will further require that:

  •
  the successor to the servicer must execute an agreement of assumption to perform every obligation of the servicer under the servicing agreement;

  •
  immediately after giving effect to any transaction referred to in this paragraph, no default under the servicing agreement, and no event that, after notice or lapse of time, or both, would become a default under the servicing agreement will have occurred and be continuing;

  •
  the servicer must deliver to us and to the indenture trustee an officer's certificate and an opinion of counsel stating that the transfer complies with the servicing agreement and all conditions to the transfer under the servicing agreement have been complied with; and

  •
  prior written notice must be sent to the applicable rating agencies.

        If all of the conditions to any such assumptions are met, then the prior servicer will automatically be released from its obligations under the applicable servicing agreement, other than those that specifically survive a termination. Each servicing agreement will permit the servicer to appoint any person to perform any or all of its obligations. However, unless the appointed person is an affiliate of PG&E, the appointment must satisfy the rating agency condition and CPUC approval must be obtained to the extent required by law. In all cases where an agent is appointed, the servicer must remain obligated and liable under the applicable servicing agreement.

        Each servicing agreement will provide that, subject to the foregoing provisions, the servicer may not resign from the obligations and duties imposed on it as servicer, except upon either (a) determination that the performance of the servicer's duties under the applicable servicing agreement are no longer permissible under applicable law or (b) satisfaction of the rating agency condition and prior approval by the CPUC. This resignation will not become effective until a successor servicer has assumed the servicing obligations and duties under the applicable servicing agreement.

        Each servicing agreement will provide that neither the servicer nor any of its directors, officers, employees, and agents will be under any liability to us, holders of energy recovery bonds, the indenture trustee or any other person or entity, except as provided under that servicing agreement, for taking any action or for refraining from taking any action pursuant to that servicing agreement, or for errors in judgment. However, the servicer and its directors, officers, employees and agents will be liable to the extent liability is imposed by reason of the servicer's or its directors', officers', employees' or agents' willful misconduct, bad faith or gross negligence in the performance of their respective duties or by reason of reckless disregard of obligations and duties under a servicing agreement. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel or on any document submitted by any person respecting any matters under each servicing agreement. In addition, each servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action that is not incidental to its duties to service the recovery property in accordance with that servicing agreement and that, in its opinion, may involve it in any expense or liability.

Servicer Defaults

        Defaults under each servicing agreement will include, among other things:

  •
  any failure by the servicer to remit to the indenture trustee for deposit into the collection account for the applicable series of energy recovery bonds, any required remittance for a series of bonds, which failure continues unremedied for a period of five business days after written notice of that failure is received by the servicer from us or the indenture trustee or after discovery of such failure by an officer of the servicer;

  •
  any failure by the servicer to duly perform its obligations to make DRC charge true-up adjustment filings for the applicable series of energy recovery bonds in the time and manner set forth in the applicable servicing agreement, which failure continues unremedied for a period of five business days after written notice of that failure is received by the servicer from us or the indenture trustee;

  •
  any failure by the servicer duly to observe or perform in any material respect any other covenant or agreement in the servicing agreement or any other related basic document to which it is a party, which failure:

  •
  materially and adversely affects the rights of the holders of energy recovery bonds; and

  •
  continues unremedied for 60 days after notice of this failure has been given to the servicer, by us or the indenture trustee or holders of not less than 25% of the outstanding amount of energy recovery bonds of all series;

  •
  any representation or warranty made by the servicer in the servicing agreement or any other related basic documents proves to have been incorrect when made, which has a material adverse effect on any of the holders of energy recovery bonds of the series or us and which continues unremedied for 60 days after notice of this failure has been given to the servicer by us or the indenture trustee; or

  •
  an event of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings with respect to the servicer or an action by the servicer indicating its insolvency, reorganization pursuant to bankruptcy proceedings or inability to pay its obligations as specified in the servicing agreement.

        The indenture trustee with the consent of the holders of the majority of the outstanding principal amount of the energy recovery bonds of each series may waive any default by the servicer, except a default in making any required remittances to the indenture trustee.

Rights When the Servicer Defaults

        As long as a default under a servicing agreement remains unremedied, either the indenture trustee for the related series of energy recovery bonds or the holders of a majority of the outstanding principal amount of the energy recovery bonds of the related series may terminate all the rights and obligations of the servicer under that servicing agreement. However, the servicer's obligation to continue performing its functions as servicer may not be terminated until a successor servicer is appointed. Under the servicing agreements, the servicer's indemnity obligations will survive its replacement as servicer. After the termination, the indenture trustee will appoint a successor servicer who will succeed to all the responsibilities, duties and liabilities of the servicer under that servicing agreement. Any successor servicer must also be approved by the CPUC.

        The indenture trustee may appoint, or petition the CPUC or a court of competent jurisdiction for the appointment of, a successor servicer, subject to satisfaction of the rating agency condition and all CPUC regulations. The indenture trustee may make arrangements for compensation to be paid to the successor servicer.

        In addition, if the servicer defaults in any obligation to remit required amounts to the indenture trustee, the financing order allows holders of energy recovery bonds and the trustees and representatives of those holders, us or our assignees, and pledgees and transferees of the recovery property for the related series of energy recovery bonds to petition the CPUC to order the sequestration and payment to the indenture trustee of revenues arising from the related recovery property. If, however, the servicer is in bankruptcy, the holders of the energy recovery bonds of that series and their trustees and representatives, us, our assignees and the pledgees and transferees of the recovery property, and the CPUC may be prohibited from obtaining or enforcing such an order. Furthermore, we, the indenture trustee, the holders of the energy recovery bonds of that series, and the CPUC may be prohibited from replacing the servicer if it is in bankruptcy. See "RISK FACTORS—Risks Associated with a Bankruptcy of the Seller, the Servicer or the Administrator—A bankruptcy of the servicer or administrator could result in delays or reductions in payments on the energy recovery bonds" in this prospectus.

Waivers of Past Defaults

        Holders of a series of energy recovery bonds evidencing not less than a majority in principal amount of the then outstanding energy recovery bonds of that series, on behalf of all holders of that series, may waive in writing any default by the servicer in the performance of its obligations under the applicable servicing agreement and its consequences, except a default in making any required remittances to the indenture trustee for deposit into the collection account for that series under the applicable servicing agreement.

Successor Servicer

        Under each servicing agreement, if for any reason a third party assumes the role of the servicer under the servicing agreements, the servicer must cooperate with us and with the indenture trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreements, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired.

        Furthermore, even if we appoint a successor servicer, a successor servicer may encounter difficulties in collecting the DRC charges and determining appropriate true-up adjustments to the DRC charges. Any successor servicer may have less experience than PG&E and less capable systems than those that PG&E uses. The appointment of any successor servicer must also be approved by the CPUC. See "RISK FACTORS—Servicing Risks—Any failure of PG&E or its successor to perform its obligations under the servicing agreement could adversely affect the liquidity and market value of the energy recovery bonds" in this prospectus.

Amendment

        Each servicing agreement may be amended by the servicer and us with prior written notice given to the rating agencies and the prior written consent of the CPUC and the indenture trustee, which consent of the indenture trustee will not be unreasonably withheld, delayed or conditioned, but without the consent of any of the holders of energy recovery bonds, to cure any ambiguity, to correct or supplement any provisions in the servicing agreement, to add recovery property subject to the servicing agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in the servicing agreement or of modifying in any manner the rights of the holders of energy recovery bonds; provided, however, that such action shall not adversely affect in any material respect the interests of any holder of energy recovery bonds.

        Each servicing agreement may also be amended by the servicer and us with prior written notice given to the rating agencies and the prior written consent of the CPUC, the indenture trustee and holders of energy recovery bonds evidencing not less than a majority of the outstanding amount of the energy recovery bonds for each affected series, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the servicing agreement or of modifying in any manner the rights of the holders of energy recovery bonds; provided, however, that no such amendment shall (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of collections of DRC charges or (b) reduce the percentage of the outstanding amount of the energy recovery bonds of the applicable series, the holders of which are required to consent to any such amendment, without the consent of the holders of all the outstanding energy recovery bonds of each affected series.

THE ENERGY RECOVERY BONDS

        Each series of energy recovery bonds will be issued under and their payment will be secured by separate indentures between us and a bank, trust company or similar entity, as the indenture trustee for that series, substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part and complying with the Trust Indenture Act of 1939. The particular terms of each series and description of the collateral for such series will be set forth in the indenture for that series. The following summary describes some general terms and provisions of the energy recovery bonds of each series. The particular terms of any series offered by any prospectus supplement will be described in the prospectus supplement. This summary does not purport to be complete and is subject to, and is qualified by reference to, the terms of the particular series and the indenture relating to that series.

General Terms of the Energy Recovery Bonds

        The financing order authorizes PG&E to cause the issuance of up to $3 billion of energy recovery bonds. Pursuant to the Act, the energy recovery bonds must be issued by December 31, 2006. We currently expect to issue up to two series of energy recovery bonds in a principal amount of approximately $2.7 billion. Each series of energy recovery bonds will include one or more classes. Each class will differ, among other things, as to interest rate and amortization of principal but the terms of all energy recovery bonds of the same class will be identical (except for denominations). Each series of energy recovery bonds may include one or more classes of bonds that accrue interest at a floating rate based on an index described in the related prospectus supplement. A swap agreement may provide funds for any class of floating rate energy recovery bonds of a series, in addition to other security provided under the related indenture for that series. See "—Floating Rate Energy Recovery Bonds" below. The indenture trustee for each series of energy recovery bonds will authenticate and deliver energy recovery bonds pursuant to an issuer order we deliver to the indenture trustee.

        All energy recovery bonds of a series that we issue under an indenture will be our nonrecourse obligations and will be secured solely by a pledge of and lien on the related collateral as provided in that indenture, including the related recovery property. See "—Security for Payment of the Energy Recovery Bonds" below.

        The prospectus supplement for a series of energy recovery bonds will describe the following terms of that series of energy recovery bonds and, if applicable, the classes of that series:

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  the designation of the series and the classes of that series;

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  the principal amount of the series and the classes of that series;

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  the annual rate at which interest accrues or the method or methods of determining such annual rate;

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  the payment dates;

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  the scheduled maturity date and the final legal maturity date of the classes of that series;

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  the authorized denominations;

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  provisions for optional redemption of the series;

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  the expected amortization schedule for principal of each class of that series;

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  the overcollateralization level on each payment date for that series;

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  the amount of capital to be deposited into the capital subaccount for that series;

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  any other material terms, which must not result in any rating agency reducing or withdrawing its rating of any outstanding class of energy recovery bonds;

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  the identity of the indenture trustee for that series; and

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  if a series includes one or more classes of floating rate energy recovery bonds, the terms of any swap agreement executed in connection with that class or classes and the identity of any swap counterparty related thereto.

        Neither the full faith and credit nor the taxing power of the State is pledged to the payment of the principal of, or interest on, the energy recovery bonds.

Interest and Principal on the Energy Recovery Bonds

        Interest will accrue on the principal balance of each class of energy recovery bonds of a series at the interest rate specified in or determined in the manner specified in the prospectus supplement relating to that series. Interest will be payable on a class of energy recovery bonds of a series on each payment date, commencing on the payment date specified in the prospectus supplement relating to that series, but only to the extent amounts in the general subaccount within the collection account and in other collateral accounts held by the indenture trustee for that series are available after payment of amounts having a higher priority of payment. See "—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus.

        Principal of each class of energy recovery bonds of a series will be payable in the amounts and on the payment dates specified in the prospectus supplement relating to that series, but only to the extent that amounts in the general subaccount within the collection account and in other collateral accounts held by the indenture trustee for that series are available after payment of amounts having a higher priority of payment. See "—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated."

        Each prospectus supplement will set forth the expected amortization schedule for each class of energy recovery bonds of the related series. On each payment date for a class of energy recovery bonds of a series, so long as no event of default under the indenture for that series has occurred and is continuing and no acceleration of the principal of energy recovery bonds has occurred, the indenture trustee will pay the principal of the energy recovery bonds of that class only until the outstanding principal balance of that class has been reduced to the principal balance specified in the expected amortization schedule for that class on that payment date. To the extent amounts in the collection account for a series are insufficient to reduce the principal balance of that class to the amount specified in the expected amortization schedule for that class on a payment date, the indenture trustee will pay principal of that class later than set forth in the expected amortization schedule for that class. In addition, so long as no acceleration of the principal amount of the series has occurred, no class whose principal starts to amortize under its expected amortization schedule later than another class of the same series will be paid until the class with the earlier amortizing principal has been paid in full.

        The indenture trustee for each series of energy recovery bonds will retain in the reserve subaccount for that series for payment on later payment dates any collections of the related DRC charge in excess of amounts payable as:

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  fees and expenses of the servicer, the independent director and the indenture trustee (including the servicing fee);

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  payments of interest on and principal of the energy recovery bonds for that series;

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  allocations to the capital subaccount for that series;

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  allocations to the overcollateralization subaccount for that series; and

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  amounts released to us equal to the lesser of the positive balance remaining after all required allocations are made and the investment earnings on amounts in the capital subaccount.

        The amounts in the reserve subaccount with respect to a series of energy recovery bonds will be taken into account in true-up adjustments to the DRC charge related to that series.

        The failure to make a scheduled payment of principal of a class of a series of energy recovery bonds or the failure to pay the entire principal of a class of that series by the scheduled maturity date for that class will not constitute a default or an event of default under that indenture. However, the entire unpaid principal amount of the energy recovery bonds of any class will be due and payable, and failure to make such payment will constitute an event of default for that series, on the final legal maturity date for that class.

        In the event of an acceleration of the principal amount of a series of energy recovery bonds, the indenture trustee for that series will distribute available amounts among the various classes of that series to pay interest with respect to those classes and to make scheduled net payments to any swap counterparty on pro rata basis in accordance with the amount of interest then accrued on each such class and scheduled net payments due and payable to any swap counterparty until all accrued interest on that series and scheduled net payments due and payable have been paid in full.

        The entire unpaid principal amount of the energy recovery bonds of any series will be due and payable if an event of default with respect to such series (other than a breach of the State pledge) under the indenture relating to that series occurs and is continuing, and the indenture trustee for that series or the holders of a majority in principal amount of the energy recovery bonds of that series then outstanding declare the affected series of energy recovery bonds to be immediately due and payable. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" and "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        In the event of an acceleration of the principal of a series of energy recovery bonds, once all accrued interest in respect of that series and all scheduled payments to swap providers, if any, have been paid in full, the indenture trustee for that series will distribute available amounts among the classes of that series pro rata in accordance with the amount of principal then due on each such class.

Payments on the Energy Recovery Bonds

        The indenture trustee for a series will pay on each payment date to the holders of each class of energy recovery bonds of that series, to the extent of available funds in the collection account for that series, all payments of interest then due and scheduled principal payments with respect to that class. In the case of floating rate energy recovery bonds, in lieu of interest, the indenture trustee for that series will make payments under any related swap agreement with respect to interest. The indenture trustee for each series will make each payment other than the final payment with respect to a class of energy recovery bonds to the holders of record of the energy recovery bonds of that class on the record date for that payment date. The indenture trustee for each series will make the final payment for each class of energy recovery bonds, however, only upon presentation and surrender of the energy recovery bonds of that class at the office or agency of the indenture trustee for the related series specified in the notice given by the indenture trustee of the final payment. The indenture trustee for each series will mail notice of the final payment to the holders of energy recovery bonds no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.

        The failure to pay accrued interest on any class of energy recovery bonds of a series on any payment date (even if the failure is caused by a shortfall in DRC charges received) will result in an event of default for that series of energy recovery bonds unless such failure is cured within five business days. See—"What Constitutes an Event of Default on the Energy Recovery Bonds" below. Any interest not paid within such five business day period will be payable to holders on a special record date. The special record date for a series of energy recovery bonds will be at least 15 business days prior to the date on which the indenture trustee is to make a special payment (a special payment date) relating to that series. We will fix any special record date and special payment date. At least 10 days before any special record date, the indenture trustee will mail to each affected holder a notice that states the special record date, the special payment date and the amount of defaulted interest to be paid.

        At the time, if any, we issue the energy recovery bonds of any series in the form of definitive energy recovery bonds and not to The Depository Trust Company, or DTC, or its nominee or any successor securities depository, the indenture trustee for that series will make payments with respect to a class of that series as described below under "Definitive Energy Recovery Bonds." Upon application by a holder of any class of energy recovery bonds of a series in the principal amount of $10,000,000 or more to the indenture trustee for that series not later than the applicable record date, the indenture trustee for that series will make payments by wire transfer to an account maintained by the holder in New York, New York.

        If any special payment date or other date specified for any payments to holders is not a business day, the indenture trustee for each series of energy recovery bonds will make payments scheduled to be made on that special payment date or other date on the next succeeding business day and no interest will accrue upon the payment during the intervening period. Business day for purposes of the applicable indenture means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in San Francisco, California, or New York, New York, the city in which the principal corporate trust office of the indenture trustee is located, or the city in which the clearing agency with respect to the applicable series of energy recovery bonds is located is authorized or obligated by law, regulation or executive order to remain closed.

Floating Rate Energy Recovery Bonds

        If we issue any floating rate energy recovery bonds of any class, we will enter into one or more interest rate swap agreements with a swap counterparty identified and having the terms described in the related prospectus supplement. Generally, an interest rate swap agreement, on each payment date, will obligate us to pay to the swap counterparty, solely from payments of the related DRC charge, an amount equal to the fixed interest due under the swap agreement on the payment date. The interest rate swap agreement will obligate the swap counterparty to pay to us an amount equal to the product of (1) the floating rate for that class and (2) the principal balance of the floating rate energy recovery bonds of that class as of the close of business on the preceding payment date, after giving effect to all payments of principal made to the holders of floating rate energy recovery bonds of that class on the preceding payment date.

Registration and Transfer of the Energy Recovery Bonds

        If specified in the related prospectus supplement, we may issue one or more classes of energy recovery bonds in definitive form, which will be transferable and exchangeable as described below under—"Definitive Energy Recovery Bonds." There will be no service charge for any registration of transfer or exchange of the energy recovery bonds of that series, but we may require the owner to pay a sum sufficient to cover any tax or other governmental charge.

        We will issue each class of energy recovery bonds in the minimum denominations set forth in the related prospectus supplement.

        The indenture trustee for each series will make payments of interest and principal on each payment date to the applicable holders in whose names the applicable energy recovery bonds were registered on the record date.

Book-Entry Registration

        All classes of energy recovery bonds will initially be represented by one or more global bonds registered in the name of Cede & Co., as nominee of DTC, or another securities depository. Except as described below under "—Definitive Energy Recovery Bonds," the energy recovery bonds will be available to investors only in the form of book-entry bonds. We will initially register any book-entry bonds in the name of Cede & Co., the nominee of DTC. Holders of energy recovery bonds may also hold energy recovery bonds through Clearstream Banking, Luxembourg S.A. ("Clearstream") or Euroclear in Europe, if they are participants in those systems or indirectly through organizations that are participants in those systems.

        Cede & Co., as nominee for DTC, will hold the global bonds. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. These depositaries will in turn hold these positions in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC is a limited-purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and to facilitate the settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system also is available to indirect participants.

        Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream is registered as a bank in Luxembourg and is regulated by the Banque Centrale du Luxembourg, the Luxembourg Central Bank, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

        Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear operator is Euroclear Bank S.A./N.V. The Euroclear operator conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. The Euroclear operator establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law, which are referred to in this prospectus as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositories. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving energy recovery bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

        Unless and until we issue definitive bonds, we anticipate that the only holder of energy recovery bonds of any series will be Cede & Co., as nominee of DTC. Holders will only be permitted to exercise their rights as holders of energy recovery bonds indirectly through participants and DTC. All references herein to actions by holders thus refer to actions taken by DTC upon instructions from its participants unless definitive bonds are issued. In addition, all references in this prospectus to payments, notices, reports and statements to holders refer to payments, notices, reports and statements to Cede & Co., as the registered holder of the energy recovery bonds, for distribution to the beneficial owners of the energy recovery bonds in accordance with DTC procedures, unless definitive bonds are issued.

        While any book-entry energy recovery bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry energy recovery bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry energy recovery bonds. Participants with whom beneficial owners of energy recovery bonds have accounts are similarly required to make book-entry transfers and receive and transmit these payments on behalf of such beneficial owners. Accordingly, although beneficial owners of energy recovery bonds will not possess definitive bonds, DTC's rules provide a mechanism by which such beneficial owners will receive payments and will be able to transfer their interests.

        DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the energy recovery bonds to pledge energy recovery bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these energy recovery bonds, may be limited due to the lack of a definitive bond for the energy recovery bonds.

        DTC has advised the indenture trustee for each series of energy recovery bonds that it will take any action permitted to be taken by a holder of energy recovery bonds under the indenture for that series only at the direction of one or more participants to whose account with DTC the energy recovery bonds are credited.

        Payments with respect to energy recovery bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant systems' rules and procedures, to the extent received by its U.S. depository. Because of time-zone differences, credits to the energy recovery bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following a DTC settlement date. The credits to or any transactions in the energy recovery bonds settled during processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of energy recovery bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder of energy recovery bonds under an indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its U.S. depository's ability to effect these actions on its behalf through DTC.

        DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of energy recovery bonds among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

Definitive Energy Recovery Bonds

        The Circumstances That Will Result in the Issuance of Definitive Energy Recovery Bonds.    Each series of energy recovery bonds will be issued in fully registered, certificated form to beneficial owners of that series of energy recovery bonds or their nominees, rather than to DTC or its nominee, only if:

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  we, at our option, and to the extent permitted by law, elect to terminate the book-entry system through DTC or any successor clearing agency; or

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  after the occurrence of an event of default under the indenture for that series, beneficial owners of energy recovery bonds representing at least a majority of the outstanding principal amount of the energy recovery bonds of that series advise us, the indenture trustee for that series and DTC (or its successor) in writing that the continuation of a book-entry system through DTC (or its successor) is no longer in those beneficial owners' best interest.

        The Delivery of Definitive Energy Recovery Bonds.    Upon the occurrence of any event described in the immediately preceding paragraph, we will be required to give notice of the availability of definitive energy recovery bonds. Upon surrender by DTC (or its successor) of the definitive bonds representing the applicable series of energy recovery bonds and receipt of instructions for re-registration, the indenture trustee for that series will authenticate and deliver definitive energy recovery bonds. Thereafter the indenture trustee for that series will recognize the holders of these definitive energy recovery bonds as registered owners of energy recovery bonds under the indenture for that series.

        The Payment Mechanism for Definitive Energy Recovery Bonds.    Payments of principal of, and interest on, definitive energy recovery bonds will be made by the indenture trustee for each series of energy recovery bonds, as paying agent, in accordance with the procedures set forth herein and in the applicable indenture. These payments will be made directly to holders of definitive energy recovery bonds in whose names the definitive energy recovery bonds were registered at the close of business on the related record date specified in each prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the applicable registrar or in such other manner as may be provided in the applicable indenture, except certain payments will be made by wire transfer as described in the applicable indenture. The final payment on energy recovery bonds, however, will be made only upon presentation and surrender of the energy recovery bonds at the office or agency specified in the notice of final payment to holders of energy recovery bonds. The indenture trustee for each series will provide the notice to registered holders of the applicable series not later than the fifth day prior to the final payment date.

        The Transfer or Exchange of Definitive Energy Recovery Bonds.    Definitive energy recovery bonds for a series will be transferable and exchangeable at the offices of the registrar, which will initially be the indenture trustee for that series. No service charge will be imposed for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Redemption of the Energy Recovery Bonds

        We may redeem a series of energy recovery bonds in whole, at our option, without premium or penalty, only after the latest scheduled maturity date for all classes of energy recovery bonds of that series and only if the outstanding principal balance of that series of energy recovery bonds on or before the redemption date is less than or equal to 5% of the initial principal amount of that series. The redemption price will be the outstanding principal amount of the energy recovery bonds to be redeemed, plus accrued and unpaid interest on the energy recovery bonds to be redeemed to the redemption date. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent.

        We will give notice of redemption to the indenture trustee for that series and the rating agencies not less than 25 days nor more than 50 days prior to the date of redemption. Notice of redemption of any series of energy recovery bonds will be given by the indenture trustee for that series to each holder of an energy recovery bond by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the date of redemption. All energy recovery bonds called for redemption will cease to bear interest on the specified redemption date, provided funds for their redemption are on deposit with the indenture trustee for that series at that time, and will no longer be considered "outstanding" under the indenture for that series. The holders of energy recovery bonds will have no further rights with respect to those energy recovery bonds, except to receive payment of the redemption price of those energy recovery bonds and unpaid interest accrued to the redemption date from the indenture trustee for that series. In the event that we redeem an energy recovery bond in part, we will execute and the indenture trustee for that series will authenticate and deliver to the holder a new energy recovery bond representing the unredeemed portion of the original energy recovery bond.

Purchase in Lieu of Redemption

        We or our designee have the option to purchase any energy recovery bond of a series on any date that the energy recovery bond is subject to optional redemption at a purchase price equal to the principal amount thereof, plus any premium payable with respect to such energy recovery bond if such bond were redeemed on the date on which it is purchased in lieu of redemption by us or our designees, plus accrued interest, if any, thereon to, but not including, the date of the purchase in lieu of redemption.

Security for Payment of the Energy Recovery Bonds

        To secure the payment of principal and interest on, and any other amounts owing in respect of, the energy recovery bonds of a series pursuant to the indenture for that series, we will grant to the indenture trustee for that series a security interest in all of our right, title and interest whether now owned or hereafter acquired in, to and under the following collateral for that series:

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  the recovery property for that series acquired by us from PG&E pursuant to a sale agreement;

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  the sale agreement with respect to that series;

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  the servicing agreement to the extent it relates to recovery property for that series;

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  the collection account established under the indenture for that series, all subaccounts of the collection account, and all money, instruments, investment property and other property on deposit therein or credited thereto from time to time;

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  with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us or the indenture trustee with respect to that class of floating rate energy recovery bonds, but securing only that class of energy recovery bonds;

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  all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;

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  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing; and

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  all proceeds of the foregoing.

        The security interest does not extend to:

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  any collateral securing a different series of energy recovery bonds;

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  all property contributed to us by PG&E that is not held in the capital subaccount for that series;

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  amounts representing net investment earnings on the capital subaccount for that series released to us; and

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  amounts held by us on any series issuance date for payment of costs of issuance with respect to the related series of energy recovery bonds.

Each series of energy recovery bonds will be our nonrecourse obligations, secured only by collateral for that series and not from DRC charges imposed and collected for any other series of energy recovery bonds. The indenture for each series provides that any amounts due under the indenture from us with respect to energy recovery bonds of that series shall be paid solely from the collateral for that series. In the event the collateral pledged to secure the energy recovery bonds of a series has been exhausted and those energy recovery bonds have not been paid in full, then any and all amounts remaining due on those energy recovery bonds shall be extinguished and the energy recovery bonds will be cancelled. To the extent that under any applicable law the holder of an energy recovery bond of a series or any owner of a security entitlement to such bond is deemed to have an interest in our assets other than the collateral, or other issuer assets, such holder or owner is deemed to have agreed that its interest in such other issuer assets is fully subordinate to the claim against such other issuer assets of the pledgees or grantees to which such other issuer assets are pledged or granted and is further deemed to have agreed that this agreement shall constitute a subordination agreement for purpose of Section 510(a) of the United States Bankruptcy Code.

Release and Substitution of Collateral

        Whenever any collateral is to be released from the lien of any indenture other than as described below under "—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will

Be Allocated," we must also furnish the indenture trustee with an officer's certificate as to the fair value of the collateral proposed to be released and stating that, in the opinion of such person, the proposed release will not impair the security of the applicable indenture in contravention of the provisions thereof. Prior to the deposit of any collateral or other property or securities with the indenture trustee that is to be made the basis for release of any property subject to the lien of the applicable indenture, we must furnish to the applicable indenture trustee an officer's certificate as to the fair value to us of the collateral or other property to be deposited.

Collection Account for Each Series of Energy Recovery Bonds

        Under each indenture, we will establish a collection account for each series of energy recovery bonds with the indenture trustee for that series or another eligible institution. Each collection account will be under the sole dominion and exclusive control of the applicable indenture trustee. Funds received from collections of the DRC charges with respect to a related series will be deposited into the general subaccount within the collection account for that series. Each collection account will be divided into the following subaccounts, which might not be separate accounts:

  •
  a general subaccount;

  •
  an overcollateralization subaccount;

  •
  a capital subaccount;

  •
  a reserve subaccount; and

  •
  any other subaccounts in the collection account established for that series or class within that series.

        Unless the context indicates otherwise, references in this prospectus to the collection account for a particular series include all of the subaccounts contained therein. All monies deposited from time to time in the collection account for a series, all deposits therein pursuant to the indenture, and all investments made in eligible investments (as defined below) with these monies, will be held in an eligible deposit account as part of the collateral for that series.

        "Eligible deposit account" means either (a) a segregated account with an eligible institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any state or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution shall have a credit rating from each rating agency in one of its three highest rating categories.

        "Eligible institution" means:

  •
  the corporate trust department of the indenture trustee for that series of energy recovery bonds, provided that an account will be an eligible deposit account if it is a segregated trust account; or

  •
  a depository institution organized under the laws of the United States or any state or any domestic branch of a foreign bank:

  •
  that has either:

  •
  a long-term unsecured debt rating of "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch; or

  •
  a certificate of deposit rating of "P-1" by Moody's and "A-1+" by S&P, and if rated by Fitch, then "F1+" or any other long-term, short-term or certificate of deposit rating acceptable to the applicable rating agencies; and

  •
  whose deposits are insured by the Federal Deposit Insurance Corporation.

        Appropriate Investments for Funds in Each Collection Account.    So long as no default or event of default under the indenture for a series of energy recovery bonds has occurred and is continuing, all or a portion of the funds in the collection account for that series shall be invested in any of the following, each of which is referred to as an "eligible investment":

  •
  direct obligations of, and obligations fully and unconditionally guaranteed as to timely payment by, the United States;

  •
  demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state, or any domestic branch of a foreign bank, and subject to supervision and examination by federal or state banking or depository institution authorities, so long as at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations, other than any obligations thereof where the rating is based on the credit of a person other than that depository institution or trust company, shall have a credit rating from each of the applicable rating agencies in the highest investment category granted thereby;

  •
  commercial paper or other short-term obligations of any corporation, other than PG&E, organized under the laws of the United States or any state whose ratings, at the time of the investment or contractual commitment to invest therein, from each of the applicable rating agencies are in the highest short-term or long-term investment category granted thereby;

  •
  investments in money market funds having a rating from each of the applicable rating agencies in the highest investment category granted thereby, including funds for which the indenture trustee for that series or any of its affiliates acts as investment manager or advisor;

  •
  bankers' acceptances issued by any depository institution or trust company referred to in the second bullet point under the definition of "eligible institution" above;

  •
  repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company, acting as principal, described in the second bullet point above under the definition of "eligible institution";

  •
  repurchase obligations with respect to any security or whole loan entered into with:

  •
  a depository institution or trust company, acting as principal, described in the second bullet point of the definition of "eligible institution" above, except that the rating referred to in the proviso in that second bullet point above shall be "A-1+" or higher in the case of S&P,

  •
  a broker/dealer, acting as principal, registered as a broker or dealer under Section 15 of the Exchange Act, the unsecured short-term debt obligations of which are rated "P-1" by Moody's, "F1+" by Fitch, if rated by Fitch and at least "A-1+" by S&P at the time of entering into this repurchase obligation, or

  •
  an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated "P-1" by Moody's, "F1+" by Fitch, if rated by Fitch and at least "A-1+" by S&P at the time of purchase; and

  •
  any other investment permitted by each of the applicable rating agencies;

  provided, that unless otherwise permitted by the applicable rating agencies, upon the failure of any eligible institution to maintain any applicable rating set forth in this definition or the definition of eligible institution, the related investments at that institution shall be reinvested in other eligible investments within 10 days; and provided further, that no obligation of, or security issued by, the seller shall constitute an eligible investment.

        These eligible investments may not:

  •
  mature later than the business day prior to the next payment date; or

  •
  be sold, liquidated or otherwise disposed of at a loss prior to the maturity thereof (unless they are in default).

        General Subaccounts.    Collections of the DRC charge will be deposited initially into the general subaccount on either a daily or monthly basis, as described above under "THE SERVICING AGREEMENTS—Remittances to Collection Accounts."

        Reserve Subaccounts.    The indenture trustee will allocate to the reserve subaccount for each series the related DRC charge collections available with respect to any payment date in excess of amounts necessary to make the payments specified in the related indenture on such payment date. The reserve subaccount for each series will also hold certain investment earnings on the collection account for that series in excess of amounts necessary to make the required payments on any payment date. Funds in the reserve subaccount for each series will be invested in the eligible investments described above.

        Overcollateralization Subaccounts.    Upon the issuance of each series of energy recovery bonds, an overcollateralization amount will be established for that series, which will not be less than 0.50% of the initial principal amount of that series. The servicer will collect the overcollateralization amount over the expected life of the energy recovery bonds of the series. The expected life of the energy recovery bonds of any series is the period from the issuance date of the series through the latest scheduled maturity date for any energy recovery bond in the series. Funds representing the overcollateralization amount for a series will be held in the overcollateralization subaccount for that series. We refer to the amount required to be on deposit in the overcollateralization subaccount as of any payment date with respect to each series, as specified in the schedule set forth in the related prospectus supplement, as the required overcollateralization level for the series. The required overcollateralization level for each series of energy recovery bonds will be set forth in the prospectus supplement for that series.

        Amounts in the overcollateralization subaccount will be invested in the eligible investments described above, and earnings thereon will be deposited into the general subaccount, subject to the limitations described below under—"How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" below. Funds in the overcollateralization subaccount are intended to cover any shortfall in DRC charge collections with respect to a series that might otherwise occur on any payment date or at the scheduled maturity date for a class of energy recovery bonds of that series. The failure to have sufficient funds available to fund the required overcollateralization level will not be a default under the indenture for that series.

        Capital Subaccounts.    Upon the issuance of each series of energy recovery bonds, PG&E will make a capital contribution to us in an amount specified in the prospectus supplement relating to that series, which will be not less than 0.50% of the initial principal amount of that series, or the required capital level. The required capital level will be established to meet criteria set by the rating agencies as necessary to obtain the highest investment grade ratings for the energy recovery bonds. In addition, if PG&E determines it is necessary, the required capital level may also be established at higher levels necessary, as determined by PG&E, to avoid any accelerated taxable income to PG&E as a result of the issuance of the energy recovery bonds. The required capital level for each series of energy recovery bonds will be set forth in the prospectus supplement for that series. We will pay an amount equal to the required capital level to the indenture trustee for that series for deposit into the capital subaccount, which will be invested in eligible investments. Any capital contribution to us above the required capital level will not be pledged as collateral for any series of energy recovery bonds. Funds in the capital subaccount for each series will be invested in the eligible investments described above. The failure to have sufficient funds available to fund the required capital level will not be a default under the indenture for that series.

        Subaccounts Established with Respect to a Floating Rate Class of Energy Recovery Bonds.    Any payments by a swap provider under an interest rate swap agreement that we enter into with respect to a class of floating rate energy recovery bonds of a series will be deposited into a subaccount for that class established within the collection account for that series and applied to make interest payments with respect to that class. Any scheduled net swap payment owed to a swap provider with respect to a class of floating rate energy recovery bonds will be paid from amounts on deposit in the subaccount established with respect to that class.

How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated

        On each payment date with respect to a series of energy recovery bonds, as specified in the prospectus supplement for that series, the indenture trustee for that series of energy recovery bonds will apply, first, all amounts on deposit in the general subaccount and, second, all amounts on deposit in the reserve subaccount (both within the collection account for that series), to the extent funds are available therein, to pay or allocate the following amounts, in accordance with a servicer's certificate, in the following priority:

  (1)
  the indenture trustee will pay amounts owed by us to the indenture trustee up to an amount in each calendar year to be specified in a prospectus supplement for that series;

  (2)
  the indenture trustee will pay amounts owed by us to our independent directors up to an amount in each calendar year to be specified in a prospectus supplement for that series;

  (3)
  the indenture trustee will pay the servicing fee to be specified in a prospectus supplement for that series that will be a fixed percentage of the initial principal amount of that series and all unpaid servicing fees from any prior payment dates;

  (4)
  so long as no event of default has occurred and is continuing with respect to that series or would result from their payment, the indenture trustee will pay all of our other fees, costs and expenses, and indemnity amounts payable to the indenture trustee for that series to the persons entitled thereto on a pro rata basis (or if we have previously paid any of these amounts, reimbursement to us of such amounts), provided that the amount paid in any calendar year may not exceed an amount to be specified in a prospectus supplement for that series;

  (5)
  the indenture trustee will pay any overdue interest on the energy recovery bonds for a particular series and then currently due interest on that series to the holders of that series and, if applicable, any scheduled net swap payment payable to a swap counterparty on any interest rate swap (but excluding any swap termination payments) on a pro rata basis;

  (6)
  the indenture trustee will pay principal of that series due as a result of an event of default and an acceleration of the principal of that series on a pro rata basis;

  (7)
  the indenture trustee will pay the principal of a class of that series on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;

  (8)
  the indenture trustee will pay the principal of a class then scheduled to be paid on that series according to its expected amortization schedule (including any unpaid principal from prior payment dates), but only if all of the energy recovery bonds of a class whose principal is scheduled to amortize earlier than that class have been paid in full;

  (9)
  the indenture trustee will replenish any shortfalls in the capital subaccount for that series;

  (10)
  the indenture trustee will allocate or replenish the required amount to the overcollateralization subaccount for that series;

  (11)
  if applicable as described in a prospectus supplement for that series, the indenture trustee will pay any termination payment payable under a swap agreement due to (a) failure to pay as a result of insufficient collections of the DRC charge for that series (up to the amount specified in the related prospectus supplement); (b) breach of the swap agreement by us or the indenture trustee (up to the amount specified in the related prospectus supplement); (c) our bankruptcy; (d) our merger without assumption of our obligations under the indenture for that series; or (e) failure or termination of the security interest of the indenture trustee under the indenture for that series; any other swap termination payment is payable after all energy recovery bonds of that series have been paid in full;

  (12)
  the indenture trustee will pay all of our other fees, costs and expenses, and indemnity amounts payable to the indenture trustee, not paid under clauses (1), (2) and (4) above (or if we have previously paid any of these amounts, reimbursement to us of such amounts) on a pro rata basis;

  (13)
  if there is a positive balance after making the foregoing payments or allocations, the indenture trustee will release to us an amount equal to the lesser of such balance and the net investment earnings on amounts in the capital subaccount for that series, free and clear of the lien of the indenture; and

  (14)
  the indenture trustee will allocate the balance, if any, to the reserve subaccount for that series for use on subsequent payment dates.

        Following the payment in full of an outstanding series of energy recovery bonds and all of the other foregoing amounts described in clauses (1) through (14) above, the indenture trustee will release the balance, if any, in the collection account for that series (including all amounts in all subaccounts within the collection account), first, to pay any remaining termination payment under a swap agreement for a class of energy recovery bonds of that series, and second, to us, free and clear of the lien of the indenture.

        "Pro rata basis" means, with respect to any class of energy recovery bonds of a series, a ratio, (a) in the case of clause (5) above, the numerator of which is the aggregate amount of interest payable and the scheduled net amount payable to the swap provider, if applicable, with respect to that class on such payment date and the denominator of which is the sum of the aggregate amounts of interest payable with respect to all outstanding classes of energy recovery bonds of that series on such payment date and the aggregate amount of all scheduled net amounts payable to all swap providers, if applicable, for all classes of energy recovery bonds of that series on such payment date; (b) in the case of clause (6) above, the numerator of which is the aggregate amount of principal to be paid or payable pursuant to such clause with respect to that class on such payment date and the denominator of which is the sum of the aggregate amounts of principal to be paid or payable pursuant to such clause with respect to all outstanding classes of energy recovery bonds of that series on such payment date, and (c) in the case of clauses (4) and (12) above, with respect to each person entitled to payment, the numerator of which is the amount payable to that person under the applicable clause on such payment date and the denominator of which is the sum of the aggregate amounts to be paid or payable to all persons under the applicable clause on such payment date.

        If on any payment date funds on deposit in the general subaccount and reserve subaccount within the collection account for a series are insufficient to make the payments contemplated by clauses

(1) through (8) above, the indenture trustee will, first, draw from amounts on deposit in the overcollateralization subaccount for that series, and second, draw from amounts on deposit in the capital subaccount for that series, up to the amount of the shortfall, in order to make those payments. If the indenture trustee for a series uses amounts on deposit in the capital subaccount for that series or the overcollateralization subaccount for that series to pay those amounts or make those transfers, as the case may be, subsequent true-up adjustments to the DRC charges related to that series will take into account, among other things, the need to replenish those amounts.

        The servicing fee with respect to a series of energy recovery bonds and the dollar limits described in clauses (1), (2) and (4) above will be described in a prospectus supplement relating to that series of energy recovery bonds.

State Pledge

        Under the Act, the State of California has pledged that it will neither limit nor alter the DRC charges, recovery property, financing orders of the CPUC, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E, owners of the recovery property and holders of energy recovery bonds. We are authorized to include this pledge in the energy recovery bonds.

        The holders of energy recovery bonds and the indenture trustee with respect to the related series of energy recovery bonds, for the benefit of those holders, will be entitled to the benefit of the State pledge set forth in the Act. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions" in this prospectus.

Access Rights of Holders

        For each series of energy recovery bonds, upon written request of any holder or group of holders of energy recovery bonds evidencing not less than 10 percent of the aggregate outstanding principal amount of the energy recovery bonds of that series, the indenture trustee for that series will afford that holder access to the current list of holders of that series, for purposes of communicating with other holders with respect to their rights under the indenture for that series. The indentures do not provide for any annual or other meetings of holders of energy recovery bonds.

Reports to Holders of the Energy Recovery Bonds

        With respect to each series of energy recovery bonds, on or prior to each payment date or special payment date, the indenture trustee for that series will deliver a statement prepared by the servicer to each holder of energy recovery bonds of that series. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the applicable indenture, as to the energy recovery bonds of that series with respect to that payment date, special payment date or the period since the previous payment date, as applicable:

  •
  the amount paid to holders of energy recovery bonds of that series in respect of principal;

  •
  the amount paid to holders of energy recovery bonds of that series in respect of interest;

  •
  the aggregate outstanding principal balance for that series of energy recovery bonds, after giving effect to payments to be made on that payment date; and

  •
  the difference, if any, between the amount specified immediately above and the principal amount scheduled to be outstanding on that date according to the related expected amortization schedule.

        Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the energy recovery bonds of a series, the indenture trustee for that series will mail to certain persons who at any time during the calendar year were holders of that series and received any payment on the energy recovery bonds of that series, a statement containing certain information for the purposes of the holder's preparation of U.S. federal and state income tax returns.

Supplemental Indentures

        Modifications of the Applicable Indenture That Do Not Require Consent of the Holders of Energy Recovery Bonds.    Without the consent of any of the holders of energy recovery bonds issued under an indenture, but with prior notice to the applicable rating agencies, we and the indenture trustee under that indenture may enter into a supplement to that indenture for any of the following purposes:

  •
  to correct or amplify the description of the collateral, or to better assure, convey and confirm unto the indenture trustee for that series the collateral, or to add additional property;

  •
  to add to our covenants, for the benefit of the holders of energy recovery bonds, or to surrender any right or power therein conferred upon us;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee for that series;

  •
  to cure any ambiguity, to correct or supplement any provision of that indenture or in any supplement thereto that may be inconsistent with any other provision of that indenture or in any supplement thereto or to make any other provisions with respect to matters or questions arising under that indenture or in any supplement thereto or change in any manner or eliminate provisions of that indenture, or modify in any manner the rights of the holders of energy recovery bonds under that indenture; provided, however, that:

  •
  this action shall not adversely affect in any material respect the interests of any holders of energy recovery bonds of that series, and

  •
  the rating agency condition shall have been satisfied with respect thereto;

  •
  to evidence the succession, in compliance with the applicable provisions of the indenture for that series, of another person to us or the indenture trustee for that series and to add to or change any of the provisions of that indenture as shall be necessary to facilitate the administration of the trusts under that indenture by more than one indenture trustee, pursuant to the requirements specified in that indenture; or

  •
  to modify, eliminate or add to the provisions of that indenture to the extent necessary to effect the qualification of that indenture under the Trust Indenture Act of 1939 or under any similar federal statute enacted after the date of the indenture and to add to that indenture any other provisions as may be expressly required by the Trust Indenture Act of 1939.

        We may also, without the consent of the holders of energy recovery bonds of a series, enter into one or more other agreements supplemental to the indenture for that series, so long as:

  •
  the supplemental agreement does not, as evidenced by an opinion of counsel, adversely affect the interests of any holders of energy recovery bonds of that series then outstanding in any material respect; and

  •
  the rating agency condition shall have been satisfied with respect thereto.

        Modifications That Require the Approval of the Holders of Energy Recovery Bonds.    In addition, we may, with the consent of the holders of not less than a majority of the outstanding amount of the energy recovery bonds of a series or class to be affected, enter into one more indentures supplemental to the indenture for that series for the purpose of, among other things, adding any provisions to, or changing in any manner or eliminating any of the provisions of, that indenture or modifying in any manner the rights of the holders of energy recovery bonds under that indenture. However, this supplement may not, without the consent of the holders of each outstanding energy recovery bond of that series or class affected thereby, take certain actions enumerated in that indenture, including:

  •
  reducing payments on any energy recovery bond or delaying the timing of such payments;

  •
  reducing the percentage of the aggregate outstanding principal amount of the energy recovery bonds the holders of which are required to consent to such supplement or amendment;

  •
  permitting the creation of any lien on the collateral ranking prior to or on a parity with the lien of that indenture; or

  •
  causing any material adverse federal income tax consequences to us, our members, the seller, the indenture trustee for that series or the then existing holders of energy recovery bonds of that series.

        Promptly following the execution of any supplement to an indenture for any series of bonds that requires the consent of holders, we will furnish written notice of the substance of the supplement to each holder of an energy recovery bond to which the supplement relates and the appropriate rating agencies.

Covenants of PG&E Energy Recovery Funding LLC

        Consolidation, Merger or Sale of Assets.    In each indenture, we will agree to keep in effect our existence, rights and franchises as a limited liability company under Delaware law and will obtain and preserve our qualification to do business in each jurisdiction in which that qualification is or shall be necessary to protect the validity and enforceability of that indenture; provided that we may consolidate with or merge into any person or sell, convey, exchange, transfer or otherwise dispose of substantially all of our assets to another person if:

  •
  the person formed by or surviving the consolidation or merger (other than us) or to whom substantially all of our assets are disposed of is organized and existing under the laws of the United States or any state thereof and expressly assumes by a supplement to that indenture the due and punctual payment of the principal of and premium, if any, and interest on all energy recovery bonds of that series and the performance of our obligations under that indenture;

  •
  the person expressly assumes all obligations and succeeds to all of our rights under the related sale agreement, the servicing agreement and any swap agreement pursuant to an assignment and assumption agreement executed and delivered to the indenture trustee for that series;

  •
  no default or event of default under that indenture will have occurred and be continuing immediately after giving effect to the transaction;

  •
  the rating agency condition will have been satisfied with respect to the transaction;

  •
  the CPUC shall have approved the transaction;

  •
  we have delivered to the servicer, the indenture trustee for that series and the rating agencies copies of an opinion of counsel to the effect that the transaction:

  •
  will not have any material adverse tax consequence to us or any holder of energy recovery bonds of that series, and

  •
  will result in the indenture trustee for that series continuing to have a perfected security interest in the collateral;

  •
  any action that is necessary to continue the perfection of the security interest granted by us under that indenture has been taken;

  •
  we have delivered to the indenture trustee an officer's certificate and an opinion of counsel (with copies to the servicer and rating agencies) each stating that such consolidation or merger and such supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with (including any filing required by the Exchange Act); and

  •
  none of the recovery property, the financing order or the seller's, the servicer's or our rights under the Act or the financing order are impaired thereby.

        In each indenture, we will also agree that we may not sell, convey, exchange, transfer or otherwise dispose of any of our properties or assets included in the collateral for a series of energy recovery bonds to any person, unless the person acquiring the properties and assets:

  •
  is a United States citizen or is organized and existing under the laws of the United States or any state thereof and expressly assumes by a supplement to that indenture the due and punctual payment of the principal of and premium, if any, and interest on the energy recovery bonds of that series and the performance of our obligations under that indenture;

  •
  expressly agrees by the supplemental indenture relating to that series that all right, title and interest so conveyed or transferred will be subject and subordinate to the rights of holders of energy recovery bonds of that series;

  •
  unless otherwise specified in the supplemental indenture referred to in the immediately preceding bullet point above, expressly agrees to indemnify, defend and hold us harmless against and from any loss, liability or expense arising under or related to the indenture for that series and the energy recovery bonds of that series;

  •
  no default or event of default under that indenture will have occurred and be continuing immediately after giving effect to the transaction;

  •
  the rating agency condition will have been satisfied with respect to the transaction;

  •
  the CPUC shall have approved the transaction;

  •
  we have delivered to the indenture trustee a copy of an opinion of counsel to the effect that such transaction will not have any material adverse tax consequence to us or any holder of energy recovery bonds of that series;

  •
  any action that is necessary to maintain the security interest granted by us under that indenture has been taken; and

  •
  we have delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that such conveyance or transfer and such supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with (including any filing required by the Exchange Act).

        "Person" means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or organization, whether or not a legal entity.

        Our Additional Covenants.    Under the indenture for each series of energy recovery bonds, we will agree that we will not, among other things, for so long as any energy recovery bonds of that series are outstanding:

  •
  except as contemplated by the indenture for that series of energy recovery bonds, the sale agreement or the servicing agreement, sell, transfer, exchange or otherwise dispose of any of our assets that constitute part of the collateral unless directed to do so by the indenture trustee for that series;

  •
  claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the energy recovery bonds of that series (other than amounts properly withheld from such payments under the Internal Revenue Code of 1986, as amended (the Code) or other tax laws) or assert any claim against any present or former holder of an energy recovery bond of that series by reason of the payment of the taxes levied or assessed upon any part of the collateral;

  •
  terminate our existence, or dissolve or liquidate in whole or in part (except as described under "THE ENERGY RECOVERY BONDS—Covenants of PG&E Energy Recovery Funding LLC—Consolidation, Merger or Sale of Assets" in this prospectus);

  •
  permit the validity or effectiveness of the indenture for that series to be impaired;

  •
  permit the lien of the indenture for that series to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the energy recovery bonds of that series except as may be expressly permitted by the indenture for that series;

  •
  permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of the indenture for that series and the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter) to be created on or extend to or otherwise arise upon or burden the collateral for that series or any part thereof or any interest therein (other than tax liens arising by operation of law with respect to amounts not yet due);

  •
  subject to the lien arising under Section 848.3(g) of the California Public Utilities Code, the financing order and the applicable issuance advice letter, permit the lien granted under the indenture for that series not to constitute a valid first priority perfected security interest in the collateral;

  •
  elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action, file any tax return, or make any election inconsistent with our treatment, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from our equity member;

  •
  change our name or type or jurisdiction of organization, unless prior to the effective date of any such change, we deliver to the indenture trustee for that series such documents, filings, instruments or agreements, authorized and executed by us, as are necessary to reflect such change and to continue the perfection of the security interest of the indenture for that series;

  •
  issue other bonds, notes or other evidences of indebtedness authorized by the financing order unless the rating agency condition has been satisfied; or

  •
  take any action that is expressly stated in the basic documents to require satisfaction of the rating agency condition, without in each case obtaining such satisfaction.

        We will also agree in each indenture for a series of energy recovery bonds that we will not:

  •
  engage in any business other than (i) financing, purchasing, owning and managing the recovery property and the other collateral and issuing energy recovery bonds in the manner contemplated by the financing order, the indenture for that series of energy recovery bonds, the basic documents and activities incidental thereto and (ii) financing, purchasing, owning and managing other property authorized or contemplated by the financing order and any other sale agreement or another servicing agreement authorized or contemplated by the financing order and activities incidental thereto;

  •
  issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the energy recovery bonds and related expenses;

  •
  except as contemplated by the applicable sale agreement, the applicable servicing agreement, any swap agreement, that indenture and any similar documents relating to other bonds authorized by the financing order, make any loan or advance or credit to, or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person;

  •
  make any expenditure for capital assets (either realty or personalty), other than expenditures in an aggregate amount not to exceed $200,000 per series of energy recovery bonds in any calendar year and other than as contemplated by the applicable sale agreement, servicing agreement, that indenture, any swap agreement and any similar documents relating to other bonds authorized by the financing order; or

  •
  (i) pay any dividend or make any distribution to any owner of a beneficial interest in us in respect or otherwise with respect to any ownership or equity interest of security in or of us, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security or (iii) set aside or otherwise segregate any amounts for any such purpose; provided, however, that if no event of default shall have occurred and be continuing, we may make or cause to be made any such distributions to any owner of a beneficial interest in us or otherwise respect to any ownership or equity interest or security in or of us using funds distributed to us as described under "How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated," to the extent that such distributions would not cause the balance of the capital subaccount for that series to decline below the required capital level (at least 0.50% of the initial principal amount of that series of energy recovery bonds) as set forth in the prospectus supplement for that series, or using any other funds that are not subject to the lien of the indenture for that series.

        In the indenture for each series of energy recovery bonds, "basic documents" means that indenture, the sale agreement and the servicing agreement relating to that series of energy recovery bonds.

What Constitutes an Event of Default on the Energy Recovery Bonds

        An event of default with respect to a series of energy recovery bonds is defined in the indenture for that series as being:

  •
  a default in the payment of any interest on any energy recovery bond of that series when the same becomes due and payable and the continuation of this default for five business days;

  •
  a default in the payment of the then unpaid principal of any energy recovery bond of any class of that series on the final legal maturity date for that class;

  •
  a default in the payment of the redemption price for any energy recovery bond of that series on the redemption date therefor;

  •
  (a) a default in the observance or performance by us of any of our covenants or agreements made in the indenture for that series (other than those specifically dealt with in the first three bullet points above), or (b) any of our representations or warranties made in the indenture for that series or in any certificate or other writing delivered by us pursuant to the indenture or in connection with the indenture for that series proving to have been incorrect in any material respect as of the time when made, which, in either case, materially adversely affects holders of that series, and this default shall continue or not be cured, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of 30 days after written notice of the default is given, by registered or certified mail, return receipt requested, to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% of the aggregate principal amount of the outstanding energy recovery bonds of that series specifying such default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

  •
  the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of us or any substantial part of the collateral for that series in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law in effect on or after the date of the indenture, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or our property or for any substantial part of the collateral for that series, or ordering the winding-up or liquidation of our affairs, and that decree or order remains unstayed and in effect for a period of 90 consecutive days;

  •
  the commencement by us of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law in effect on or after the date of the indenture, or the consent by us to the entry of an order for relief in an involuntary case under any such law, or the consent by us to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for any substantial part of the collateral for that series, or the making by us of any assignment for the benefit of creditors, or the failure by us generally to pay our debts as they become due;

  •
  a breach by the State or any of its agencies (including the CPUC) of the State's pledge; or

  •
  any other event designated as such in the related prospectus supplement.

        The indenture trustee will mail to each holder of an energy recovery bond of the related series notice of a default or an event of default under the indenture for that series that is actually known to a responsible officer of that indenture trustee within 90 days after such default or event of default occurs. Except in the case of a default or event of default in payment of principal of or interest on any energy recovery bond of that series, the indenture trustee may withhold notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of holders of energy recovery bonds of that series.

        If an event of default (other than the breach described in the seventh bullet point above) with respect to a series of energy recovery bonds should occur and be continuing, then the indenture trustee for that series or holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of that series may, by a notice in writing to us (and to the indenture trustee, if given by holders of the energy recovery bonds of that series), declare the principal of that series of the energy recovery bonds together with the accrued and unpaid interest thereon through the date of acceleration to be immediately due and payable. This declaration may be rescinded by the holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of that series prior to the indenture trustee for that series obtaining a judgment or decree for the money due if:

  •
  we have paid or deposited with the indenture trustee for that series an amount sufficient to pay:

  •
  all payments of principal of and premium, if any, and interest on all energy recovery bonds of that series and all other amounts that would then be due under the indenture for that series or on the energy recovery bonds of that series if the event of default giving rise to such acceleration had not occurred, and

    •
    all amounts paid or advanced by the indenture trustee with respect to that series under the indenture and the reasonable compensation, expenses, disbursements and advances of the indenture trustee for that series and its agents and counsel; and

  •
  all other events of default with respect to that series under the indenture for that series have been cured or waived (other than the nonpayment of principal due solely by such acceleration).

        Additionally, the indenture trustee for each series of energy recovery bonds may exercise all of our rights, remedies, powers, privileges and claims against the seller or the servicer under or in connection with the applicable sale agreement, the applicable servicing agreement or against any swap counterparty under any swap agreement relating to a class of that series and shall take such action if directed in writing or by telephone (promptly confirmed in writing) by holders of 66 2/3% of the principal amount of outstanding energy recovery bonds of that series. If the State or any of its agencies (including the CPUC) breaches the State pledge, the servicer, under the applicable servicing agreement, will be obligated to institute (and the indenture trustee for that series, for the benefit of the holders of that series, will be entitled and empowered under the indenture for that series to institute) any suits, actions or proceedings at law, in equity or otherwise, to enforce the state's pledge and to collect any monetary damages as a result of a breach thereof, and each of the servicer and the indenture trustee for that series may prosecute any suit, action or proceeding to final judgment or decree. The servicer would be required to advance its own funds in order to bring any such suits, actions or proceedings and the cost of any such suits, actions or proceedings will be payable from DRC charge collections as an operating expense under the indenture for that series.

        Upon acceleration of the principal of a series of energy recovery bonds, payments under the applicable indenture, including payments of interest on and principal of that series, will be made in accordance with the priority described above under "—How Funds in the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated."

        When the Indenture Trustee Can Sell the Collateral.    If the energy recovery bonds of a series have been declared to be due and payable following an event of default under the indenture relating to that series, the indenture trustee for that series may, in its discretion, either:

  •
  sell the collateral securing such series; or

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  elect to maintain possession of the collateral securing such series.

There is likely to be a limited market, if any, for the recovery property following a foreclosure, in light of the event of default, the unique nature of the recovery property as an asset and other factors discussed in this prospectus. In addition, the consent of the CPUC may be required before the indenture trustee or the holders of energy recovery bonds of a series can foreclose or otherwise exercise the remedies provided for by the indenture and the other basic documents. The indenture trustee for each series is also prohibited from selling or otherwise liquidating the collateral securing the related series of energy recovery bonds following an event of default with respect to such series under the indenture for that series, other than (i) a default in the payment of any interest on any energy recovery bond of such series when the same becomes due and payable and the continuation of this default for five business days, (ii) a default in the payment of the then unpaid principal of any energy recovery bond of such series on the final legal maturity date for that series or, if applicable, any class of such series on the final legal maturity date for that class, or (iii) a default in the payment of the redemption price for any energy recovery bond on the redemption date therefor, unless:

  •
  the holders of 100% of the outstanding aggregate principal amount of the affected series of energy recovery bonds consent thereto;

  •
  the proceeds of this sale or liquidation distributable to holders of energy recovery bonds of that series, together with all other funds available for such purpose, are sufficient to pay in full all amounts then due and unpaid upon the energy recovery bonds of that series for principal, premium, if any, and interest after taking into account payment of all amounts due prior thereto pursuant to the indenture; or

  •
  the indenture trustee for that series determines that the collateral securing such series of energy recovery bonds will not continue to provide sufficient funds to make all payments on the energy recovery bonds of such series as these payments would have become due if the energy recovery bonds had not been declared due and payable, and the indenture trustee for that series obtains the consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding energy recovery bonds of such series.

In determining the sufficiency or insufficiency with respect to the immediately preceding two bullet points, the indenture trustee may, but need not, obtain and conclusively rely upon a certificate of an independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the collateral for such purpose.

        The indenture trustee for each series of energy recovery bonds will, at such time as there are no energy recovery bonds of a series outstanding, release any remaining portion of the collateral that secured such series from the lien of the indenture for that series and release to us any funds then on deposit in the collection account for the series.

        Right of the Holders of Energy Recovery Bonds to Direct Proceedings.    Subject to the provisions for indemnification and the limitations contained in the indenture for each series of energy recovery bonds, the holders of a majority in principal amount of the outstanding energy recovery bonds of that series or, if less than all classes are affected, the affected classes, will have the right to direct the time, method and place of conducting any judicial or administrative proceeding for any remedy available to the indenture trustee for that series or class or exercising any trust or power conferred on the indenture trustee for that series or class, provided that:

  •
  this direction does not conflict with any rule of law or with the indenture for that series;

  •
  subject to the ability of the indenture trustee to sell or liquidate the collateral discussed above under "When the Indenture Trustee Can Sell the Collateral," any direction to the indenture trustee for that series to sell or liquidate the collateral securing a series shall be by the holders of 100% of the aggregate principal amount of outstanding energy recovery bonds of that series;

  •
  if the indenture trustee elects to retain the collateral in accordance with the indenture, then any direction to the indenture trustee by holders of energy recovery bonds representing less than 100% of the outstanding principal amount of energy recovery bonds to sell or liquidate the collateral will be of no force and effect; and

  •
  the indenture trustee for that series may take any other action deemed proper by the indenture trustee that is not inconsistent with this direction.

However, the indenture trustee for a series of energy recovery bonds need not take any action at the request or direction of any of the holders of energy recovery bonds of that series and will be under no obligation to exercise any of the rights or powers under the indenture for that series, if:

  •
  the indenture trustee will be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under the indenture or in the exercise of any of its rights or powers and reasonably believes that it will not be repaid or satisfactorily indemnified against such risk or liability; or

  •
  it determines that this action might involve it in liability or might materially and adversely affect the rights of any holder of energy recovery bonds of that series not consenting to this action.

        Notwithstanding the foregoing, the indenture for that series allows each holder of energy recovery bonds of that series to institute suit for the nonpayment of (1) the interest, if any, on its energy recovery bonds that remains unpaid as of the applicable payment date and (2) the unpaid principal, if any, of its energy recovery bonds on the final legal maturity date.

        Waiver of Default.    The holders of a majority in aggregate principal amount of the outstanding energy recovery bonds of a series may under the indenture for that series, prior to the acceleration of the maturity of the energy recovery bonds of that series, waive any default or event of default with respect to that series and its consequences. However, they may not waive:

  •
  a default in the payment of principal or interest on any of the energy recovery bonds of that series on the final legal maturity date; or

  •
  a default in respect of a covenant or provision of the indenture for that series that cannot be modified without the waiver or consent of each holder of energy recovery bonds of each class affected.

        No holder of energy recovery bonds of any series will have the right to institute any proceeding, judicial or otherwise, or to avail itself of the right to foreclose on the recovery property or otherwise enforce the lien in the recovery property with respect to the indenture for that series, unless:

  •
  the holder previously has given to the indenture trustee for that series written notice of a continuing event of default under the indenture;

  •
  the holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of that series have made written request of the indenture trustee for that series to institute the proceeding in respect of the event of default in its own name as indenture trustee for that series;

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  the holder or holders have offered the indenture trustee for that series security or indemnity reasonably satisfactory to the indenture trustee for that series against the costs, expenses and liabilities to be incurred in complying with the request;

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  the indenture trustee for that series for 60 days after its receipt of the notice, request and offer has failed to institute the proceeding; and

  •
  no direction inconsistent with this written request has been given to the indenture trustee for that series during the 60-day period referred to above by the holders of a majority in principal amount of the outstanding energy recovery bonds of that series.

        In addition, each indenture trustee for each series of energy recovery bonds and holders of energy recovery bonds, by their acceptance of energy recovery bonds, and each owner of a security entitlement to an energy recovery bond, by accepting such security entitlement, will be deemed to have covenanted, with us and each other, that they will not, prior to the date that is one year and one day after the termination of all indentures for all series of energy recovery bonds, acquiesce, petition or otherwise invoke or cause us to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against us under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of us or any substantial part of our property or ordering the winding up or liquidation of our affairs. The indenture trustee and each holder further covenant, and each owner of a security entitlement to an energy recovery bond will be deemed to covenant, with us and each other that they will not cooperate with or encourage others to file a bankruptcy petition against us during the same period.

        The indenture for each series of energy recovery bonds will provide that no recourse may be taken with respect to our or the indenture trustee's obligations on the energy recovery bonds of that series or under that indenture or any certificate or other writing delivered in connection with the energy recovery bonds or that indenture against the indenture trustee or any of our members in their respective individual capacities, nor any owner of any membership interest in us, nor any shareholder, partner, owner, beneficiary, agent, officer, director, employee of the indenture trustee, any of our members or any owner of a membership interest in us in their respective individual capacities, or any successor or assign of any of them in their respective individual capacities.

Annual Compliance Statement

        We will be required to file annually with the applicable indenture trustee and the rating agencies a written statement as to the fulfillment of our obligations under the indenture for each series of energy recovery bonds.

Satisfaction and Discharge of the Indenture

        Each indenture will be discharged with respect to the energy recovery bonds of any series upon the delivery to each indenture trustee of funds sufficient for the payment in full of all of the energy recovery bonds of that series and all other amounts payable under the indenture for that series. In addition, we must deliver to the indenture trustee for that series the officer's certificate and opinion of counsel specified in the indenture for that series.

Our Legal Defeasance and Covenant Defeasance Options

        We may, at any time, terminate:

  •
  all of our obligations under any indenture with respect to the energy recovery bonds of any series; or

  •
  our obligations to comply with some of the covenants in any indenture, including all of the covenants described under "—Covenants of PG&E Energy Recovery Funding LLC" discussed above.

The "legal defeasance option" is our right to terminate at any time our obligations under any indenture with respect to the energy recovery bonds of any series. The "covenant defeasance option" is our right at any time to terminate our obligations to comply with some of the covenants in any indenture. We may exercise the legal defeasance option with respect to any series of energy recovery bonds notwithstanding our prior exercise of the covenant defeasance option with respect to that series. If we exercise the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the related indenture for payment thereof on the scheduled maturity date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the scheduled maturity date or redemption date, as applicable. If we exercise the covenant defeasance option with respect to any series, the maturity of the energy recovery bonds of that series may not be accelerated because of an event of default under the applicable indenture relating to a default in the observance or performance of any of our covenants or agreements made in that indenture.

        We may exercise the legal defeasance option or the covenant defeasance option with respect to any series of energy recovery bonds only if:

  •
  we irrevocably deposit or cause to be deposited in trust with the indenture trustee for that series cash or direct obligations, or certificates representing an ownership interest in those obligations, of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the option of the issuer thereof ("U.S. Government Obligations") or both, for the payment of principal of and premium, if any, and interest on that series to the scheduled maturity date or redemption date therefor, as applicable;

  •
  we deliver to the indenture trustee for that series a report from a nationally recognized firm of independent accountants stating to the effect that the payments of the principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any cash deposited in the defeasance subaccount without investment will provide cash at times and in sufficient amounts to pay in respect of the energy recovery bonds of that series:

  •
  principal in accordance with the expected amortization schedule therefor, or if that series is to be redeemed, the redemption price on the redemption date therefor, and

  •
  interest when due;

  •
  in the case of the legal defeasance option, 91 days pass after the deposit is made and during the 91-day period no default under the indenture for that series relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period;

  •
  no default under the indenture for that series has occurred and is continuing on the day of the deposit and after giving effect thereto;

  •
  in the case of the legal defeasance option, we deliver to the indenture trustee for that series an opinion of counsel stating that:

  •
  we have received from, or there has been published by, the Internal Revenue Service a ruling, or

  •
  since the date of execution of the indenture, there has been a change in the applicable federal income tax law,

    in either case confirming that the holders of energy recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  •
  in the case of the covenant defeasance option, we deliver to the indenture trustee for that series an opinion of counsel to the effect that the holders of energy recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  •
  we deliver to the indenture trustee for that series a certificate of one of our authorized officers and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the energy recovery bonds of that series have been complied with as required by the indenture; and

  •
  the rating agency condition will be satisfied.

        There will be no other conditions to the exercise by us of our legal defeasance option or our covenant defeasance option.

Indenture Trustee

        The indenture trustee for a series of energy recovery bonds may resign at any time upon 30 days notice by so notifying us. The holders of a majority in principal amount of the energy recovery bonds of a series then outstanding may remove the indenture trustee for that series by so notifying us and the indenture trustee and may appoint a successor indenture trustee. We will remove the indenture trustee for a series if: (a) the indenture trustee ceases to be eligible to continue in this capacity under the indenture for that series; (b) the indenture trustee is adjudged bankrupt or insolvent; (c) a receiver or other public officer takes charge of the indenture trustee or its property; or (d) the indenture trustee otherwise becomes incapable of acting. If the indenture trustee for a series resigns or is removed or if a vacancy exists in the office of indenture trustee for any reason, we will promptly appoint a successor indenture trustee eligible under the indenture for that series. No resignation or removal of an indenture trustee will become effective until acceptance of the appointment by a successor indenture trustee. Any indenture trustee shall at all times satisfy the requirements of the Trust Indenture Act of 1939 and, at the time of its appointment, have a combined capital and surplus of at least $50 million and a long term debt rating of "Baa3" or better by Moody's and "BBB-" or better by S&P and Fitch. If any indenture trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to another corporation or banking association, the resulting, surviving or transferee corporation or banking association shall, without any further action, be the successor indenture trustee. We and our affiliates may, from time to time, maintain various banking and trust relationships with each indenture trustee.

RATINGS FOR THE ENERGY RECOVERY BONDS

        It is a condition of any underwriter's obligation to purchase the energy recovery bonds of a series that each class of that series receive the ratings of "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch.

        A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any energy recovery bonds and, accordingly, there can be no assurance that the ratings assigned to any series or class of energy recovery bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of energy recovery bonds is revised or withdrawn, the liquidity of this class of energy recovery bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the energy recovery bonds other than the payment in full of each series or class of energy recovery bonds by the applicable final legal maturity date of any series or class of energy recovery bonds.

HOW WE AND THE SELLER WILL USE THE PROCEEDS
OF THE ENERGY RECOVERY BONDS

        We will use the proceeds of the issuance of the energy recovery bonds to pay expenses of issuance and certain other recovery costs that the financing order authorizes and to purchase recovery property from the seller. The seller will use the proceeds it receives from the sale of recovery property either to reduce its outstanding debt and retire common equity, subject to the condition that the percentage of common equity in PG&E's capital structure must comply with the settlement agreement, or to finance future capital expenditures of the seller.

WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
FOR THE ENERGY RECOVERY BONDS

General

        The rate of principal payments on each series or class, the aggregate amount of each interest payment on each series or class of energy recovery bonds and the actual final payment date of each series or class will be dependent on the rate and timing of the servicer's receipt of DRC charges from electricity consumers and alternate energy service providers. Accelerated receipts of DRC charges by the servicer will generally not, however, result in payment of principal on the energy recovery bonds earlier than the related scheduled maturity dates. This is because receipts in excess of the amounts necessary to amortize the energy recovery bonds of each series in accordance with the applicable expected amortization schedules and to pay interest and related fees and expenses will be allocated to the reserve subaccount and will be applied, if needed, to satisfy requirements on subsequent payment dates. However, delayed receipts of DRC charges by the servicer may result in principal payments on the energy recovery bonds occurring more slowly than as reflected in the expected amortization schedules or later than the related scheduled maturity dates. Redemption of any class or series of energy recovery bonds and payment following acceleration of a series of energy recovery bonds after an event of default under the indenture may result in payment of principal earlier than the related scheduled maturity dates.

Effect of the Servicer's Receipt of DRC Charges on the Timing of Energy Recovery Bond Payments

        The actual payments on each payment date for each series or class of energy recovery bonds and the weighted average life of that series or class will be affected primarily by the rate at which the servicer receives DRC charges and the timing of those receipts. Amounts available in the reserve subaccount, the overcollateralization subaccount and the capital subaccount for a series of energy recovery bonds will also affect the weighted average life of the energy recovery bonds of that series. The aggregate amount of DRC charges received by the servicer and the rate of principal amortization on the energy recovery bonds will depend, in part, on actual energy usage by customers and the rate of delinquencies and write-offs. This is because the DRC charges will be calculated based on estimates of usage and the rate of write-offs and delinquencies. The DRC charges will be adjusted from time to time based in part on the actual rate at which the servicer receives DRC charges. However, there can be no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of delinquencies and write-offs or implement true-up adjustments to the DRC charges that will cause the servicer to receive DRC charges at any particular rate. See "RISK FACTORS—Servicing Risks" and "THE RECOVERY PROPERTY—Financing Order" in this prospectus. If the servicer receives DRC charges at a slower rate than expected, energy recovery bonds may be retired later than expected. Except in the event of the acceleration of a series of energy recovery bonds after an event of default under the indenture, the energy recovery bonds of that series will not be paid earlier than scheduled. This is because principal will not be paid at a rate faster than that contemplated in the expected amortization schedule for each series or class. A payment on a date that is earlier than forecasted might result in a shorter weighted average life, and a payment on a date that is later than forecasted might result in a longer weighted average life. In addition, if a larger portion of the delayed payments on the energy recovery bonds is received in later years, this might result in a longer weighted average life of the energy recovery bonds.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of anticipated material federal income tax consequences of the purchase, ownership and disposition of the energy recovery bonds offered under this prospectus. This discussion has been prepared with the advice of Orrick, Herrington & Sutcliffe LLP as special counsel to the issuer. This section discusses only the tax consequences of holding the energy recovery bonds in circumstances where the energy recovery bonds are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not purport to discuss all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules, including banks, insurance companies, foreign investors, tax-exempt organizations, dealers in securities or currencies, mutual funds, real estate investment trusts, S corporations, estates and trusts, investors that hold the energy recovery bonds as part of a hedge, straddle or an integrated or conversion transaction, or holders whose "functional currency" is not the U.S. dollar. Also, it does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of energy recovery bonds. Further, the authorities on which this discussion, and the opinion referred to below, are based are subject to change or differing interpretations, which could apply retroactively. Taxpayers and preparers of tax returns should be aware that under applicable U.S. Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice:

  •
  is given as to events that have occurred at the time the advice is rendered and is not given as to the consequences of contemplated actions; and

  •
  is directly relevant to the determination of an entry on a tax return.

        Accordingly, taxpayers should consult their tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed in this prospectus and/or the accompanying prospectus supplement.

        In addition to the federal income tax consequences described in this prospectus, potential investors should consider the state and local tax consequences, if any, of the purchase, ownership and disposition of the energy recovery bonds. See "STATE AND OTHER TAX CONSEQUENCES" in this prospectus. Holders of energy recovery bonds are advised to consult their tax advisors concerning the federal, state, local or other tax consequences to them of the purchase, ownership and disposition of the energy recovery bonds offered under this prospectus.

Treatment of the Energy Recovery Bonds

        In connection with the issuance of each series of energy recovery bonds, Orrick, Herrington & Sutcliffe LLP, special counsel to the issuer, will deliver its opinion that, for federal income tax purposes, the series of energy recovery bonds will be characterized as indebtedness. That opinion will be described in the prospectus supplement relating to the series of bonds.

        If the energy recovery bonds were not treated as indebtedness, they would likely be treated as representing a joint ownership interest in the recovery property treated as a partnership for federal income tax purposes. Such a characterization could affect the timing of income recognized from the energy recovery bonds by U.S. holders of energy recovery bonds and could cause payments to foreign holders of energy recovery bonds to be subject to withholding tax. The remainder of the discussion assumes that the energy recovery bonds will be treated as indebtedness.

Treatment of PG&E Energy Recovery Funding LLC

        We will be treated as a division of PG&E for U.S. federal income tax purposes and not as an association taxable as a corporation. As a result, we will not be subject to U.S. federal income tax as an entity separate from PG&E, and the energy recovery bonds will be treated as indebtedness of PG&E for U.S. federal income tax purposes.

        The following discussion is based in part upon the rules governing original issue discount that are described in Sections 1271-1273 and 1275 of the Code and in the U.S. Treasury regulations issued under these sections, referred to as the "OID Regulations." The OID Regulations do not adequately address various issues relevant to, and in some instances provide that they are not applicable to, securities such as the energy recovery bonds. For purposes of this tax discussion, references to a "bondholder" or a "holder" are to the beneficial owner of an energy recovery bond.

Interest and Original Issue Discount

        The stated interest on an energy recovery bond will be taxable to a bondholder as ordinary interest income when received or accrued in accordance with the bondholder's method of tax accounting. The energy recovery bonds may be issued with original issue discount. The treatment of original issue discount (if any) on the energy recovery bonds under the OID Regulations will depend on whether the amount of original issue discount is only a de minimis amount or more than a de minimis amount.

        The original issue discount, if any, on an energy recovery bond would be the excess of its stated redemption price at maturity over its issue price. The issue price of a particular class of energy recovery bonds will be the first cash price at which a substantial amount of energy recovery bonds of that class is sold, excluding sales to bond houses, brokers and underwriters, on the closing date. If less than a substantial amount of a particular class of energy recovery bonds is sold for cash on or prior to the closing date, the issue price of the class will be treated as the fair market value of that class on the closing date. Under the OID Regulations, the stated redemption price of an energy recovery bond is equal to the total of all payments to be made on the energy recovery bond other than "qualified stated interest." "Qualified stated interest" includes interest that is unconditionally payable at least annually at a single fixed rate, or in the case of a variable rate debt instrument, at a "qualified floating rate," an "objective rate," a combination of a single fixed rate and one or more "qualified floating rates" or one "qualified inverse floating rate," or a combination of "qualified floating rates" that typically does not operate in a manner that accelerates or defers interest payments on the energy recovery bonds.

        In the case of energy recovery bonds bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of original issue discount will vary according to the characteristics of the energy recovery bonds. In general terms, original issue discount (if any) is accrued by treating the interest rate of the energy recovery bonds as fixed and making adjustments to reflect actual interest payments.

        In addition, if the accrued interest to be paid on the first payment date is computed for a period that begins prior to the closing date, a portion of the purchase price paid for an energy recovery bond will reflect the accrued interest. In those cases, information returns to the bondholders and the IRS will be based on the positions that (1) the portion of the purchase price paid for the interest accrued during periods prior to the closing date is treated as part of the overall purchase price of the energy recovery bond, and not as a separate asset the purchase price of which is recovered entirely out of interest received on the next payment date, and (2) the portion of the interest paid on the first payment date in excess of interest accrued for the number of days from the closing date to the first payment date, should be included in the stated redemption price of the energy recovery bond. However, the OID Regulations state that all or some portion of the accrued interest may be treated as a separate asset the cost of which is recovered entirely out of interest paid on the first payment date. It is unclear how an election to do so would be made under the OID Regulations and whether the election could be made unilaterally by a bondholder.

        Original issue discount on an energy recovery bond will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the energy recovery bond multiplied by its weighted average maturity. For this purpose, the weighted average maturity of the energy recovery bond is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of the energy recovery bond, by multiplying (1) the number of complete years, rounding down for partial years, from the issue date until the payment is expected to be made, possibly taking into account a prepayment assumption, by (2) a fraction, the numerator of which is the amount of the payment, and the denominator of which is the stated redemption price at maturity of the energy recovery bond. Under the OID Regulations, original issue discount of only a de minimis amount will be included in income as each payment of stated principal is made, based on the product of the total remaining amount of the de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the outstanding stated principal amount of the energy recovery bond. The OID Regulations also would permit a bondholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" in this prospectus for a description of the election under the OID Regulations.

        If original issue discount on an energy recovery bond is in excess of a de minimis amount, the holder of the energy recovery bond must include in ordinary gross income the sum of the "daily portions" of original issue discount for each day during its taxable year on which it held the energy recovery bond, including the purchase date but excluding the disposition date. In the case of an original holder of an energy recovery bond, the daily portions of original issue discount will be determined as follows.

        As to each "accrual period," that is, each period that ends on a date that corresponds to a payment date and begins on the first day following the immediately preceding accrual period, or in the case of the first period, begins on the closing date, a calculation will be made of the portion of the original issue discount that accrued during this accrual period. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of (1) the sum of (a) the present value, as of the end of the accrual period, of all of the distributions remaining to be made on the energy recovery bond, if any, in future periods and (b) the distributions made on the energy recovery bond during the accrual period of amounts included in the stated redemption price, over (2) the adjusted issue price of the energy recovery bond at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence will be calculated using a discount rate equal to the original yield to maturity of the energy recovery bonds, and possibly assuming that distributions on the energy recovery bond will be received in future periods based on the collateral being prepaid at a rate equal to a prepayment assumption. For these purposes, the original yield to maturity of the energy recovery bond would be calculated based on its issue price and possibly assuming that distributions on the energy recovery bond will be made in all accrual periods based on the collateral being paid at a rate equal to a prepayment assumption. The adjusted issue price of an energy recovery bond at the beginning of any accrual period will equal the issue price of the energy recovery bond, increased by the aggregate amount of original issue discount that accrued on the energy recovery bond in prior accrual periods, and reduced by the amount of any distributions made on the energy recovery bond in prior accrual periods of amounts included in its stated redemption price. The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day. Although the issuer will calculate original issue discount, if any, based on its determination of the accrual periods, a bondholder may, subject to some restrictions, elect other accrual periods.

        A subsequent purchaser of an energy recovery bond that purchases the energy recovery bond at a price, excluding any portion of the price attributable to accrued qualified stated interest, less than its remaining stated redemption price will also be required to include in gross income the daily portions of any original issue discount relating to the energy recovery bond. However, each daily portion will be reduced, if the price is in excess of the energy recovery bond's "adjusted issue price," in proportion to the ratio that the excess bears to the aggregate original issue discount remaining to be accrued on the energy recovery bond. The adjusted issue price of an energy recovery bond on any given day equals:

  •
  the adjusted issue price, or, in the case of the first accrual period, the issue price, of the energy recovery bond at the beginning of the accrual period which includes that day, plus

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  the daily portions of original issue discount for all days during the accrual period prior to that day, less

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  any principal payments made during the accrual period relating to the energy recovery bond.

        Although the foregoing represents the method we intend to adopt in reporting any original issue discount to investors and the IRS, it is possible that the IRS might assert that some other method of accruing original issue discount should have been applied. It is expected that the application of any such other method would result in only minor differences in the timing of the accrual of income from original issue discount.

Market Discount

        A bondholder that purchases an energy recovery bond at a market discount (that is, assuming the energy recovery bond is issued without original issue discount, at a purchase price less than its remaining stated principal amount) will recognize gain upon receipt of each distribution representing stated principal. In particular, under Section 1276 of the Code, the bondholder, in most cases, will be required to allocate the portion of each distribution representing stated principal first to accrued market discount not previously included in income, and to recognize ordinary income to that extent.

        A bondholder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, the election will apply to all market discount bonds acquired by the bondholder on or after the first day of the first taxable year to which the election applies. In addition, the OID Regulations permit a bondholder to elect to accrue all interest, discount, including de minimis market or original issue discount, and premium in income as interest, based on a constant yield method. If this election were made for an energy recovery bond with market discount, the bondholder would be deemed to have made an election to include currently market discount in income for all other debt instruments having market discount that the bondholder acquires during the taxable year of the election or after that year, and possibly previously acquired instruments. Similarly, a bondholder that made this election for an energy recovery bond that is acquired at a premium would be deemed to have made an election to amortize bond premium for all debt instruments having amortizable bond premium that the bondholder owns or acquires. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Premium" in this prospectus. Each of these elections to accrue interest, discount and premium for an energy recovery bond on a constant yield method would be irrevocable.

        However, market discount for an energy recovery bond will be considered to be de minimis for purposes of Section 1276 of the Code if the market discount is less than 0.25% of the remaining principal amount of the energy recovery bond multiplied by the number of complete years to maturity remaining after the date of its purchase. In interpreting a similar rule for original issue discount on obligations payable in installments, the OID Regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied for market discount, possibly taking into account a prepayment assumption. If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Interest and Original Issue Discount" in this prospectus.

        Section 1276(b)(3) of the Code specifically authorizes the U.S. Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment. Until regulations are issued by the U.S. Treasury Department, some rules described in the legislative history to Section 1276 of the Code, or the Committee Report relating to Section 1276 of the Code, apply. The Committee Report indicates that in each accrual period market discount on energy recovery bonds should accrue, at the bondholder's option: (1) on the basis of a constant yield method, or (2) in the case of an energy recovery bond issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the energy recovery bonds as of the beginning of the accrual period. Moreover, any prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount. Because the regulations referred to in this paragraph have not been issued, it is not possible to predict what effect these regulations might have on the tax treatment of an energy recovery bond purchased at a discount in the secondary market. Further, it is uncertain whether a prepayment assumption would be required to be used for the energy recovery bonds if they were issued with original issue discount.

        To the extent that energy recovery bonds provide for periodic distributions throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount. Moreover, in any event, a holder of an energy recovery bond typically will be required to treat a portion of any gain on the sale or exchange of the energy recovery bond as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

        Further, under Section 1277 of the Code, a holder of an energy recovery bond may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry an energy recovery bond purchased with market discount. For these purposes, the de minimis rule referred to in the third preceding paragraph applies. Any deferred interest expense would not exceed the market discount that accrues during that taxable year and is, in most cases, allowed as a deduction not later than the year in which the market discount is includible in income. If the holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by that holder in that taxable year or after that year, the interest deferral rule described above will not apply.

Premium

        If a holder purchases an energy recovery bond for an amount greater than its remaining principal amount, the holder will be considered to have purchased the energy recovery bond with amortizable bond premium equal in amount to the excess. The holder may elect to amortize the premium using a constant yield method over the remaining term of the energy recovery bond and to offset interest otherwise required to be included in income relating to that energy recovery bond by the premium amortized in that taxable year. If this election is made, it will apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires. The OID Regulations also permit bondholders to elect to include all interest, discount and premium in income based on a constant yield method. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" in this prospectus. The Committee Report states that the same rules that apply to accrual of market discount, which rules may require use of a prepayment assumption in accruing market discount for energy recovery bonds without regard to whether the energy recovery bonds have original issue discount, would also apply in amortizing bond premium under Section 171 of the Code. The use of an assumption that there will be no prepayments may be required.

Losses

        Losses sustained during a taxable year from the sale, exchange or worthlessness of an energy recovery bond will be treated as losses from the sale or exchange of a capital asset. Each holder of an energy recovery bond will be required to accrue interest and original issue discount for that energy recovery bond, without giving effect to any reductions in distributions until it can be established that any such reduction ultimately will not be recoverable. As a result, the amount of taxable income reported in any period by the holder of an energy recovery bond could exceed the amount of economic income actually realized by the holder in that period. Although the holder of an energy recovery bond eventually will recognize a loss or reduction in income attributable to interest and original issue discount previously accrued and included income that ultimately will not be realized, the law is unclear as to the timing and character of the loss or reduction in income.

Sales of Energy Recovery Bonds

        If an energy recovery bond is sold, the selling bondholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the energy recovery bond. The adjusted basis of an energy recovery bond, in most cases, will equal the cost of that energy recovery bond to that bondholder, increased by the amount of any original issue discount or market discount previously reported by the bondholder for that energy recovery bond and reduced by any amortized premium and any principal payment received by the bondholder. Except as provided in the following three paragraphs, any gain or loss will be capital gain or loss, provided the energy recovery bond is held as a capital asset, in most cases, property held for investment, within the meaning of Section 1221 of the Code.

        Gain recognized on the sale of an energy recovery bond by a seller who purchased the energy recovery bond at a market discount will be taxable as ordinary income in an amount not exceeding the sum of (i) any portion of the payment received in respect of accrued but unpaid interest on the energy recovery bonds and (ii) the portion of the discount that accrued during the period the energy recovery bond was held by the holder, reduced by any market discount included in income under the rules described under "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" and "—Premium" in this prospectus.

        A portion of any gain from the sale of an energy recovery bond that might otherwise be capital gain may be treated as ordinary income to the extent that the energy recovery bond is held as part of a "conversion transaction" within the meaning of Section 1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in the transaction. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable Federal rate," which rate is computed and published monthly by the IRS, at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

        Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include any net capital gain in total net investment income for the taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

Backup Withholding

        Payments of interest and principal, as well as payments of proceeds from the sale of energy recovery bonds, may be subject to the "backup withholding" under Section 3406 of the Code, as amended, if recipients of the payments fail to furnish to the payor information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from the tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against the recipient's federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

        We will report to the holders and to the IRS for each calendar year the amount of any "reportable payments" during that year and the amount of tax withheld, if any, relating to payments on the energy recovery bonds.

Tax Treatment of Foreign Investors

        Interest paid on an energy recovery bond to a nonresident alien individual, foreign partnership or foreign corporation that has no connection with the U.S. other than holding energy recovery bonds, known as nonresidents, will normally qualify as portfolio interest and will be exempt from federal income tax, except, in general, where (1) the recipient is a holder, directly or by attribution, of 10% or more of the capital or profits interest in us, or (2) the recipient is a controlled foreign corporation to which we are a related person. Upon receipt of appropriate ownership statements, we normally will be relieved of obligations to withhold tax from the interest payments. These provisions supersede the generally applicable provisions of U.S. law that would otherwise require us to withhold at a 30% rate, unless this rate were reduced or eliminated by an applicable tax treaty, on, among other things, interest and other fixed or determinable, annual or periodic income paid to nonresidents. For these purposes a bondholder may be considered to be related to us by having common ownership with us or any affiliate. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

        The payment of the proceeds from the sale of energy recovery bonds to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder of the energy recovery bond certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. With certain exceptions, the payment of the proceeds from the sale of energy recovery bonds to or through the foreign office of a broker generally will not be subject to backup withholding.

        Non-United States holders should consult their tax advisors regarding the application of withholding information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the non-United States holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Penalty Protection

        If penalties were asserted against purchasers of the offered certificates in respect of their treatment of the offered certificates for tax purposes, the summary of tax considerations contained, and the opinions stated, herein and in the prospectus supplement may not meet the conditions necessary for purchasers' reliance on that summary and those opinions to exculpate them from the asserted penalties.

STATE AND OTHER TAX CONSEQUENCES

        In addition to the federal income tax consequences described in "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS," potential investors should consider the state and local tax consequences of the acquisition, ownership, and disposition of the energy recovery bonds offered by this prospectus. State tax law may differ substantially from the corresponding federal tax law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, prospective investors should consult their tax advisors about the various tax consequences of investments in the energy recovery bonds offered by this prospectus.

ERISA CONSIDERATIONS

        Before making an investment in the energy recovery bonds, benefit plans that are subject to Title I of ERISA and/or the prohibited transaction provisions of Section 4975 of the Code, or similar restrictions, which we refer to as benefit plans, should review the following summary of issues.

        This summary is based on the provisions of ERISA and/or Section 4975 of the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

        Benefit plans may purchase energy recovery bonds subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements under ERISA or the Code applicable to investments by the benefit plan. Accordingly, among other factors, the investing fiduciary should consider whether: (i) such investment would satisfy the prudence and diversification requirements of ERISA; (ii) such investment would be consistent with the documents and instruments governing the benefit plan; (iii) such investment is made solely in the interest of participants and beneficiaries of the benefit plan; (iv) the acquisition and holding of energy recovery bonds would result in a non-exempt "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code; and (v) such investment would violate ERISA's prohibition on improper delegation of control over or responsibility for plan assets.

Plan Asset Issues

        In contemplating an investment in the energy recovery bonds, fiduciaries of benefit plans should also carefully consider the definition of the term "plan assets" in Section 2510.3-101 of the regulations promulgated by the U.S. Department of Labor, or DOL. Under the plan asset regulations, if a benefit plan invests in an "equity interest" with respect to a corporation, partnership, trust or another specified entity, the underlying assets and properties of the entity may be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing benefit plan. According to the plan asset regulations, an interest is not an "equity interest" if it is treated as an indebtedness under applicable local law and has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, it appears that the energy recovery bonds should not be treated as equity interests for purposes of the plan asset regulations. Accordingly, our assets should not be treated as the assets of benefit plans investing in the energy recovery bonds.

        If the energy recovery bonds were considered "equity interests," our assets would be deemed to be "plan assets," and a portion of those assets would be attributable to each of the benefit plans that have purchased energy recovery bonds. In such event, with respect to benefit plans subject to Title I of ERISA that have purchased energy recovery bonds, the prudence, diversification, exclusive benefit and other requirements of ERISA generally applicable to investments by benefit plans would extend to the assets.

Prohibited Transactions

        ERISA and Section 4975 of the Code generally prohibit certain transactions involving the assets of a benefit plan and persons who have certain specified relationships to the benefit plan ("parties in interest" as defined in ERISA or "disqualified persons" as defined in the Code (collectively, "Parties in Interest")). If the assets are deemed to be "plan assets," DRC charges received by the servicer would be deemed, for purposes of the prohibited transaction rules, to flow indirectly from customers to benefit plans that own energy recovery bonds. As a result, if one or more customers were Parties in Interest with respect to a benefit plan that owned that class or series of energy recovery bonds, such holding could be deemed to constitute a prohibited transaction.

Additional Prohibited Transaction Issues

        Regardless of whether our assets are deemed to be "plan assets," the acquisition of energy recovery bonds by a benefit plan could, depending upon the facts and circumstances, constitute or result in a prohibited transaction under ERISA and/or Section 4975 of the Code if the seller, the underwriters or any of their affiliates, are Parties in Interest with respect to the benefit plan. However, such a prohibited transaction may be exempt under ERISA and Section 4975 of the Code if the energy recovery bonds were acquired pursuant to and in accordance with one or more prohibited transaction "class exemptions", or PTCEs, issued by the DOL. The PTCEs that may apply to the acquisition and holding of energy recovery bonds include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company pooled general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). If the purchase of energy recovery bonds were to constitute or result in a non-exempt prohibited transaction, the purchase might have to be rescinded.

        Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of benefit plans which consider purchasing energy recovery bonds in reliance on any of these or other PTCEs should carefully review such PTCE to assure it is applicable.

        A benefit plan investor shall be deemed to have represented and warranted that the use of plan assets to purchase and hold the energy recovery bonds does not and will not constitute or otherwise result in a non-exempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Code.

        In this regard, any potential investor that is an insurance company investing assets out of its general account should consider the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. vs. Harris Trust and Savings Bank, 510 U.S. 86 (1993), which in certain circumstances treats those general account assets as assets of a benefit plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and Section 4975 of the Code. In addition, such potential investor should consider the effect of Section 401 of ERISA and the regulations thereunder. Insurance companies which consider purchasing energy recovery bonds for their general accounts should also consider whether any state laws regulating insurance affect the purchase of energy recovery bonds.

Importance of Obtaining Professional Advice

        PROSPECTIVE INVESTORS THAT ARE BENEFIT PLANS ARE STRONGLY URGED TO CONSULT THEIR OWN ERISA AND TAX ADVISORS REGARDING THE CONSEQUENCES OF AN INVESTMENT IN THE ENERGY RECOVERY BONDS.

        The sale of energy recovery bonds to a benefit plan shall not be deemed a representation by the seller, us or the underwriters that this investment meets all relevant legal requirements with respect to benefit plans generally or any particular benefit plan.

PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS

        General.    The energy recovery bonds of each series will be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters.

        The distribution of energy recovery bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

        It is not anticipated that any of the energy recovery bonds will be listed on any securities exchange or the Nasdaq Stock Market.

        Compensation to Underwriters.    In connection with the sale of the energy recovery bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell energy recovery bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may re-allow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the energy recovery bonds of a series may be deemed to be underwriters under the Securities Act of 1933, or the Securities Act. Any discounts or commissions received by the underwriters from us and any profit on the resale of the energy recovery bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. These underwriters or agents will be identified, and any compensation received from us will be described, in the applicable prospectus supplement related to a series of energy recovery bonds.

        Other Distribution Issues.    Under agreements which may be entered into by the seller and us, underwriters and agents who participate in the distribution of the energy recovery bonds may be entitled to indemnification by the seller and us against liabilities specified therein, including under the Securities Act. The underwriters may, from time to time, buy and sell the energy recovery bonds, but there can be no assurance that a secondary market will develop and there is no assurance that this market, if established, will continue.

VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS

        Certain legal matters relating to the energy recovery bonds will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, and for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California. Orrick, Herrington & Sutcliffe LLP, San Francisco, California, will also deliver its opinion with respect to the federal tax consequences of the issuance of the energy recovery bonds and will render reasoned opinions referenced in "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions—Future California legislative action may limit or alter the DRC charges or the recovery property, which is the primary source of payments on your energy recovery bonds, or the financing order, or may contravene the State pledge." Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon certain legal matters under Delaware law.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may from time to time offer the energy recovery bonds in one or more offerings.

        This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered energy recovery bonds, please refer to the registration statement of which this prospectus is a part. Each time we offer energy recovery bonds, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered energy recovery bonds. The prospectus supplement may also add, delete, update or change information contained in this prospectus. Before purchasing any energy recovery bonds, you should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described under the section of this prospectus titled "WHERE YOU CAN FIND MORE INFORMATION."

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the energy recovery bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of its date and as of the date of the applicable prospectus supplement to the extent that prospectus supplement adds, deletes, updates or changes information in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the SEC relating to the energy recovery bonds. This prospectus and each prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and each prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. You may also read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Information filed with the SEC is also available to the public over the Internet at the SEC's website at http://www.sec.gov.

        We will also file with the SEC all of the periodic reports we are required to file under the Securities Exchange Act of 1934, or the Exchange Act, and the rules, regulations or orders of the SEC thereunder. We may discontinue filing periodic reports under the Exchange Act at the beginning of the fiscal year following the issuance of the energy recovery bonds of any series if there are fewer than 300 holders of such bonds.

        The SEC allows us to incorporate by reference into this prospectus certain information we file with the SEC. This means we can disclose important business, financial and other information in this prospectus by referring you to the documents containing the information. All information we incorporate by reference is deemed to be part of this prospectus, unless we update or supercede that information by the information contained in the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supercede any previous information that is part of this prospectus or the applicable prospectus supplement.

        We incorporate by reference into this prospectus our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the energy recovery bonds offered hereby.

        Each person to whom this prospectus is delivered may request a copy of these filings and a copy of the prospectus, any applicable prospectus supplement, the servicing agreement, the applicable indenture and sale agreement and all amendments to such documents, and the other documents which establish the terms of the energy recovery bonds offered hereby at no cost by writing or contacting us at the following address:

      Secretary
      PG&E Energy Recovery Funding LLC
      245 Market Street, Room 424
      San Francisco, CA 94105
      Telephone: (415) 973-6252

PG&E Energy Recovery Funding LLC

        Until 90 days after the date of this prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in the offering described in this prospectus supplement, may be required to deliver a prospectus supplement and prospectus. This is in addition to the dealers' obligation to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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  Filed pursuant to Rule 424(b)(5) Registration No. 333-119762

SUMMARY OF TERMS—PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SERIES 2005-2 BONDS
TABLE 1
TABLE 2 Expected Amortization Schedule Outstanding Class Principal Balance
TABLE 3 Weighted Average Life Sensitivity
TABLE 4
THE RECOVERY PROPERTY FOR THE SERIES 2005-2 BONDS
SERVICING
OUTSTANDING ENERGY RECOVERY BONDS
INDENTURE TRUSTEE
UNDERWRITING THE SERIES 2005-2 BONDS
Principal Amount
RATINGS FOR THE SERIES 2005-2 BONDS
TAX MATTERS
LEGAL MATTERS

SUMMARY OF TERMS—PROSPECTUS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
BACKGROUND AND OVERVIEW
THE RECOVERY PROPERTY
THE SERVICER OF THE RECOVERY PROPERTY
PG&E ENERGY RECOVERY FUNDING LLC
THE SALE AGREEMENTS
THE SERVICING AGREEMENTS
THE ENERGY RECOVERY BONDS
RATINGS FOR THE ENERGY RECOVERY BONDS
HOW WE AND THE SELLER WILL USE THE PROCEEDS OF THE ENERGY RECOVERY BONDS
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
STATE AND OTHER TAX CONSEQUENCES
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS
VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
PG&E Energy Recovery Funding LLC